SCHEDULE 14A
(RULE
14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.  )

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☒	Definitive proxy statement

☐	Definitive additional materials

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Aon plc
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Proxy Summary	1

Proposal 1—Resolutions Regarding the Election of Directors	9
Director Nominee Bios	10
Corporate Governance	16
Security Ownership of Directors and Executive Officers	28
Principal Holders of Voting Securities	29

Proposal 2—Advisory Resolution on Executive Compensation	30
Compensation Discussion and Analysis	31
Compensation Committee Report	48
Executive Compensation	49

Report of the Audit Committee	74

Proposal 3—Resolution to Ratify the Appointment of Independent Registered Public Accounting Firm	76

Proposal 4—Resolution to Re-appoint Ernst & Young Chartered Accountants Ireland the Company’s Statutory Auditor Under Irish Law	77

Proposal 5—Resolution to Authorize the Board or the Audit Committee of the Board to Determine the Remuneration of the Company’s Statutory Auditor Under Irish Law	77

Proposal 6—Resolution to Renew the Board’s Authority to Issue Class A Ordinary Shares Under Irish Law	78

Proposal 7—Resolution to Authorize the Board to Opt-Out of Statutory Pre-emption Rights Under Irish Law	79

Proposal 8—Resolution to Approve the Aon plc 2011 Incentive Plan, as Amended and Restated	81

Other Information	89

Questions and Answers About the 2025 Annual General Meeting and Voting	95

Appendix A	A-1

Appendix B	B-1

Notice of Annual General Meeting of Shareholders

Friday, June 27, 2025 8:30 a.m. Irish Standard Time	70 Sir John Rogerson’s Quay Dublin 2, Ireland

We are pleased to invite you to join the board of directors (the “Board” or the “Board of Directors”) and senior leadership at the Aon plc (“Aon” or the “Company”) annual general meeting of shareholders (the “Annual Meeting”) scheduled for Friday, June 27, 2025, at 8:30 a.m. Irish Standard Time.

Items of Business:

1.	By separate resolutions, to elect the 12 director nominees described in the proxy statement.

2.	To approve by an advisory resolution the compensation of the Company’s named executive officers.

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (“Ernst & Young US”) for the fiscal year ending December 31, 2025.

4.

To re-appoint Ernst & Young Chartered Accountants as the Company’s statutory auditor under Irish law (“Ernst & Young Ireland”), to hold office until the conclusion of the Company’s next annual general meeting.

5.	To authorize the Board or the Audit Committee of the Board to determine the remuneration of Ernst & Young Ireland, in its capacity as the Company’s statutory auditor under Irish Law.

6.	To authorize the Board to issue Class A Ordinary Shares under Irish Law.

7.	To authorize the Board to opt-out of statutory pre-emption rights under Irish Law.

8.

To approve the amendment and restatement of the Aon plc 2011 Incentive Plan, as amended and restated (the “Shareholder-Approved Plan”) to increase the number of shares available for issuance thereunder.

Shareholders are strongly encouraged to vote their shares by proxy in advance of the Annual Meeting by one of the methods described on pages 95-96 of the proxy statement. Shareholders who wish to attend the Annual Meeting virtually may do so via webcast at meetnow.global/MDCGLRH, as further described on page 97 of the proxy statement. Note that attending the Annual Meeting virtually will not allow you to vote at the Annual Meeting. During the Annual Meeting, the Board will present, for consideration by the shareholders, the Company’s statutory financial statements under Irish law for the fiscal year ended December 31, 2024 (including the reports of the directors and the Irish statutory auditor thereon), and a review of the Company’s affairs. We urge you to read the attached proxy statement for additional information concerning the matters to be considered at the Annual Meeting. The proxy statement shall be deemed incorporated into this notice.

Holders of Class A Ordinary Shares at the close of business on April 11, 2025, can vote at the Annual Meeting. A shareholder of record entitled to attend and vote at the Annual Meeting may appoint one or more proxies to attend, speak, and vote on his or her behalf by any of the procedures set out below and on pages 95-96 of the proxy statement. A proxy holder need not be a shareholder of record. To be valid, a proxy must be received by the Company using one of such procedures no later than 5:00 pm (Irish Standard Time) on June 26, 2025 (or in the case of an adjournment or postponement thereof, such later time as may be announced by the Company not being greater than 48 hours before the adjourned or postponed meeting), the proxy deadline.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on June 27, 2025.

The proxy statement, our Annual Report for the fiscal year ended December 31, 2024, and our Irish financial statements are available at www.envisionreports.com/AON. This notice and proxy statement are first being mailed or made available to shareholders on or about April 28, 2025.

By Order of the Board of Directors,

Darren Zeidel

Company Secretary

April 28, 2025

Your vote is important

Only holders of Class A Ordinary Shares as of the record date April 11, 2025, can vote at the Annual Meeting. Please cast your vote as soon as possible in one of the following ways:

Internet Online at www.envisionreports.com/AON and follow the instructions on your proxy card or notice of internet availability

Telephone Call 1-800-652-VOTE (8683)

Mail Mark, sign and date your proxy card or voting instruction form and return it in the postage-paid envelope

If you are a beneficial owner, you should follow the directions provided by your broker, bank or other nominee. You may submit instructions by telephone or through the Internet to your broker, bank, or other nominee, or request and return a paper proxy card to your broker, bank, or other nominee.

Proxy Summary

Voting Matters

Shareholders are being asked to vote on the following matters at the Annual Meeting:

Proposal	Our Board’s Recommendation

1. Resolutions Regarding the Election of Directors (page 9) The 12 nominees possess the necessary qualifications and diversity of perspectives to provide effective oversight of the Company.	FOR each nominee

2. Advisory Resolution on Executive Compensation (page 30)

The Company seeks a non-binding advisory vote to approve the compensation of its named executive officers. The Board values shareholders’ opinions, and the Organization and Compensation Committee will take into account the outcome of the advisory vote when making future executive compensation decisions.

FOR

3. Resolution to Ratify the Appointment of Independent Registered Public Accounting Firm (page 76)

The Board believes that the continued retention of Ernst & Young US to serve as our independent registered public accounting firm is in the best interests of the Company and its shareholders.

FOR

4. Resolution to Re-Appoint Ernst & Young Ireland as the Company’s Statutory Auditor Under Irish law (page 77)

The Board believes that the continued retention of Ernst & Young Ireland to serve as our statutory auditor under Irish law from the conclusion of the Annual Meeting until the conclusion of the next annual general meeting of the Company is in the best interests of the Company and its shareholders.

FOR

5. Resolution to Authorize the Board or the Audit Committee of the Board to Determine the Remuneration of the Company’s Statutory Auditor Under Irish Law (page 77)

We are asking our shareholders to authorize the Board or the Audit Committee to determine Ernst & Young Ireland’s remuneration as our statutory auditor under Irish law.

FOR

6. Resolution to Authorize the Board to Issue Shares Under Irish Law (page 78)

We are asking our shareholders to authorize the renewal of the Board’s authority to issue authorized but unissued shares and to grant rights to acquire such shares with the terms set forth in the proposal.

FOR

7. Resolution to Authorize the Board to Opt-Out of Statutory Pre-Emption Rights Under Irish Law (page 79)

We are asking our shareholders to authorize the renewal of the Board’s current authority and power to opt-out of statutory pre-emption rights which are currently included in the Company’s Articles of Association.

FOR

8. Resolution to Approve the Shareholder-Approved Plan (page 81)

The Company seeks approval to amend and restate its Shareholder-Approved Plan in order to increase the number of shares available for issuance under the Shareholder-Approved Plan by 3,800,000 shares, extend the term of the plan and make certain other changes described in this proxy statement. The proposed Shareholder-Approved Plan, is set forth in Appendix B to this proxy statement.

FOR

We are providing the enclosed proxy materials to you in connection with the solicitation by the board of directors (the “Board”) of Aon plc (“Aon” or the “Company”) of proxies to be voted at the annual general meeting of shareholders to be held on June 27, 2025 (the “Annual Meeting”), or any adjournment or postponement thereof. The Annual Meeting will be held at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland. This proxy statement is first being mailed or made available to shareholders on or about April 28, 2025.

2025 Aon Proxy Statement  1

Who We Are

Aon is in the Business of Better Decisions

Aon exists to shape decisions for the better — to protect and enrich the lives of people around the world. Through actionable analytic insight, globally integrated Risk Capital and Human Capital expertise, and locally relevant solutions, our colleagues provide clients in over 120 countries with the clarity and confidence to make better risk and people decisions that protect and grow their businesses.

Our 3x3 Plan – with a focus on three commitments over three years (2024-2026) – is enabling Aon to go further, faster to address client need:

1.	Help clients make better decisions on interconnected issues through integrated analytics and collaboration across our Risk Capital and Human Capital capabilities.

2.	Deliver to all client segments through our Aon Client Leadership model that starts with client need and brings the best of Aon to serve our clients as one global firm.

3.

Deploy artificial intelligence (“AI”) and advanced analytics to transform data into real-time, actionable insights and provide clients with digitally-enabled, consistently-excellent service through our global Aon Business Services platform.

Through our 3x3 Plan we will accelerate our Aon United strategy to deliver critical outcomes for clients, colleagues and shareholders.

What We Do

Our Solutions

We are a leading global professional services firm providing a broad range of Risk Capital and Human Capital solutions. Through our experience, global reach and comprehensive analytics, we help clients meet rapidly changing, increasingly complex and interconnected risk and people challenges.

Risk Capital	Human Capital

Commercial Risk Shifts in technology, economics and geopolitics are creating unprecedented volatility. We help clients identify, measure and manage their risk exposure.	Reinsurance Businesses, governments and communities need to become more resilient. Our expertise and insight help (re)insurers navigate uncharted territories and create more relevant solutions.	Health Health is declining, costs are rising and workers have vastly different needs. We help companies improve employee health and wellbeing.	Wealth Global business is becoming increasingly difficult to navigate. We help employers, fiduciaries and investment officers optimize results and provide a more secure future for their stakeholders.

Corporate Sustainability and Risk

Management of corporate sustainability risks – including those related to environmental, social and governance (“ESG”) matters – is an increasingly important priority for our clients. At Aon, helping clients manage risk – including those relating to corporate sustainability and ESG – is at the core of what we do. We offer a wide range of risk assessment, consulting, and advisory solutions, many of which are significant parts of our core business offerings, designed to address and manage corporate sustainability and ESG issues for clients, and to enable our clients to create more sustainable value.

2  2025 Aon Proxy Statement

As a professional services firm, Aon’s approach to risk management, including oversight of corporate sustainability and ESG risks, is a priority. The Board, as a whole and through its committees, oversees the Company’s ESG risks and opportunities, as well as related strategies, goals and objectives, and performance. The Board regularly reviews and discusses our ESG risks and opportunities, including Aon’s decarbonization and sustainability efforts and people-related risks, such as colleague satisfaction and engagement survey results, workforce engagement, pay equity, colleague well-being, talent retention and succession planning. We are committed to improving inclusion and wellbeing at Aon at all levels of our organization and have published certain of our workforce demographic data in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Our EEO-1 Employer Information Summary Reports are available on our website at www.aon.com. Our Board is committed to continued adherence to effective corporate governance best practices, including oversight of enterprise risk management.

2025 Aon Proxy Statement  3

2024 Highlights

In 2024, we delivered strong performance across each of our key financial metrics, in line with our objectives and guidance. Additionally, we completed the acquisition of NFP, meaningfully expanding our presence in the fast-growing middle market segment. We also returned $1.6 billion of capital to shareholders through share repurchases and dividends, highlighting our strong free cash flow generation and disciplined capital allocation model.

In assessing our performance, we focus on our performance against four non-GAAP metrics that we communicate to shareholders: organic revenue growth, adjusted operating margin, adjusted diluted earnings per share, and free cash flow. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Management also uses these measures to assess operating performance and performance for compensation. These non-GAAP metrics should be viewed in addition to, not instead of, our consolidated financial statements and notes thereto. A reconciliation of these non-GAAP metrics to the most directly comparable GAAP metrics is set forth in Appendix A to this proxy statement.

“Our strong performance in 2024 reflects outstanding execution across all aspects of our strategy. With year one of our 3x3 Plan complete, we have momentum and are well-positioned to drive long-term value creation for our colleagues, clients and shareholders.”

Greg Case, President and CEO

In 2024, we continued to deliver across these four metrics:

•	Total revenue growth was 17%, reflecting acquired revenues from NFP and 6% organic revenue growth, driven by net new business and ongoing strong retention.

•

Operating margin was 24.4% and adjusted operating margin was 31.5% in 2024, driven primarily by the addition of NFP and an increase in operating expenses, partially offset by 6% organic revenue growth and $110 million of net restructuring savings.

•	Diluted earnings per share was $12.49 per share and adjusted diluted earnings per share was $15.60 per share in 2024.

•

Cash flows provided by operating activities decreased 12% to $3.0 billion in 2024 compared to the prior year, due to higher cash taxes, and payments related to restructuring, legal settlement expenses, transaction and integration costs, partially offset by strong adjusted operating income growth and working capital improvements. Free cash flow decreased 11%, to $2.8 billion in 2024 compared to the prior year, reflecting a decrease in cash flows provided by operating activities, partially offset by a $34 million decrease in capital expenditures as spend in the prior year was elevated.

4  2025 Aon Proxy Statement

Our Board of Directors

In August 2024, we announced that Admiral James Stavridis joined our Board effective August 15, 2024. Admiral Stavridis serves on the Finance Committee of the Board. On April 10, 2025, we announced that Fulvio Conti will be retiring from our Board effective at the Annual Meeting. Upon Mr. Conti’s retirement, our Board will be composed of 12 directors, 11 of whom are independent, including the Board Chair. It is a priority of the Governance/Nominating Committee to identify candidates for the Board of Directors who bring to our Board a wide variety of experiences, skills, qualifications and perspectives that strengthen their ability to carry out their oversight responsibilities.

Our Governance/Nominating Committee also considers a number of demographic and other factors in seeking to develop a Board that, as a whole, has the appropriate background, skills and experiences in the context of the needs of the Board.

As part of our ongoing Board refreshment process, we welcomed two new independent directors in 2024, four new independent directors since 2022, and seven new independent directors since 2016.

2025 Aon Proxy Statement  5

Directors

Name	Age	Director Since	Current Committee Membership	Other Boards†

Lester B. Knight, Chair*	66	1999	Executive Committee - Chair Governance/Nominating Committee - Chair Inclusion & Wellbeing Sub-Committee	—

Gregory C. Case, President and CEO	62	2005	Executive Committee Inclusion & Wellbeing Sub-Committee	—

Jose Antonio Álvarez*	65	2024	Audit Committee Organization and Compensation Committee	1

Jin-Yong Cai*	65	2016	Finance Committee Organization and Compensation Committee	—

Jeffrey C. Campbell*	64	2018	Audit Committee - Chair Executive Committee Organization and Compensation Committee	2

Fulvio Conti*††	77	2008	Audit Committee Executive Committee Finance Committee - Chair Governance/Nominating Committee	—

Cheryl A. Francis*	71	2010	Finance Committee Governance/Nominating Committee Inclusion & Wellbeing Sub-Committee - Chair Organization and Compensation Committee	2

Adriana Karaboutis*	62	2022	Audit Committee Governance/Nominating Committee	3

Richard C. Notebaert*	77	1998	Executive Committee Finance Committee Governance/Nominating Committee Inclusion & Wellbeing Sub-Committee Organization and Compensation Committee - Chair	—

Gloria Santona*	74	2004	Audit Committee Governance/Nominating Committee Inclusion & Wellbeing Sub-Committee	—

Sarah E. Smith*	66	2023	Finance Committee Inclusion & Wellbeing Sub-Committee	1

Byron O. Spruell*	60	2020	Audit Committee Inclusion & Wellbeing Sub-Committee Organization and Compensation Committee	—

Admiral James G. Stavridis*	69	2024	Finance Committee	1

* Independent director

† Number of current other public company directorships or listed business development company trusteeships

†† Mr. Conti is retiring effective at the Annual Meeting.

6  2025 Aon Proxy Statement

Corporate Governance Highlights

Aon’s commitment to good corporate governance is integral to our business. Highlights of our strong corporate governance practices include:

Annual election of all directors and active Board refreshment	Separation of Board Chair and CEO	Strong Board oversight of risk management programs

12 of 13 directors are independent	Directors elected by a majority of votes cast in an uncontested election	Active shareholder engagement

Regular executive sessions of the Board and its committees	Shareholder ability to call a special meeting	Robust share ownership guidelines for directors and senior executives

Annual evaluation process for the Board, Committees, and individual directors	Corporate Governance Guidelines include Board oversight of director commitments and “overboarding” limitations	Comprehensive director orientation program

2024 Executive Compensation Highlights

The core principle of our executive compensation program continues to be pay for performance, as we continue towards our goal of being the leading global professional services firm focused on risk, health, and wealth.

Leadership Performance Program. In early 2025, we settled performance share units (“PSUs”) granted to our NEOs in 2022 under our seventeenth LPP cycle (“LPP 17”). The settlement of those units in Class A Ordinary Shares was contingent upon achieving adjusted diluted earnings per share of at least $38.20 (threshold performance) over the performance period from January 1, 2022 to December 31, 2024, and reflects achievement of adjusted diluted earnings per share of $42.12, which exceeded the target performance level adjusted diluted earnings per share of $39.72. In 2024, we granted PSUs under our nineteenth LPP cycle (“LPP 19”) to each of our NEOs, which are expected to be settled in 2027 contingent upon the Company’s adjusted diluted earnings per share growth performance over the January 1, 2024 to December 31, 2026 performance period.

Annual Incentive Compensation. Annual incentives paid to our NEOs reflected our application of the incentive pool funding framework adopted by the Organization and Compensation Committee (the “Compensation Committee”), as well as the committee’s evaluation of each NEO’s contributions to our business and financial results, delivery of key strategic initiatives, and personal leadership qualities. The incentive pool funding determination included both a pre-established formulaic financial component (80% weighted), based on comparison of current year adjusted operating income results against the prior year, and a non-formulaic People & Culture component (20% weighted), based on Company’s progress across four areas: wellbeing, inclusion, engagement, and retention. Target annual incentive opportunities for our NEOs for 2024, as a percentage of base salary, remain unchanged from 2023. Once determined, annual incentives to our NEOs (other than Mr. Case) were paid 65% in cash and 35% in the form of time-vested restricted share units, which provides value to our executives that is tied to the long-term performance of the Company. Mr. Case’s annual incentive was paid 65% in the form of cash and 35% in the form of performance share units under our twentieth LPP cycle, as a further tie to the long-term

2025 Aon Proxy Statement  7

Compensation-Related Best Practices

performance of the Company. Annual incentives for 2024 were awarded to our NEOs in early 2025 following the Company’s achievement of adjusted operating income of $4,939 million. The annual incentive awards are described in more detail in the section captioned “Annual Incentive Awards Under Our Shareholder-Approved Plan” below.

Our compensation philosophy and related governance features are complemented by several policies and practices designed to align our executive compensation program with the long-term interests of our shareholders, including the following:

Robust share ownership guidelines for senior executives and directors	Clawback and forfeiture provisions in the event of fraud or a material violation of Company policies	Annual say-on-pay vote for shareholders

Robust annual risk assessment of compensation structure, policies and practices	People & Culture performance metric for determining executive annual incentives	Prohibition on hedging transactions by all employees and directors; prohibition on pledging by executive officers and directors

Pay for performance philosophy weighted towards variable at-risk performance-based compensation	No dividends or dividend equivalents paid on unvested equity awards	Effective balance between differentiated short-term and long-term performance factors and incentives

8  2025 Aon Proxy Statement

Proposal 1 — Resolutions Regarding the Election of Directors

The Board of Directors unanimously recommends that shareholders vote “FOR” each nominee to serve as director.

What am I voting on?

The current members of the Board, other than Fulvio Conti, are standing for election, in each case to serve until our 2026 annual general meeting. The 12 directors who are standing for election are named below.

The Governance/Nominating Committee of the Board (the “Governance/Nominating Committee”) has recommended to the Board that each director be nominated. With respect to Mr. Case, his employment agreement provides that he will be nominated for election as a director at each annual general meeting of shareholders during the period of his employment. All nominees for director have consented to being named in this proxy statement and have agreed to serve as directors if re-elected. We have no reason to believe that any of the nominees will not be available to serve as a director. However, if any nominee should become unavailable to serve for any reason, the proxies may be voted for such substitute nominees as may be designated by the Board, or the Board may reduce its size.

The term of each director expires at the next annual general meeting of shareholders, and each director will continue in office until the election of his or her respective successor or until his or her earlier resignation or removal in accordance with the Company’s articles of association (the “Articles”) or the Irish Companies Act 2014, as amended (the “Irish Companies Act”). Consistent with the terms of the Articles, the Board currently is authorized to have up to 21 directors, and the number of directors was most recently set by the Board at 13. Fulvio Conti has decided to retire from the Board effective at the Annual Meeting. Following Mr. Conti’s retirement, the Board expects to reduce the size of the Board to 12. Due to Mr. Conti’s retirement, there are fewer director nominees named in the proxy statement than the number fixed pursuant to the Company’s Articles. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Our governing documents provide that a director nominee be elected by a majority of votes cast in an uncontested election. If an incumbent director nominee fails to receive a majority of the votes cast in an election that is not a contested election, the director must offer to tender a resignation, and the Board shall decide, through a process managed by the Governance/Nominating Committee, whether to accept or reject the resignation or whether other action shall be taken. In reaching its decision, the Governance/Nominating Committee and the Board may consider any factors they deem appropriate and relevant. The Board will act on the recommendation of the Governance/Nominating Committee at its next regularly scheduled meeting and will promptly disclose the rationale for its decision in a Form 8-K furnished to the SEC.

A shareholder may: (i) vote for the election of a nominee; (ii) vote against the election of a nominee; or (iii) abstain from voting on a nominee. Unless an executed proxy contains instructions to the contrary, it is assumed that the proxy will be voted “FOR” the re-election of each nominee named on the following pages.

The form of shareholder resolution for this proposal is below:

RESOLVED THAT, the following individuals be, and each hereby is, by way of separate ordinary resolution, re-elected to serve as director for a term expiring at the next annual general meeting of shareholders and until the election of his or her respective successor or until his or her earlier removal or resignation pursuant to the Articles or the Irish Companies Act:

Lester B. Knight Jose Antonio Álvarez Jin-Yong Cai Jeffrey C. Campbell Gregory C. Case Cheryl A. Francis	Adriana Karaboutis Richard C. Notebaert Gloria Santona Sarah E. Smith Byron O. Spruell James G. Stavridis

Aon values a number of attributes and criteria when identifying nominees to serve as a director, including professional background, expertise, reputation for integrity, business, financial and management experience, leadership capabilities, international experience and perspectives, and diversity of viewpoints, backgrounds, work and other experiences and other demographics, as well as the ability to commit sufficient time and attention to the activities of the Board. We believe all of the nominees are individuals with a reputation for integrity, demonstrate strong leadership capabilities, and are able to work collaboratively to make contributions to the Board and management. Biographical information about the nominees and the experience, qualifications, attributes, and skills considered by our Governance/Nominating Committee and the Board in determining that the nominees should serve as a director appears below.

2025 Aon Proxy Statement  9

Director Nominee Bios

Committees: • Executive Committee (Chair) • Governance/Nominating Committee (Chair) • Inclusion & Wellbeing Sub-Committee Director Since: 1999 Age: 66

Lester B. Knight

Mr. Knight is a Founding Partner of RoundTable Healthcare Partners and the former Vice Chairman and director of Cardinal Health, Inc., a diversified healthcare service company. Mr. Knight was Chairman of the Board and Chief Executive Officer of Allegiance Corporation from 1996 until February 1999, and had been with Baxter International, Inc. from 1981 until 1996, where he served as Corporate Vice President from 1990, Executive Vice President from 1992 and as a director from 1995. Mr. Knight became Chairman of the Board of Directors of Aon in August 2008. He is a life director of NorthShore University Health System and Junior Achievement of Chicago, a life Trustee of Northwestern University and a member of the Civic Committee of The Commercial Club of Chicago.

Skills & Qualifications:

Mr. Knight’s experience as the founder of a private equity firm focused on investing in the healthcare industry, his executive background at several leading healthcare companies, and his financial and investment expertise provide the Board with global perspective, executive leadership and oversight experience. In addition, his role in chairing our Governance/Nominating Committee and his previous leadership and Board experience at other public companies position him to effectively lead the Board and promote a robust, deliberative decision-making process among independent directors. Mr. Knight also provides valuable perspectives with his broad experience in corporate governance, strategic transactions, business transformation and growth, and risk oversight.

Committees: • Executive Committee • Inclusion & Wellbeing Sub-Committee Director Since: 2005 Age: 62

Gregory C. Case

Mr. Case has served as Chief Executive Officer and a director of Aon since April 2005, and as President since March 2025. In addition, Mr. Case previously served as Aon’s President from 2005 to 2018. Prior to joining Aon, Mr. Case was with McKinsey & Company, the global management consulting firm, for 17 years where he served on the governing Shareholders’ Council and as head of the Global Insurance and Financial Services Practice. Prior to joining McKinsey, Mr. Case was with the investment banking firm of Piper, Jaffray and Hopwood and the Federal Reserve Bank of Kansas City. Mr. Case is a former director of Discover Financial Services.

Skills & Qualifications:

As President and Chief Executive Officer of Aon, Mr. Case brings to the Board his day-to-day experiences leading Aon’s colleagues serving clients across Commercial Risk, Reinsurance, Health, and Wealth solution lines, and his intimate knowledge of Aon’s business, strategy and operations. Mr. Case’s background as a management consultant, including in the global insurance and financial services areas, brings critical industry and business development knowledge to the Board. His extensive and specific knowledge of Aon and its global businesses provides our Board with a unique and valuable understanding of the Company’s priorities for our clients, colleagues and shareholders, and enables him to keep the Board apprised of the most significant developments impacting the Company and to guide the Board’s discussion and review of the Company’s strategy.

10  2025 Aon Proxy Statement

Committees: • Audit Committee • Organization and Compensation Committee Director Since: 2024 Age: 65 Current Public Company Directorship: • Banco Santander, S.A.

Jose Antonio Álvarez

Mr. Álvarez is the former Chief Executive Officer of Banco Santander, S.A., a Spanish multinational financial services company, and currently serves as Vice Chair and a non-executive director of Santander. Mr. Álvarez first joined Santander in 2002 and served as Executive Vice President and Chief Financial Officer from 2004 to 2014. In 2015, Mr. Álvarez was appointed Chief Executive Officer of Santander and served in that role until his retirement in 2022. Mr. Álvarez previously served as a member of the supervisory boards of Santander Consumer Bank AG, Santander Consumer Holding GmbH and Santander Bank Polska, S.A., and as a director of SAM Investments Holdings Limited, Santander Consumer Finance, S.A. and Santander Holdings USA, Inc. In addition, Mr. Álvarez previously served as a board member of Bolsas y Mercados Españoles, S.A. and Banco Santander (Brasil) S.A.

Skills & Qualifications:

Mr. Álvarez’s experience as former chief executive officer, and previously chief financial officer, of a multinational financial services company provides the Board with deep knowledge and expertise in international finance, and unique insights into emerging and global markets and investments. In addition, as a member or prior member of the boards of directors of several international companies that invest globally, Mr. Álvarez brings substantive expertise in business strategy in international markets, as well as business transformation, regulatory compliance, information technology and risk management, to the Board. Mr. Álvarez’s extensive financial background and experience has led the Board to determine that he is an “audit committee financial expert” as defined by the Securities and Exchange Commission (the “SEC”).

Committees: • Finance Committee • Organization and Compensation Committee Director Since: 2016 Age: 65

Jin-Yong Cai

Mr. Cai is a Partner at Global Infrastructure Partners, a global private equity investment firm and wholly-owned subsidiary of BlackRock, Inc. Prior to his current position, Mr. Cai was a Partner at TPG Capital, L.P., a global private equity investment firm. From 2012 to 2016, Mr. Cai was the Chief Executive Officer of the International Finance Corporation, a member of the World Bank Group and the largest global development institution focused on private sector development. Before the International Finance Corporation, Mr. Cai worked in the financial services industry for nearly two decades, including 12 years with Goldman Sachs Group, as a Partner and its top executive in China. He began his career at the World Bank Group. Mr. Cai is a former director of PetroChina Company Limited and Syngenta Group.

Skills & Qualifications:

Mr. Cai’s experience in global finance and international business, particularly in the Asia-Pacific region, enhances the Board’s global perspectives and provides unique insights into global markets. Mr. Cai’s increased level of financial literacy and extensive background with international finance and global management, including areas relating to investment banking and private equity, provide valuable perspective and knowledge relating to financial risk and risks related to the Company’s international activities and growth strategies.

2025 Aon Proxy Statement  11

Committees:

• Audit Committee (Chair)

• Executive Committee

• Organization and Compensation Committee

Director Since: 2018

Age: 64

Current Public Company Directorships:

• Hexcel Corporation

• Marathon Petroleum Corporation

Jeffrey C. Campbell

Mr. Campbell served as Chief Financial Officer of American Express Company, a financial services company, from July 2013 until August 2023, and as Vice Chairman from April 2021 to March 2024. From 2004 to 2013, Mr. Campbell served as Executive Vice President and Chief Financial Officer at McKesson Corporation, a leading healthcare services, information technology and distribution company. Prior to his time at McKesson, Mr. Campbell spent 13 years at AMR Corporation and its principal subsidiary, American Airlines, ultimately becoming its Chief Financial Officer in 2002. Mr. Campbell serves as the Lead Director and Chair of the Audit Committee of Hexcel Corporation and as a director of Marathon Petroleum Corporation, where he also serves on the Audit Committee. Mr. Campbell is also a board member of The Julliard School and previously served on the Board of the Lincoln Center for the Performing Arts and as Chair of the Lincoln Center Corporate Fund.

Skills & Qualifications:

Having served as chief financial officer of three multinational, publicly traded companies, Mr. Campbell adds financial expertise and risk management leadership to the Board. His significant business experience, deep financial acumen and leadership in the development of diverse talent provide the Board and its committees with valuable, broad ranging management perspective. He also brings to the Board substantial experience in the areas of compliance, risk oversight, corporate finance, strategy, corporate governance and corporate social responsibility, as well as knowledge and experience relating to the financial services sector. This experience has also led the Board to determine that Mr. Campbell is an “audit committee financial expert” as defined by the SEC.

Committees:

• Inclusion & Wellbeing Sub-Committee (Chair)

• Finance Committee

• Governance/Nominating Committee

• Organization and Compensation Committee

Director Since: 2010

Age: 71

Current Public Company Directorships:

• HNI Corporation

• Morningstar, Inc.

Cheryl A. Francis

Ms. Francis served as Executive Vice President and Chief Financial Officer of R.R. Donnelley & Sons Co., a publicly traded print media company, from 1995 until 2000. Since 2000, Ms. Francis has served as a business consultant and, since August 2008, as Co-Chair of the Corporate Leadership Center. From 2002 until 2008, she served as Vice Chairman of the Corporate Leadership Center. Prior to her role at R.R. Donnelley, Ms. Francis served on the management team of FMC Corporation and its subsidiary, FMC Gold, including serving as Chief Financial Officer of FMC Gold from 1987 through 1991, and Treasurer of FMC Corporation from 1993 through 1995. She was also an adjunct professor for the University of Chicago Graduate School of Business from 1991 through 1993. Ms. Francis currently serves as a director of HNI Corporation and Morningstar, Inc., and previously served as a director of Hewitt Associates, Inc. from 2002 until the Company’s acquisition of Hewitt Associates, Inc. in 2010.

Skills & Qualifications:

Ms. Francis’s background as a chief financial officer of a large publicly traded company provides the Board with an increased level of financial literacy, as well as regulatory and business oversight. In addition, her role as a Board member of other public companies provides valuable perspective on matters of risk oversight, strategy, corporate governance, and human capital management. As Co-Founder of the Corporate Leadership Center’s CEO Perspectives and Leading Women Executives, Ms. Francis is a leading voice on inclusion and leadership development and brings focus to our work to promote corporate social responsibility.

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Committees: • Audit Committee • Governance/Nominating Committee Director Since: 2022 Age: 62 Current Public Company Directorships: • Perrigo Company plc • Autoliv Inc. • Savills plc

Adriana Karaboutis

From 2017 to August 2023, Ms. Karaboutis served as Chief Information and Digital Officer of National Grid PLC, one of the world’s largest public utility companies focused on transmitting and distributing electricity and gas in the UK and northeast US. She previously served as Executive Vice President, Technology, Business Solutions and Corporate Affairs at Biogen Inc., a global biotechnology company, from September 2014 to March 2017. In that role, she introduced leading digital and data science capabilities that unlocked value across the drug discovery, development, and delivery processes. From December 2015, she also oversaw global public affairs, government affairs, public policy and patient advocacy. From March 2010 to September 2014, Ms. Karaboutis was Vice President and Global Chief Information Officer of Dell, Inc., a global technology company. Ms. Karaboutis previously spent more than 20 years at General Motors Company and Ford Motor Company in various international leadership positions, including global production planning, computer-integrated manufacturing, supply chain operations and information technology. Ms. Karaboutis serves as a director of Perrigo Company plc, a global over-the-counter consumer goods and pharmaceutical company, Autoliv Inc., a global supplier of automotive safety systems, and Savills plc, a British real estate services company. She previously served on the boards of directors of Aspen Technology, Advance Auto Parts and Blue Cross Blue Shield of Massachusetts.

Skills & Qualifications:

Ms. Karaboutis’ background as a chief information officer for a public utility company and a global technology company provides the Board with valuable insight and experience in technology, cybersecurity, data privacy and data security matters, as well as business operations and continuity. In addition, Ms. Karaboutis’ experience in developing and delivering digital solutions and data science capabilities and overseeing innovative technology enhances the Board’s perspective in innovative strategies. Ms. Karaboutis’ role as a current and former board member of multiple public companies provides valuable global perspective on matters of risk oversight, corporate governance and executive management.

Committees:

• Organization and Compensation Committee (Chair)

• Executive Committee

• Finance Committee

• Governance/Nominating Committee

• Inclusion & Wellbeing Sub- Committee

Director Since: 1998

Age: 77

Richard C. Notebaert

From June 2002 until August 2007, Mr. Notebaert served as Chairman and Chief Executive Officer of Qwest Communications International Inc., a leading provider of broadband Internet-based data, voice and image communications. He previously served as President and Chief Executive Officer of Tellabs, Inc., which designs and markets equipment to providers of telecommunications services worldwide, from August 2000 to June 2002, and as a director of Tellabs from April 2000 to June 2002. He served as Chairman of the Board and Chief Executive Officer of Ameritech Corporation, a full-service communications company, from 1994 until 1999. Mr. Notebaert first joined Ameritech Corporation in 1983 and served in significant positions within the Ameritech organization before his election as Vice Chairman in January 1993, President and Chief Operating Officer in June 1993 and President and Chief Executive Officer in January 1994. Mr. Notebaert is a Trustee Emeritus of the Board of Trustees of the University of Notre Dame. Mr. Notebaert previously served as a director of American Electric Power and Cardinal Health, Inc., and as Chairman of the Board of Trustees of the University of Notre Dame.

Skills & Qualifications:

Mr. Notebaert’s background as a chairman and chief executive officer of several large international communications companies provides the Board with substantial management expertise, including in the areas of global operations, technology and innovation, and strategic planning. In addition, Mr. Notebaert’s executive and board leadership experience provides valuable perspectives on matters of corporate governance, human capital management, executive compensation, and risk oversight.

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Committees: • Audit Committee • Governance/Nominating Committee • Inclusion & Wellbeing Sub-Committee Director Since: 2004 Age: 74

Gloria Santona

Ms. Santona served as Of Counsel at Baker McKenzie, an international law firm, from 2018 to 2022. Prior to Baker McKenzie, Ms. Santona served as Executive Vice President, General Counsel and Secretary of McDonald’s Corporation from 2001 to 2017 when she retired. After joining McDonald’s in 1977, Ms. Santona held positions of increasing responsibility in the legal department, serving as U.S. General Counsel from December 1999 to June 2001 and corporate General Counsel from 2001 to 2017. She is a member of the Audit Committee and the Governance Committee of the Rush System for Health, and former member of the Board of Directors of the American Society of Corporate Secretaries, the Association of Corporate Counsel and the Minority Corporate Counsel Association. Ms. Santona is also a former member of the Boards of Trustees of Rush University Medical Center, the Chicago Zoological Society and the Chicago Symphony Orchestra, and the Boards of Directors of The Chicago Network, the Chicago Food Depository and the National Immigrant Justice Center.

Skills & Qualifications:

Ms. Santona’s legal background, including her experience serving as a general counsel and secretary of a large international corporation, brings critical perspective to the Board and enhances the Board’s global risk management and oversight capabilities. Ms. Santona’s diverse legal background contributes corporate governance, legal, regulatory and compliance expertise, and further brings valuable perspective on long-term growth strategy planning. Under Ms. Santona’s leadership, McDonald’s legal department won numerous awards for its commitment to inclusivity and pro bono, and Ms. Santona’s service and leadership experience at non-profit organizations deepens the Board’s expertise on human capital management and social and governance priorities.

Committees: • Finance Committee • Inclusion & Wellbeing Sub-Committee Director Since: 2023 Age: 66 Current Public Company Directorship • Nuveen Churchill Private Capital Income Fund

Sarah E. Smith

Ms. Smith is a former member of the Management Committee of The Goldman Sachs Group, Inc., a global investment banking, securities and investment management firm. Ms. Smith joined Goldman Sachs in 1996 and was named Managing Director in 1998 and Partner in 2002. During her tenure, Ms. Smith served as the Controller and Chief Accounting Officer of the firm until 2017, and subsequently as the Chief Compliance Officer from 2017 to 2020. Ms. Smith then served as Senior Advisor to Goldman Sachs from 2020 until her retirement in 2021. Prior to joining Goldman Sachs, Ms. Smith worked in the National and Audit practices of KPMG in both London and New York and held several finance positions at Bristol-Myers Squibb. Ms. Smith is a member of the Board of Trustees of the Financial Accounting Foundation since September 2020. Ms. Smith attended City of London University (Dip. Acc) and is a Fellow of the Institute of Chartered Accountants in England and Wales. Ms. Smith serves as a Trustee of the Nuveen Churchill Private Capital Income Fund and as a board member of two private companies: Klarna Bank A.B. and Via Transportation.

Skills & Qualifications:

Ms. Smith’s background as a chief accounting officer and chief compliance officer of a global investment banking firm provides the Board with an increased level of financial literacy and enhances the Board’s expertise in the oversight of risk management and compliance. In addition, Ms. Smith’s experience in the investment banking and asset management industries brings valuable insight to the Company’s business strategy and operations in professional and financial services.

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Committees: • Audit Committee • Organization and Compensation Committee • Inclusion & Wellbeing Sub-Committee Director Since: 2020 Age: 60

Byron O. Spruell

Mr. Spruell is the President of League Operations at the National Basketball Association, a position he has held since August 2016. Prior to joining the National Basketball Association, a professional basketball league, Mr. Spruell spent 20 years at Deloitte LLP, most recently as its Vice Chairman, Central Region Marketplace Leader and Chicago Managing Principal. He serves on several non-profit boards, including the University of Notre Dame Board of Trustees, the Museum of Science and Industry, Metropolitan Family Services in Chicago and the Jackie Robinson Foundation.

Skills & Qualifications:

Mr. Spruell has extensive executive leadership experience, with a focus on strategy, business continuity and application of analytics and innovation. His background in a professional services firm and as a current executive at the National Basketball Association also provides the Board with valuable experience in operations management, human capital management and talent development, as well as colleague health and wellness. Mr. Spruell’s experiences at Deloitte LLP and as Chair of the Audit Committee of the University of Notre Dame’s Board of Trustees further elevates the Board’s financial and accounting expertise. Additionally, Mr. Spruell’s service on non-profit boards enhances the Board’s perspectives around community engagement and social impact.

Committees: • Finance Committee Director Since: 2024 Age: 69 Current Public Company Directorship: • Fortinet, Inc.

Admiral James G. Stavridis

Admiral Stavridis serves as Partner and Vice Chair, Global Affairs of Carlyle Group Inc., a global investment firm, a position he has held since 2018. Admiral Stavridis is a former member of the United States Navy, serving from 1976 to 2013 and rising to the rank of 4-star Admiral in 2009. His commands included four years as the 16th Supreme Allied Commander with The North Atlantic Treaty Organization (NATO), where he oversaw operations in Afghanistan, Libya, Syria, the Balkans, and counter piracy off the coast of Africa, as well as three years commanding the U.S. Southern Command, with responsibility for all military operations throughout Latin America. Following his military career, he served as dean of The Fletcher School of Law and Diplomacy at Tufts University. Admiral Stavridis serves as chair of the board of trustees of The Rockefeller Foundation, as a member of the board of directors of Fortinet, Inc., a cybersecurity company, and as a director of several private companies and non-profit organizations. He previously served as a board member of American Water Works Company, Inc., a publicly traded water utility company, and as a director of the Neuberger Berman Funds.

Skills & Qualifications:

Admiral Stavridis brings extensive government and leadership experience as a result of his military service, providing the Board with global perspective and expertise in the areas of strategic planning and investments, leadership, global operations and technology. As a nationally recognized cybersecurity expert he brings to the Board substantial knowledge and insights in the areas of regulatory compliance, risk management, and cybersecurity matters. In addition, Admiral Stavridis’s extensive experience in private sector and government leadership positions enhances the Board’s perspectives in conducting business in diverse geo-political environments. His longstanding commitments to government and educational organizations contribute valuable insights to the Board on corporate social responsibility and human capital management matters.

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Corporate Governance

We are committed to effective corporate governance, which we believe helps us sustain our success and build long-term value for our shareholders and other stakeholders. Aon’s Corporate Governance Guidelines provide the framework for our system of corporate governance, which, together with our committee charters and Code of Business Conduct, set forth standards of conduct for employees, officers and directors. The Board and its committees provide oversight of Aon’s overall performance, strategic direction, and executive management team performance, including management of the Company’s top risks and mitigation plans. The Board also reviews major initiatives and transactions and advises on key financial and business matters. The charter of each standing committee and sub-committee, the Corporate Governance Guidelines, and the Code of Business Conduct are available on the corporate governance section of our website at http://www.aon.com/about-aon/corporate-governance/corporate-governance.jsp. For more information about our Board’s and management’s oversight of risks please see “Board Role in Risk Oversight” below.

Corporate Governance Best Practices

Board Independence. All of our directors are independent, with the exception of our Chief Executive Officer.

Independent Chair. We have had an independent chair Board leadership structure since 2008.

Active Board Refreshment. Four new independent directors have been nominated in the last five years.

Inclusion & Wellbeing Sub-Committee. The Inclusion & Wellbeing Sub-Committee of the Governance/Nominating Committee helps to ensure focused evaluation, oversight and management of Aon’s inclusion and wellbeing strategies and initiatives.

Annual Elections with Majority Voting. Directors are elected annually by a majority of votes cast in an uncontested election.

Robust Year-Round Shareholder Engagement Program. Aon seeks input from shareholders to better understand shareholder perspectives on long-term strategy, governance practices, executive compensation and other business priorities, including corporate sustainability and human capital considerations through extensive outreach and engagement.

Oversight of Director Commitments. Our Governance/Nominating Committee regularly reviews director commitments, and our Corporate Governance Guidelines limit a director’s service on outside boards.

Annual Board, Committee and Director Peer Evaluations. Annually, Aon’s directors review and complete comprehensive evaluations on Board effectiveness, committee performance and individual peer assessment, facilitated by an experienced external third party.

Shareholder Right to Call a Special Meeting. Our shareholders owning 10% of our shares may request that the Company call an extraordinary general meeting, in accordance with the requirements of the Irish Companies Act.

Share Ownership Guidelines. We maintain robust share ownership guidelines for our directors and senior executives.

Executive Sessions. Our independent directors meet regularly in executive sessions.

Director Onboarding and Education. Our directors receive a comprehensive onboarding when they join the Board and continue to receive ongoing education relevant to our business and strategy.

Prohibitions on Hedging and Pledging Company Shares. Our Board has adopted an insider trading policy which, among other things, specifically prohibits all employees and directors from engaging in short sales, publicly traded options, puts and calls, forward sale contracts and other swap, hedging and derivative transactions relating to our securities. The policy also specifically prohibits our executive officers and directors from holding our securities in margin accounts or pledging our securities as collateral for a loan.

Board Leadership Structure

The positions of Chief Executive Officer and Chair of the Board are currently held by separate individuals. Greg Case serves as our Chief Executive Officer, and Lester Knight serves as the Non-Executive Chair of the Board. Pursuant to our Corporate

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Governance Guidelines, the same or different persons may hold the positions of Board Chair and Chief Executive Officer. At this time, the Board believes that having an independent Board Chair is the most appropriate Board leadership structure. As Non-Executive Chair, in addition to serving as liaison between the Board and management, Mr. Knight sets the agendas for, and presides over, the Board meetings and also chairs executive sessions of the non-management directors. Our Chief Executive Officer is also a member of the Board and participates in its meetings to provide valuable insight into the most significant developments facing the Company and to guide the Board’s discussion and review of the Company’s strategy. The Board believes the separation of the positions of Chief Executive Officer and Chair is the most appropriate structure at this time to best serve the Company and its shareholders, as it allows our Chief Executive Officer focus on the management of the Company and the Chair to ensure that the Board is focused on its oversight responsibilities, including independent oversight of management. The structure also facilitates robust communications between management and the Board and provides effective oversight by independent directors, including oversight of risks. The Board retains the flexibility to revise this structure based upon its periodic assessment and review of the Company’s needs and leadership.

Board Role in Risk Oversight

Risk is inherent and evolving in every business, and how well a business manages risk can ultimately determine its success. Our enterprise risk management (“ERM”) program covers the range of material risks to Aon, including strategic, operational, financial, compliance, human capital, technology, security and ESG risks. The Board oversees Aon’s risk management program and allocates certain oversight responsibilities to its committees or any sub-committee, as appropriate. Each committee regularly reports to the Board on risk matters under its purview. The Board and its committees regularly review our risk management policies, processes and controls. The Board has delegated to the Audit Committee the primary responsibility for the oversight of the Company’s ERM program.

Management carries out the daily processes, controls, and practices of our risk management program, many of which are embedded in our operations. In addition, as part of our ERM process, management identifies, assesses, prioritizes, monitors, and develops mitigation plans for Aon’s top risks. The Board believes that establishing the right tone at the top and maintaining full and open communication between management and the Board are essential for effective risk management and oversight. As such, the Board and its committees regularly review and discuss with management the Company’s risk landscape, ERM governance, and progress on key risk management priorities, including emerging risks associated with growth initiatives and changing geopolitical and macroeconomic conditions. Throughout the year, the Board and the committees review the Company’s management of risk, including but not limited to the areas of cybersecurity and data security, data privacy, business continuity, compliance with government regulations, errors & omissions claims, financial performance, liquidity, taxes, mergers and acquisitions, ESG and human capital management.

In addition, members of senior management attend Board and committee meetings (including private sessions with independent directors when invited) and are available to address any questions or concerns raised by the Board related to risk management and any other matters. For more information on committee responsibilities with respect to risk oversight, please see the section titled “Board of Directors and Committees” below.

Cybersecurity, Data Security, and Data Privacy Risk Management and Board Oversight

Cybersecurity, data security, and data privacy matters are an important focus of our Board’s oversight of risk. The Audit Committee has primary responsibility for the oversight of cybersecurity risk and engages in regular discussion with management regarding cybersecurity and privacy risk mitigation and incident management, including risks arising from the use of AI. The Company’s management, including the Chief Privacy and Data Trust Officer and the Chief Information Security Officer, regularly presents (no less than twice annually) to the Audit Committee of the Board regarding cybersecurity, data security, and data privacy matters.

Aon’s cybersecurity, data security, and data privacy programs are designed to protect the personal and confidential data of our clients and our colleagues. Aon engages in a risk-based approach to adopting and implementing appropriate technical, organizational, administrative, and physical safeguards for cybersecurity. One key component to safeguard against risks facing Aon’s technology and security is Aon’s ERM program, as discussed above, which includes management’s

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identification, assessment, prioritization, and mitigation of cybersecurity risks. In addition, the Company has embedded responsible AI principles in its Code of Conduct and established a cross-functional AI working group which is focused on enabling innovation while mitigating risks. Our AI governance program assesses and prioritizes AI opportunities, solutions and risks across the firm, and the Company’s management provides relevant updates regarding such matters to the Board. In addition, employees across the Company receive periodic training and education on cybersecurity-related topics and governance matters.

Aon has established a Global Privacy and Data Trust Office led by a Chief Privacy and Data Trust Officer and comprised of full-time privacy professionals located around the globe, responsible for implementing Aon’s data privacy program, and designing and developing data privacy compliance solutions.

In addition, Aon maintains a global Information Security organization, led by our Chief Information Security Officer, with dedicated information security personnel responsible for protecting Aon’s information. Refer to Part I, Item 1C of Aon’s Annual Report on Form 10-K for the year ended December 31, 2024, for further information regarding Aon’s cybersecurity and risk management.

Oversight of Corporate Sustainability and ESG-related Risks and Opportunities

Our Board and management recognize that the full spectrum of corporate sustainability, including the priorities of ESG and related risks, are evolving in their significance to the business, and accordingly, oversight of ESG risks is a continuing and dynamic commitment. Aon’s Corporate Governance Guidelines provide that the full Board oversees the Company’s ESG risks and opportunities, as well as the Company’s ESG strategies, goals and objectives, and performance. The Board may from time-to-time delegate certain aspects of its ESG and related risk oversight responsibilities to one or more of its committees or sub-committees which report on such matters directly to the Board. The governance and ongoing execution of our ESG strategy is the responsibility of leaders and key internal partners across Aon, and the Board regularly reviews and oversees our ESG strategy, program and goals.

The Board reviews Aon’s ESG and climate strategy and, more generally, the Board (including through its committees) oversees the company’s ESG risks and opportunities, including human capital management, governance, climate, executive compensation, and inclusion and wellbeing. The full Board (or its committees) regularly reviews and discusses people-related risks and opportunities, including colleague satisfaction and engagement survey results, pay equity, colleague wellbeing, succession planning, employment law matters and conduct and ethics matters. The full Board also reviews progress against Aon’s inclusion and wellbeing strategy and initiatives. For more information on Aon’s approach to corporate sustainability and ESG efforts, please see our latest Aon Impact Report, which can be found on the Company’s website, www.aon.com. The information in the Aon Impact Report or otherwise on the Company’s website is not incorporated by reference into, and does not form part of, this proxy statement.

Director Independence

Aon’s Corporate Governance Guidelines require that a majority of directors meet the independence requirements of the New York Stock Exchange (the “NYSE”). The Corporate Governance Guidelines further provide that each of the Audit Committee, Governance/Nominating Committee and Compensation Committee be composed entirely of independent directors.

The Board has affirmatively determined that each nominee for director other than Mr. Case is independent. Mr. Case is considered a management director because of his position as our President and Chief Executive Officer. In addition, the Board has affirmatively determined that Dr. Carolyn Woo, who retired as a director effective as of June 21, 2024, was independent during the time she served on the Board, and that Mr. Conti, who will be retiring from the Board effective as of the Annual Meeting, is independent.

In determining that each of the non-management directors is independent, the Board also considered the following relationships that it deemed were immaterial to such director’s independence:

•

With respect to Mr. Knight, Mr. Cai, Mr. Campbell, Mr. Spruell, and Admiral Stavridis, the Board considered that, in the ordinary course of business, Aon has sold services to, or received services from, a company or other entity at which the

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director is (or during 2024 was) an employee and the amount that we received from or paid to the entity in any of the previous three fiscal years was below the greater of $1 million or two percent (2%) of that entity’s annual revenue; and

•

With respect to Mr. Knight, Ms. Francis, Mr. Notebaert, and Mr. Spruell, the Board considered that Aon or certain of its affiliates made charitable contributions in 2024 to organizations in which the director or the director’s spouse was an officer, director, or trustee. In each case, the amount that we contributed was below the greater of $1 million or two percent (2%) of that organization’s consolidated gross revenue.

Board of Directors and Committees

The Board met five times in 2024. All nominees for director who served as a director in 2024 attended at least 75% of the total meetings of the Board and the standing committees and sub-committees on which they served during the period for which they served. In accordance with NYSE rules and the Corporate Governance Guidelines, non-management directors meet regularly in executive session without management. Mr. Knight, the Non-Executive Chair, chairs these executive sessions.

The Board has five standing committees: the Executive Committee, the Audit Committee, the Finance Committee, the Governance/Nominating Committee and the Compensation Committee. The Board has also established the Inclusion & Wellbeing Sub-Committee as a standing sub-committee of the Governance/Nominating Committee.

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Executive Committee

When the Board is not in session, the Executive Committee is empowered to exercise the power and authority in the management of the business and affairs of Aon as would be exercised by the Board, subject to certain exceptions. The current members of the Executive Committee are Lester B. Knight, Gregory C. Case, Jeffrey C. Campbell, Fulvio Conti and Richard C. Notebaert.

Audit Committee

The Company has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The primary purposes of the Audit Committee are to assist the Board with the oversight of: the integrity of Aon’s financial statements, financial reporting process and internal controls;

•	Aon’s compliance with legal and regulatory requirements and ethics programs;

•	the engagement of Aon’s independent auditor and its qualifications, independence and performance;

•	subject to the provisions of Irish law, the appointment and performance of Aon’s statutory auditor as required under Irish law; and

•	the performance of Aon’s internal audit function.

The Audit Committee is authorized to retain outside counsel or other experts as it deems appropriate to carry out its duties and responsibilities. The Board has also delegated to the Audit Committee the primary responsibility for the oversight of the Company’s risk management. The Audit Committee reviews and discusses with management Aon’s guidelines and policies with respect to risk assessment and enterprise risk management, including the major financial risk exposures facing the Company and the steps management has taken to monitor and control such exposures. The Audit Committee also has primary responsibility for oversight of cybersecurity risk and engages in regular discussion with management regarding cybersecurity risk mitigation and incident management. The Audit Committee also has general oversight responsibility for the Company’s legal, regulatory, and ethics policies and programs and annually reviews the adequacy of those policies and programs, including Aon’s Code of Business Conduct. In addition, the Audit Committee periodically reviews with management any material correspondence with, or other action by, regulators or governmental agencies.

The current members of the Audit Committee are Jeffrey C. Campbell, Jose Antonio Álvarez, Fulvio Conti, Adriana

Karaboutis, Gloria Santona, and Byron O. Spruell. In 2024, the Audit Committee met nine times. The Board has determined that each of the members of the Audit Committee is independent as defined by the rules of the NYSE and under the Company’s categorical independence standards, as well as Rule 10A-3 under the Exchange Act. In addition, as required by the rules of the NYSE, the Board has determined that all of the Audit Committee members are financially literate, and that Mr. Álvarez, Mr. Campbell, and Mr. Conti are “audit committee financial experts” within the meaning of rules promulgated by the SEC.

Additional information regarding the Audit Committee’s responsibilities may be found in this proxy statement in the section captioned “Report of the Audit Committee.”

Finance Committee

The Finance Committee is primarily responsible for assisting the Board with monitoring and overseeing:

•	Aon’s balance sheet, including its long-term capital plan, capital structure and capital management strategy;

•

the Company’s proposed mergers, acquisitions, joint ventures and divestitures and the financial implications of such proposed transactions in accordance with the Company’s policies and practices with respect to such proposed transactions and activities;

•	all long-term passive investments of the Company, other than such investments made pursuant to the Company’s co-investment policies approved by the Committee;

•	the financial, investment and actuarial policies and objectives of Aon’s U.S. tax-qualified defined benefit plans;

•	the investment performance of the Company’s non-U.S. benefit and retirement plans;

•	the Company’s corporate financing activities, including the issuance or guarantee of securities by the Company and its subsidiaries, and the offering terms of such securities and guarantees;

•	the Company’s treasury activities, including its liquidity risk, reviewing entry into and status of credit facilities and the use of derivatives and management of foreign exchange risk; and

•	Aon’s major insurance programs, including any self-insurance programs.

The current members of the Finance Committee are Fulvio Conti, Jin-Yong Cai, Cheryl A. Francis, Richard C. Notebaert, Sarah E. Smith, and Admiral James G. Stavridis. Each member of the Finance Committee is independent as

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defined in the independence standards of the NYSE. The Finance Committee met five times during 2024.

Governance/Nominating Committee

The Governance/Nominating Committee oversees the risks associated with Aon’s overall governance and its primary responsibilities are to:

•	review with the Board the appropriate skills and criteria required of directors and nominees for director;

•	identify, consider and recommend to the Board candidates for service on the Board;

•	recommend the slate of director nominees for each annual general meeting;

•	advise the Board with respect to the structure and operations of, and qualifications for membership on, the committees of the Board;

•	oversee the annual performance evaluation of the Board and its committees;

•	develop and recommend the Corporate Governance Guidelines to the Board;

•	review related person transactions pursuant to the Company’s Related Person Transactions Policy and approve or ratify such transactions, as the Committee deems appropriate; and

•	establish share ownership guidelines for non-management directors and officers and periodically review compliance.

The current members of the Governance/Nominating Committee are Lester B. Knight, Fulvio Conti, Cheryl A. Francis, Adriana Karaboutis, Richard C. Notebaert, and Gloria Santona. Each member of the Governance/Nominating Committee is independent as defined in the independence standards of the NYSE. The Governance/Nominating Committee met five times during 2024.

Inclusion & Wellbeing Sub-Committee

The Inclusion & Wellbeing Sub-Committee is a standing subcommittee of the Governance/Nominating Committee, and its primary responsibilities are to:

•	oversee management’s inclusion and wellbeing strategies and initiatives, including the efforts of the Company’s Global Inclusive Leadership Council;

•	periodically review and monitor the Company’s policies and practices with respect to inclusion, wellbeing, and equal employment opportunity; and
•	perform any other duties as directed by the Governance/Nominating Committee or the Board.

The current members of the Inclusion & Wellbeing Sub-Committee are Cheryl A. Francis, Gregory C. Case, Lester B. Knight, Richard C. Notebaert, Gloria Santona, Sarah E. Smith, and Byron O. Spruell. The Inclusion & Wellbeing Sub-Committee met four times during 2024.

Compensation Committee

The Compensation Committee assists the Board in carrying out its overall responsibilities with regard to executive and director compensation, including oversight of the determination and administration of our compensation philosophy, policies, programs and plans for executive officers and non-management directors. In addition, among other matters, the Compensation Committee:

•

annually reviews and determines the compensation of Aon’s officers subject to Section 16 of the Securities Exchange Act of 1934 and other members of senior management as the Compensation Committee deems appropriate, including our Chief Executive Officer, subject, in the case of the Chief Executive Officer, to the input of the other independent members of the Board;

•	directly approves the compensation of executive officers other than the Chief Executive Officer, including special hiring and severance arrangements;

•

reviews and makes recommendations to the independent directors, when necessary, with respect to the Company’s incentive compensation plans and equity-based compensation plans and exercises power and authority as may be permitted under those plans;

•

authorizes or approves the adoption, amendment or termination of the Company’s material employee benefit plans and programs and reviews and approves the appointment of fiduciaries with respect to the fiduciary committees of certain of the Company’s employee benefit plans;

•	reviews and makes recommendations to the Board concerning non-management director compensation; and

•	reviews and discusses the compensation disclosures contained in the proxy statement.

As part of these duties, the Compensation Committee reviews the risks associated with Aon’s compensation policies and practices, including a review of Aon’s risk assessment of its compensation policies and practices for its employees.

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In compliance with the committee charter, the Compensation Committee may establish subcommittees consisting of one or more members or other independent directors and may delegate to such subcommittees and management power and authority to carry out such duties as the Compensation Committee may delegate.

The current members of the Compensation Committee are Richard C. Notebaert, Jose Antonio Álvarez, Jin-Yong Cai, Jeffrey C. Campbell, Cheryl A. Francis, and Byron O.

Spruell. Each member of the Compensation Committee is independent as defined in the independence standards of the NYSE and is a non-employee director as defined in Rule 16b-3 promulgated under the Exchange Act. The Compensation Committee met six times during 2024. Additional information regarding the Compensation Committee’s responsibilities may be found in this proxy statement in the sections captioned “Compensation Committee Report” and “Compensation Discussion and Analysis.”

Other Corporate Governance Practices

Board and Committee Evaluations

Our Board engages in ongoing self-evaluation and assessment. Annually, the directors review and complete evaluations on Board effectiveness, committee performance and peer assessment. The Governance/Nominating Committee oversees the annual evaluation process and the Board retains an outside party to review the completed evaluations. Each of the committees and the full Board discuss their self-assessments in executive sessions at least annually. The Governance/Nominating Committee periodically reviews the form and process for Board and Committee self-evaluations. Feedback received regarding individual directors is shared with the Governance/Nominating Committee Chair and the individual directors. In addition, throughout the year, directors have regular opportunities to provide input directly to the Chairman, committee chairs and management on meeting process enhancements, resources, agenda topics for Board and committee meetings and strategy discussions. The Board believes that this evaluation process supports its effectiveness and continuous improvement, as well as continued focus on Board refreshment and composition.

Director Commitments

The Governance/Nominating Committee considers each director’s or nominee’s time commitments, including those related to employment and other board service, to assess the director’s or nominee’s capacity to meet their responsibilities. Our Corporate Governance Guidelines provide that a director must notify the Board Chair prior to accepting any invitation to serve on another public company board, and that a director may not serve on the boards of more than three other public companies, in addition to his or her service on the Board of the Company, unless otherwise approved by the Governance/Nominating Committee. In addition, directors must offer to resign from the Board as a result of a substantial change to their principal occupation, subject to further consideration by the Governance/Nominating Committee.

Director Onboarding and Education

Upon joining our Board, new directors are provided with a comprehensive onboarding covering key topics including our business, strategy and governance. New directors typically participate in introductory meetings with our senior business and functional leaders. On an ongoing basis, directors receive presentations on a variety of topics related to their work on the Board and within the industry, both from senior management and from experts outside of our Company. The Board also receives periodic briefings and education on core concepts and trends that impact our businesses such as information security and AI, and potential risks and opportunities. Directors may also enroll in continuing education programs sponsored by third parties at our expense.

CEO and Senior Leadership Succession Planning

Our Independent Board Chair oversees the Chief Executive Officer succession planning process. The full Board as well as the independent directors, at least annually, discuss CEO succession planning, including emergency succession plans and processes. The Board also regularly reviews and discusses senior leadership succession planning and development. Our Board reviews potential internal senior management candidates with our CEO and our Chief Administrative Officer, including the qualifications, experience, and development priorities for these individuals. Directors engage with potential CEO and senior management successors at Board and committee meetings and in less formal settings to allow directors to personally assess potential CEO and key executive successors. Further, our Board periodically reviews the overall composition of our senior management’s qualifications, tenure, and experience.

22  2025 Aon Proxy Statement

Director Selection and Shareholder Recommendations

Consistent with our Corporate Governance Guidelines, the Governance/Nominating Committee seeks members from diverse backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The Governance/Nominating Committee also considers whether a potential nominee would satisfy independence standards adopted by the Board and the requirements of the NYSE. The Governance/Nominating Committee has sole authority to retain third-party search firms to identify director candidates and to approve such search firm’s fees and other retention terms.

In selecting nominees for director, the Governance/Nominating Committee considers professional background, reputation for integrity, leadership capabilities, skills and experience in the context of the needs of the Board, diversity, and international experience and perspectives. For more information regarding our directors, see page 5 of this proxy statement. When evaluating candidates for nomination as new directors, the Governance/Nominating Committee considers, and requests that the search firms it engages provide, a set of qualified candidates that includes individuals from diverse backgrounds with a variety of experiences and potential contributions to the Board.

When a vacancy exists on the Board due to the expansion of the size of the Board or the resignation or retirement of an existing director or as part of considering ongoing board succession planning, the Governance/Nominating Committee identifies and evaluates potential director nominees. The Governance/Nominating Committee recommends potential director candidates to the full Board, which is responsible for final approval of any director candidate. The effectiveness of the nomination process, including the criteria used for selecting nominees for director, is evaluated by the Board each year as part of its annual self-evaluation process and by the Governance/Nominating Committee as it evaluates and identifies director candidates. Our newest director, Admiral Stavridis, (who was appointed to the Board in August 2024) will stand for election at the Annual Meeting. Admiral Stavridis was identified as a director candidate by a member of the Company’s management for consideration by the Governance/Nominating Committee.

The Governance/Nominating Committee will consider shareholder recommendations for director nominees. Shareholder recommendations will be evaluated against the same criteria used to evaluate other director nominees, which are discussed under “Proposal 1 – Resolutions Regarding the Election of Directors” on page 9 of this proxy statement. Recommendations, together with the name and address of the shareholder making the recommendation, relevant biographical information regarding the proposed nominee and a description of any arrangement or understanding between the shareholder and the proposed nominee, together with any other information required by the Articles, should be sent to the Company Secretary. Shareholder recommendations for director candidates to stand for election at the 2026 annual general meeting must be submitted in writing to the Company Secretary, Aon plc, 15 George’s Quay, Dublin 2, Ireland. Recommendations will be forwarded to the Chair of the Governance/Nominating Committee for review and consideration. For information regarding compliance with the requirements applicable to shareholder nominations to the Board, see “Shareholder Proposals for 2026 Annual General Meeting” on page 94 of this proxy statement.

Communications with the Board of Directors

Shareholders and other interested parties may communicate with the Board, any committee of the Board, our independent Chair, or any of our directors by contacting the non-management directors of Aon plc, c/o the Company Secretary, 15 George’s Quay, Dublin 2, Ireland, or by sending an email to corporate.governance@aon.com.

The non-management directors have established procedures for handling communications from shareholders and other interested parties. Communications are distributed to the Chair of the Governance/Nominating Committee, the full Board, the non-management directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. The Company Secretary will not distribute communications that are unrelated to the duties of the Board, such as spam, junk mail, mass mailings, business solicitations, and advertisements.

Shareholder Engagement

It has been our long-standing practice to actively engage with our shareholders throughout the year so that management and the Board can better understand shareholder perspectives on long-term strategy, governance, executive compensation, human capital management and other topics.

Following our 2024 Annual Meeting, we reached out to our largest shareholders representing over 50% of our outstanding shares, to discuss our say-on-pay vote and other matters of interest to them, including our results and strategy, long-term expectations and financial guidance, corporate governance structure, Board composition and director refreshment and

2025 Aon Proxy Statement  23

tenure, Board oversight of risks, succession planning, executive compensation, including performance-based executive awards, and corporate sustainability related matters. Shareholders representing approximately 42% of our outstanding shares responded to our meeting invitation and met with members of our senior management team, and, in some instances, an independent Board member. We also met with shareholders who proactively requested to meet.

During these meetings, we specifically sought input from shareholders regarding our 2024 say-on-pay vote and enhancements we could make to improve our disclosures regarding our executive compensation programs. In these meetings, several shareholders provided feedback with respect to the structure and quantum of the special awards granted to our then-serving CFO and our then-serving President in 2023, and suggested opportunities to enhance our compensation-related disclosure. We also took the opportunity during these meetings to provide our shareholders with an overview of the Company’s plans to respond to the 2024 say-on-pay vote, and to review shareholder feedback with the Compensation Committee and the full Board for their assessment.

In addition, throughout the year we engage in extensive investor relations, in which members of management regularly meet with investors to discuss Company strategies, financial and operating performance, capital allocation priorities and other topics of interest. In 2024 these outreach activities included engagement of an external firm to conduct an investor perception study involving discussions with large investors to help inform areas of focus and topics of importance to investors.

We share shareholder feedback from these discussions with our Board and its committees, including the Compensation Committee, as we seek to enhance our corporate governance, sustainability and executive compensation practices and improve our disclosures.

2024 Shareholder Engagement Highlights

Who we engaged

Following our 2024 annual shareholders meeting, we reached out to and met with our largest shareholders to engage on our most recent say-on-pay result, Board composition, Board oversight of risks and other corporate governance practices, and corporate sustainability and ESG related matters, as well as our results and strategy, impacts of industry trends and economic volatility.

How we engaged

We reached out to shareholders representing over 50% of our shares outstanding. Shareholders representing approximately 42% of our shares outstanding accepted our invitation to meet and participated in individual conference calls with members of management, and, in some instances, an independent Board member.

In addition, in 2024 we engaged an outside firm to conduct an investor perception study and met with large investors regarding Company strategies, financial and operating performance and capital allocation priorities, among other topics of interest.

What we learned

Based on our shareholder engagement and other feedback from investors throughout the year, we believe we continue to be focused on what matters to our shareholders, including:

• Creating and delivering value for our clients and shareholders

• Strong corporate governance including effective Board composition and refreshment, Board oversight of risks, succession planning, executive compensation, and corporate sustainability and ESG related matters

• Robust disclosure of director experience and skills

• Increasing the context and transparency in our disclosure regarding the use of any one-time awards for executives

• Transparency regarding Company strategy, including insights regarding our acquisition of NFP

24  2025 Aon Proxy Statement

Giving consideration to the feedback we received from investors during our 2024 and 2023 engagement meetings, our Board approved enhancements to our Corporate Governance Guidelines to formalize Board oversight of corporate sustainability and ESG activities and director time commitments. We also continued our approach to director refreshment by electing two new directors in 2024 and adding newer directors to two Board committees. In addition, we expanded disclosure of our CEO and senior management succession planning process.

For more information on our shareholder engagement efforts with respect to executive compensation and consideration of last year’s say-on-pay vote and how we are responding, see page 33 of the Compensation Discussion and Analysis in this proxy statement.

Majority Voting

The Articles and our Corporate Governance Guidelines require that directors be elected by a majority of votes cast in an uncontested election. In a contested election, directors will be elected by plurality vote. In addition, the Corporate Governance Guidelines provide that any incumbent director who fails to receive a majority of the votes cast in an election that is not a contested election, must immediately tender his or her resignation to the Board. The Board will then determine, through a process managed by the Governance/Nominating Committee, whether to accept or reject the resignation, or whether other action shall be taken. In reaching its decision, the Governance/Nominating Committee and the Board may consider any factors they deem appropriate and relevant. The Board will act on the recommendation of the Governance/Nominating Committee at its next regularly scheduled meeting and will promptly disclose the rationale for its decision in a Form 8-K furnished to the SEC.

Share Ownership Guidelines

The Board has adopted Share Ownership Guidelines for Non-Management Directors and Officer Share Ownership Guidelines to align the interests of directors and executive officers with the interests of our shareholders. The guidelines specify a dollar value (expressed as a multiple of salary or cash retainer) of shares that executive officers and directors are expected to accumulate and hold while serving in these positions. The Share Ownership Guidelines for Non-Management Directors provide that each non-management director should attain an investment position in Class A Ordinary Shares equal to five times the annual director retainer. The Share Ownership Guidelines for Non-Management Directors also establish retention rules generally requiring that all shares received by a director (net of withholding, if any) pursuant to his or her service as a Board member be retained until the required investment position is attained. Compliance with the Share Ownership Guidelines for Non-Management Directors is reviewed by the Board on an annual basis, and each non-management director was in compliance for 2024.

Class A Ordinary Shares counted toward attainment of the Share Ownership Guidelines for Non-Management Directors include shares owned outright and shares owned through trusts or entities controlled by the non-management director.

2025 Aon Proxy Statement  25

Further information on the Officer Share Ownership Guidelines for Aon’s senior executives can be found in the section captioned “Compensation Discussion and Analysis”, which begins on page 31.
Insider Trading Policy; Hedging and Pledging
Shares
The Board has adopted an insider trading policy (the “Insider Trading Policy”) governing the purchase, sale, and/or other dispositions of our securities by directors, officers, employees and other covered persons that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations and the listing requirements of the NYSE, which is filed as Exhibit 19.1 to the Company’s Annual Report on form
10-K
for the year ended December 31, 2024 and is available on the Company’s website and described in the Company’s Code of Business Conduct. The Company’s Insider Trading Policy specifically prohibits all directors and employees from engaging in short sales, publicly traded options, puts and calls, forward sale contracts, and other swap, hedging and derivative transactions relating to our securities. The policy also specifically prohibits our executive officers and directors from holding our securities in margin accounts or pledging our securities as collateral for a loan.
Clawback Policy and Forfeiture Provisions
The independent members of our Board adopted a revised Incentive Repayment Policy (For Section 16 Officers) (the “Clawback Policy”) providing for the Company’s recoupment of certain incentive-based compensation received by Aon’s executive officers in the event that the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the securities laws. The Clawback Policy complies with final rules required by the Dodd Frank Act, Section 10D of the Securities Exchange Act of 1934, and NYSE Listing Standards. Under the Clawback Policy, in the event that we are required to prepare an accounting restatement due to material non-compliance
with any financial reporting requirement, we will reasonably promptly recover any excess incentive-based compensation paid to our current and former executive officers based on any misstated financial reporting measure that was received during the three-year period preceding the date we are required to prepare the restatement. A copy of the Clawback Policy was filed as Exhibit 97 to the Company’s Annual Report on Form
10-K
for the year ended December 31, 2024.
Attendance at Annual General Meeting
The Corporate Governance Guidelines provide that directors are expected to attend the annual general meeting. Eleven of the twelve then-serving Board members as of the 2024 annual general meeting attended the 2024 annual general meeting, with one director absent due to a pre-existing
conflict.
Certain Relationships and Related Transactions
Aon has adopted a written Related Person Transaction Policy governing the review and approval of related person transactions. The terms of these procedures provide that the Governance/Nominating Committee will review transactions in which: (i) Aon is a party or participant; and (ii) any director, director nominee, executive officer, or holder of five percent (5%) or more of Aon’s voting securities, an immediate family member of any such person or an entity controlled by any such person or immediate family member, has a direct or indirect material interest. To facilitate the review and approval of related person transactions, Aon’s directors and executive officers complete an annual director and officer questionnaire and disclose all potential related person transactions involving themselves and their immediate family members. Throughout the year, directors and executive officers are required to notify Aon’s General Counsel of any potential related person transactions of which they become aware. Aon’s General Counsel reports these transactions, as well as any other related person transactions of which he is aware, to the Governance/Nominating Committee. The Governance/Nominating Committee considers all relevant facts of any related person transactions to determine whether to approve or ratify the transaction.
In connection with the Company’s acquisition of NFP in April 2024 for an enterprise value of $13.0 billion and in
consideration for his ownership of equity interests in NFP, on April 25, 2024, Admiral Stavridis (who became a director in August 2024) and his family trust were collectively issued 4,809 Class A Ordinary Shares of the Company and $74,189 in cash.
Erin McHenry, the sister of Lori Goltermann, our CEO, Regions and North America, is a colleague in Aon’s construction and infrastructure business. Ms. McHenry received total compensation of approximately $160,000 in 2024.
There have been no
other
related person transactions or pending related person transactions since January 1, 2024 that require disclosure pursuant to Item 404 of Regulation
S-K.

26  2025 Aon Proxy Statement

Compensation Committee Interlocks and Insider Participation
During 2024, the Compensation Committee was composed of Mr. Notebaert (Chair), Mr. Álvarez, Mr. Cai, Mr. Campbell, Ms. Francis, Mr. Spruell and Dr. Woo. No member of the Compensation Committee was, during 2024 or previously, an officer or employee of the Company or any of its subsidiaries. In addition, during 2024, there were no Compensation Committee interlocks required to be disclosed.

2025 Aon Proxy Statement  27

Security Ownership of Directors and Executive Officers

The following table sets forth the number of Class A Ordinary Shares beneficially owned as of April 11, 2025 by each of Aon’s directors, nominees and NEOs and by Aon’s directors and executive officers as a group. As used in this proxy statement, “beneficially owned” means a person has, or may have within 60 days, the sole or shared power to vote or direct the voting of a security and/or sole or shared investment power with respect to a security (i.e., the power to dispose or direct the disposition of a security). No shares held by Aon’s directors or executive officers are pledged as security. The address of each person named in the table below is c/o Aon plc, 15 George’s Quay, Dublin 2, Ireland.

Name	Aggregate Number of Class A Ordinary Shares Beneficially Owned[1]	Percent of Class[2]
Directors
Lester B. Knight[3]	319,978	*
Gregory C. Case[4]	1,593,267	*
Jose Antonio Álvarez	536	*
Jin-Yong Cai	7,418	*
Jeffrey C. Campbell	11,547	*
Fulvio Conti	30,862	*
Cheryl A. Francis	28,220	*
Adriana Karaboutis	1,532	*
Richard C. Notebaert	30,487	*
Gloria Santona	39,124	*
Sarah E. Smith[5]	1,053	*
Byron O. Spruell	5,303	*
James G. Stavridis	5,155	*
Other NEOs
Eric Andersen	177,033	*
Edmund Reese	0	*
Mindy Simon	1,816	*
Lisa Stevens	17,022	*
Christa Davies	141,705	*
All directors and executive officers as a group (22 persons)	2,451,101	1.1%

(1)

The directors, nominees and NEOs, and all directors and executive officers of Aon combined, have sole voting power and sole investment power over the Class A Ordinary Shares listed, except as indicated in notes (3), (4) and (5).

(2)	As of April 11, 2025, we had 216,034,583 Class A Ordinary Shares outstanding.

(3)

Includes 139,000 Class A Ordinary Shares that are beneficially owned by family partnership, 124,604 Class A Ordinary Shares owned by Mr. Knight’s spouse, 39,911 Class A Ordinary Shares owned by trust, and 19,997 Class A Ordinary Shares owned by a family foundation of which Mr. Knight and his spouse are trustees.

(4)	Includes 536,740 Class A Ordinary Shares that are beneficially owned by trust and 585,985 Class A Ordinary Shares held by trusts for which an immediate family member serves as trustee.

(5)	Includes 13 Class A Ordinary Shares that are beneficially owned by trust.

*	An asterisk indicates that the percentage of Class A Ordinary Shares beneficially owned does not exceed 1% of our outstanding Class A Ordinary Shares.

28  2025 Aon Proxy Statement

Principal Holders of Voting Securities

As of April 11, 2025, the beneficial owners of 5% or more of Aon’s Class A Ordinary Shares entitled to vote at the Annual Meeting and known to the Company were:

Name and Address of Beneficial Owner	Number of Class A Ordinary Shares		Percent of Class(1)

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	17,596,572	[2]	8.15%

BlackRock, Inc. 50 Hudson Yards New York, NY 10001	13,428,205	[3]	6.22%

Massachusetts Financial Services Company 111 Huntington Avenue Boston, MA 02199	12,472,491	[4]	5.77%

Capital World Investors 333 South Hope Street, 55th Floor Los Angeles, CA 90071	12,142,251	[5]	5.62%

(1)	As of April 11, 2025, we had 216,034,583 Class A Ordinary Shares outstanding.

(2)

Based upon information contained in a Schedule 13G/A filed with the SEC on February 13, 2024. According to the Schedule 13G/A, The Vanguard Group is an investment adviser and has: (a) sole voting power as to no Class A Ordinary Shares; (b) shared voting power as to 249,859 Class A Ordinary Shares; (c) sole dispositive power as to 16,751,944 Class A Ordinary Shares; and (d) shared dispositive power as to 844,628 Class A Ordinary Shares.

(3)

Based upon information contained in a Schedule 13G/A filed with the SEC on February 1, 2024. According to the Schedule 13G/A, BlackRock, Inc. is a parent holding company and has: (a) sole voting power as to 12,078,011 Class A Ordinary Shares; (b) shared voting power as to no Class A Ordinary Shares; (c) sole dispositive power as to 13,428,205 Class A Ordinary Shares; and (d) shared dispositive power as to no Class A Ordinary Shares.

(4)

Based upon information contained in a Schedule 13G/A filed with the SEC on February 9, 2024. According to the Schedule 13G/A, Massachusetts Financial Services Company is an investment adviser and has: (a) sole voting power as to 11,557,331 Class A Ordinary Shares; (b) shared voting power as to no Class A Ordinary Shares; (c) sole dispositive power as to 12,472,491 Class A Ordinary Shares; and (d) shared dispositive power as to no Class A Ordinary Shares.

(5)

Based upon information contained in a Schedule 13G filed with the SEC on November 13, 2024. According to the Schedule 13G, Capital World Investors is an investment advisor and has (a) sole voting power as to 12,106,946 Class A Ordinary Shares; (b) shared voting power as to no Class A Ordinary Shares; (c) sole dispositive power as to 12,142,251 Class A Ordinary Shares; and (d) shared dispositive power as to no Class A Ordinary Shares.

2025 Aon Proxy Statement  29

Proposal 2–Advisory Resolution on Executive Compensation

The Board unanimously recommends that shareholders vote “FOR” advisory approval of the compensation of Aon’s NEOs.

What am I voting on?

In accordance with applicable law and Section 14A of the Exchange Act, we are providing shareholders with the opportunity to vote on an advisory resolution, commonly known as “say on pay,” approving Aon’s executive compensation as reported in this proxy statement. At our 2024 annual general meeting, we provided shareholders with the opportunity to vote on an advisory resolution regarding the executive compensation of our NEOs as disclosed in the proxy statement for the 2024 annual general meeting, and shareholders approved the proposal by a vote of approximately 69% of the votes cast “for”. Following the results of the “say on frequency” vote held in 2023, we currently conduct advisory “say-on-pay” votes on an annual basis, and we expect to conduct our next advisory vote at our 2026 annual general meeting of shareholders.

We encourage shareholders to read the Compensation Discussion and Analysis beginning on page 31 of this proxy statement, which describes in detail how our compensation policies and procedures operate and are designed to achieve our compensation objectives of (1) directly linking the compensation of our NEOs to our performance and (2) aligning the financial interests of our NEOs with those of our shareholders. We further encourage our shareholders to refer to the Summary Compensation Table for Fiscal Years 2024, 2023, and 2022, and other related tabular and narrative disclosures beginning on page 49 of this proxy statement, which provide detailed information on the compensation of our NEOs.

The Board and the Compensation Committee believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our executive compensation objectives and that the design of our compensation program and the compensation awarded to our NEOs fulfill these objectives.

The form of shareholder resolution for this proposal is below.

RESOLVED THAT, the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the proxy statement for the 2025 Annual General Meeting of the Company under “Compensation Discussion and Analysis” and “Executive Compensation,” including the tabular and narrative disclosure contained in the proxy statement.

Is this vote binding on the Board?

As this vote is advisory, it will not be binding upon the Board or the Compensation Committee, and neither the Board nor the Compensation Committee will be required to take any action (or refrain from taking any action) as a result of the outcome of the vote on this proposal. The Compensation Committee will review and consider the outcome of the vote in connection with the ongoing review of Aon’s executive compensation programs.

30  2025 Aon Proxy Statement

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program for our Named Executive Officers (each an “NEO” and collectively the “NEOs”), who are listed below, for 2024. We recommend that you read this section in conjunction with the executive compensation tables and corresponding footnotes that follow, as it provides context for the amounts shown in the tables and the footnote disclosures.

Name	Role
Gregory C. Case	President and Chief Executive Officer
Edmund Reese(1)	Executive Vice President and Chief Financial Officer
Christa Davies(2)	Executive Vice President and Chief Financial Officer (Former)
Eric Andersen(3)	President (Former)
Lisa Stevens	Executive Vice President and Chief Administrative Officer
Mindy Simon	Chief Operating Officer

(1)	Mr. Reese was appointed to his role effective July 29, 2024.

(2)

On April 1, 2024, Ms. Davies notified the Company of her intention to retire from the position of Executive Vice President and Chief Financial Officer. Ms. Davies served as Chief Financial Officer until July 29, 2024, and is serving as a senior advisor until May 31, 2026.

(3)	On March 14, 2025, the Company announced Mr. Andersen’s removal from the role of President and transition to senior advisor through June 30, 2026.

Executive Summary

Who We Are

Aon exists to shape decisions for the better — to protect and enrich the lives of people around the world. Through actionable analytic insight, globally integrated Risk Capital and Human Capital expertise, and locally relevant solutions, our colleagues provide clients in over 120 countries with the clarity and confidence to make better risk and people decisions that protect and grow their businesses.

2024 Business Highlights

In assessing our performance, we focus on four non-GAAP metrics that we communicate to shareholders: organic revenue growth, adjusted operating margin, adjusted diluted earnings per share, and free cash flow. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Management also uses these measures to assess our operating performance and performance for purposes of our compensation program. These non-GAAP metrics should be viewed in addition to, not instead of, our consolidated financial statements and notes thereto. A reconciliation of these non-GAAP metrics to the most directly comparable GAAP metrics is set forth in Appendix A to this proxy statement.

In 2024, we delivered strong performance across each of these four metrics:

•	Total revenue growth was 17%, reflecting acquired revenues from NFP, which acquisition closed during 2024, and our 6% organic revenue growth, driven by net new business and ongoing strong retention.

•

Operating margin was 24.4% and adjusted operating margin was 31.5% in 2024, driven primarily by the addition of NFP and an increase in operating expenses, partially offset by 6% organic revenue growth and $110 million of net restructuring savings.

•	Diluted earnings per share was $12.49 per share and adjusted diluted earnings per share was $15.60 per share in 2024.

•

Cash flows provided by operating activities decreased 12% to $3.0 billion in 2024 compared to the prior year, due to higher cash taxes, and payments related to restructuring, legal settlement expenses, and transaction and integration costs, partially offset by strong adjusted operating income growth and working capital improvements. Free cash flow decreased 11% to $2.8 billion in 2024 compared to the prior year, reflecting a decrease in cash flows provided by operating activities, partially offset by a $34 million decrease in capital expenditures as spend in the prior year was elevated.

2025 Aon Proxy Statement  31

Performing at the levels described above allows us to continue to execute our capital allocation model, which balances high-return investments in growth and capital return to shareholders.

During 2024, we completed the acquisition of NFP, meaningfully expanding our presence in the fast-growing middle market segment. We also returned $1.6 billion of capital to shareholders through share repurchases and dividends, highlighting our strong free cash flow generation and effective allocation of capital. Our consistent focus on the four key financial metrics described above and our disciplined approach to capital allocation has helped drive meaningful total shareholder returns throughout the tenure of our senior management team. Specifically, during Mr. Case’s leadership, which began in April 2005, our average annual total shareholder return has been approximately 16%, compared to the return of the benchmark Standard & Poor’s (the “S&P”) 500 of approximately 8% and approximately 13% for our industry peer averages (Arthur J. Gallagher & Co., Brown & Brown, Inc., Marsh & McLennan Companies, Inc., and Willis Towers Watson plc). We believe we are well positioned to drive long-term value creation by delivering sustainable organic revenue growth, consistent earnings growth, and strong free cash flow generation.

We compensate our senior executives through incentive plans that measure both long-term and short-term performance. Our regular long-term incentive plan (described in this CD&A under “Long-Term Leadership Performance Program Under Our Shareholder-Approved Plan” or “LPP”) is based on cumulative adjusted diluted earnings per share, a measure driven by operational performance and capital management, across overlapping three-year performance periods. Our short-term incentive plan (described in this CD&A under “Annual Incentive Awards Under Our Shareholder-Approved Plan”) is primarily based on adjusted operating income, a measure driven by operating margin and organic revenue growth, as well as a people and culture component, which assesses the Company’s progress against pre-defined workplace objectives.

We achieved strong results across these metrics, which were the key performance measures under our 2022-2024 long-term and 2024 annual incentive compensation plans. Set forth below are the results across these metrics as well as the results against their GAAP comparative metrics:

•

$37.14 cumulative diluted earnings per share for 2022-2024; $42.12 LPP cumulative adjusted diluted earnings per share for 2022-2024, as compared to target LPP cumulative adjusted diluted earnings per share of $39.72; and

•	$3,835M operating income; $4,939M adjusted operating income, an increase of 17% year-over-year.

In addition, the Company has progressed our People and Culture goals, as measured by our annual colleague survey, including improvement of colleague wellbeing, inclusive work environment, and strong colleague engagement results, while also maintaining strong colleague retention.

2024-2025 Leadership Transitions

In April 2024, Christa Davies notified the Company of her intention to retire from the position of Executive Vice President and Chief Financial Officer. Ms. Davies served as Chief Financial Officer until July 29, 2024, and is serving as a senior advisor through May 31, 2026. A discussion of Ms. Davies’s transition agreement appears on page 53.

In July 2024, Edmund Reese was appointed Executive Vice President and Chief Financial Officer. When determining Mr. Reese’s annual base salary and target annual incentive award, the Compensation Committee reviewed market data provided by its independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), as well as Mr. Reese’s compensation from his prior employer. Because of certain compensation that Mr. Reese forfeited in connection with his prior employment and to induce him to accept employment with the Company, Mr. Reese’s annual incentive award for 2024 was guaranteed to be paid at target (200% of base salary), without proration, and Mr. Reese received a sign-on grant of performance share units and restricted share units and a cash sign-on bonus, the terms of which are described below. Mr. Reese also received an annual LPP award in the form of PSUs consistent with the grants made to the other NEOs. A discussion of Mr. Reese’s employment letter appears on page 52.

In March 2025, Mr. Andersen transitioned from the role of President to the role of senior advisor for the remainder of the employment term (June 30, 2026) pursuant to Section 5(a) of his employment agreement. A discussion of Mr. Andersen’s employment agreement appears on page 54.

32  2025 Aon Proxy Statement

2024 Say-on-Pay Result & Actions Taken in Response to Shareholder Feedback on Executive Compensation

We value the views of our shareholders and engage with them regularly throughout the year, as described earlier under the section titled Shareholder Engagement. The feedback received from our shareholder engagement efforts provides important inputs into decisions surrounding our corporate governance and executive compensation programs. Generally, we engage with our investors year-round through active outreach and responsiveness to inbound requests. In addition to formal engagement meetings, we occasionally solicit general perceptions about our Company through third-party administered investor surveys, as was done in the Fall of 2024.

Following a lower than desired advisory Say-on-Pay proposal approval of 68.8% at our 2024 Annual Meeting, we actively solicited input on our executive compensation program and related disclosures from shareholders. Specifically, starting in August 2024, and continuing throughout the Fall, we reached out to our largest institutional shareholders, representing over 50% of our outstanding shares, and shareholders representing approximately 42% of our outstanding shares responded to our meeting invitation and met with senior colleagues from Investor Relations, Legal, and Human Resources and in appropriate instances with an independent director.

We focused these efforts on listening to our shareholders to better understand their perspectives on our executive compensation program, including the concerns of those who voted against last year’s Say-on-Pay proposal, to ensure our approach to executive compensation aligns with the expectations of our shareholders and regain the support of those that voted against. Overall, investors expressed their understanding and support for our regular compensation program and structure and its alignment with our Pay-for-Performance philosophy. All feedback received was shared and discussed with the Compensation Committee and the full Board.

Shareholders provided a variety of general feedback and suggestions regarding certain incentive metrics and disclosures regarding Board oversight and succession. However, we received specific input on two key areas that contributed to a lower Say-on-Pay vote result in 2024: 1) special one-time awards made to two NEOs in FY 2023; and 2) transparency in the pay-setting process. This input, along with a range of perspectives and suggestions received during our shareholder engagement, informed the Compensation Committee’s decision to provide more clarity surrounding the Company’s limited use of one-time awards as part of our ongoing executive compensation program and to provide enhanced transparency into the regular decision-making process surrounding incentives, as summarized below.

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WHAT WE HEARD	HOW WE RESPONDED
A belief that one-time (non-sign-on) awards should be infrequent, and when used, have a clear and transparent rationale for the grants, sizing, and design disclosed

Go Forward Commitment. The Compensation Committee is committed to using one-time (non-sign-on) awards infrequently and in exceptional circumstances to achieve business objectives beyond what could reasonably be expected to be achieved through annual performance year compensation opportunities. Additionally, the Compensation Committee is committed to disclosing transparent rationales for any such future awards, their design, their sizing, and any risk mitigation features that are incorporated. Note, we did not issue any special one-time awards in 2024 to NEOs (we did issue sign-on awards to Mr. Reese in connection with his commencement of employment).

Interest in a better understanding of the Compensation Committee’s philosophy for one-time awards to understand when they may be considered in the future

2023 Special Awards. While each of the investors we met with appreciated the strong performance-based nature of the special one-time awards granted to NEOs Andersen and Davies in 2023 and the fact the Company had not made similar awards in the past, there was an express request from investors for more information about the Compensation Committee’s decision-making process for approving such awards and related grant sizing. As such, during our engagement efforts we explained the market study and advice provided by the Compensation Committee’s independent compensation consultant (Meridian), the linkage between the grants and the intention to incent both NEOs to further the execution of our 3x3 Plan, while also driving meaningful shareholder value as reflected in significant stock price hurdles over the performance period. We also communicated that Ms. Davies’s award was entirely forfeited upon her transition from the role of Chief Financial Officer in 2024.

Shareholders expressed satisfaction with our go forward commitment and our explanation behind the special awards made in 2023.

Interest in better understanding the key performance factors and metrics driving pay decisions, as well as the mechanics behind the award setting process for annual- and long-term incentives

Enhanced Incentives Disclosure. We are committed to enhanced disclosure and have provided detailed disclosure of the Compensation Committee’s 2024 performance evaluation process and outcomes against pre-set financial and organizational goals and hurdles for the annual and long-term incentive opportunities and related payouts. The disclosure clearly illustrates that business judgment is applied after the Compensation Committee completes a robust and metric-oriented evaluation of performance against a range of pre-determined specific factors to inform compensation decisions for all NEOs.

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We remain committed to ongoing engagement with our shareholders to ensure our executive compensation program continues to align with their expectations and our long-term business strategy.

Features of Our Executive Compensation Program

The following table provides an overview of our compensation program elements for our NEOs. The guiding philosophy underlying our executive compensation program is to provide a fair, flexible, and market-based total compensation package with a significant portion of actual compensation paid or provided meaningfully tied to the Company’s short- and long-term performance and aligned with the interests of our shareholders.

	Element	Description	Objectives

Fixed	Base Salary	Fixed amount of compensation for services provided during the year.	Provide our executives with a predictable level of income; determined in view of job responsibilities, experience, contractual commitments, individual performance, and market pay data.

Performance- Contingent	Annual Incentive Compensation

Performance-based annual incentive determined and paid based on achievement of specified annual corporate performance objectives and individual review of executives’ contributions to business and financial results, delivery of key strategic initiatives, and personal leadership. Annual incentives historically have been paid under our Shareholder-Approved Plan in a combination of cash, restricted share units (“RSUs”) that vest over a three-year period, and performance share units (“PSUs”). For 2024, earned annual incentives for our NEOs were paid in a combination of cash and RSUs that vest over a three-year period, except for our Chief Executive Officer, who received a combination of cash and PSUs that vest over a three-year period, as explained under “Annual Incentive Awards Under Our Shareholder-Approved Plan.”

Serve as a vehicle for recognizing annual results and performance, while payment in share units promotes retention and provides value tied to long-term Company performance. Awards are subject to our Share Ownership Guidelines for officers and, as applicable, our Clawback Policy.

Long-Term Incentive Compensation

Regular performance-based long-term incentive granted annually and determined and paid under our LPP. LPP awards are issued under our Shareholder-Approved Plan in the form of PSUs that vest upon achievement of specific corporate performance objectives over a three-year performance period.

From time to time, our NEOs may also receive one-time long-term performance awards and RSU awards, including as sign-on grants, in connection with new hires and subject to the limits of our Shareholder-Approved Plan.

Encourage and reward long-term performance by giving executives a stake in the Company’s long-term financial success. Also intended to promote leadership continuity and retention and recognize executives for exceptional performance against our key financial metrics. Awards are subject to our Share Ownership Guidelines for officers and, as applicable, our Clawback Policy.

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	Element	Description	Objectives

Benefit Plans	Retirement and Health and Welfare Benefits

Standard 401(k) plan and health and welfare benefits as provided to non-executive full-time employees. We also offer a nonqualified supplemental savings plan to eligible employees whose contributions would exceed statutory U.S. Internal Revenue Service (“IRS”) limits under our 401(k) plan, as well as a nonqualified plan through which eligible employees may defer receipt of their salary and annual incentive payments.

Provide competitive benefits to attract and retain talented employees.

Severance	Severance and Change in Control Benefits	Severance benefits payable upon certain qualifying terminations of employment without cause or with specified good reason, including in connection with a change in control.

Provide a temporary income stream following termination of employment without cause or with specified good reason and, in the case of change in control protection, ensure continuity and objectivity of management during a change in control event.

Other	Certain Other Benefits

Certain NEOs receive housing, tax equalization, and various cost of living payments for agreeing to perform services primarily at the Company’s global operational headquarters in London, personal use of Company aircraft within prescribed limits, annual health screenings, supplemental insurance, reimbursement for business-related club dues, relocation benefits, and car allowances.

Recognize and make NEOs whole for expenses incurred in performance of services primarily at the Company’s global operational headquarters in London; enable efficiency and personal safety; also intended to attract and retain committed employees and allow them to focus on job duties and wellbeing.

Our Pay for Performance Orientation and Executive Compensation Philosophy

The core principle of our executive compensation program continues to be pay for performance, as we progress toward our goal of being the leading global professional services firm focused on delivering human capital and risk capital solutions to our clients. That core principle dictates that performance-based pay elements (which constitute a significant portion of our NEOs’ total direct compensation (consisting of base salary, annual incentive compensation granted for 2024 performance and long-term incentive compensation granted in 2024 for the 2024-2026 performance period)) will not be earned or paid unless specified performance objectives are achieved. For 2024, performance-based compensation comprised approximately 94% of the total direct compensation for Mr. Case and averaged approximately 84% of the total direct compensation for our other NEOs:

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The “Performance-Based” pay component shown in the above graphs is the sum of (1) the cash portion of the NEO’s bonus paid for 2024 performance, plus (2) the grant date fair value of equity awards granted to our NEOs during 2024 (with long-term equity awards based on grant date value assuming target performance), and excludes Ms. Davies’s 2024 compensation (given that she retired from her CFO role in 2024). The “Fixed” pay component is the NEO’s 2024 base salary. For our NEOs other than Mr. Case and other than Ms. Davies, the actual performance-based percentage of total direct compensation ranged from 73% to 89%.

In addition to our focus on pay for performance, our executive compensation program is complemented by practices designed to mitigate compensation-related risk and align with the long-term interests of our shareholders:

Officer Share Ownership Guidelines

Our Officer Share Ownership Guidelines are designed to increase executives’ equity stakes in Aon and to align executives’ interests more closely with those of our shareholders. The guidelines provide that our Chief Executive Officer should attain an investment position in Class A Ordinary Shares equal to six times his annual base salary and all other senior executives, including each of our other NEOs, should attain an investment position in Class A Ordinary Shares equal to three times their annual base salary. The guidelines also establish equity retention rules generally requiring that all net shares received through the exercise of share options, the vesting of RSUs, and the vesting of PSUs are retained until the required investment position is achieved. Class A Ordinary Shares counted toward these guidelines include any shares owned outright, shares owned through an Aon-sponsored savings or retirement plan, shares purchased through an Aon-sponsored employee share purchase plan, shares obtained through the exercise of share options, and shares issued upon the vesting of RSUs or PSUs. Each of our NEOs held the requisite number of shares under the guidelines or was subject to an exception under the guidelines and progressing toward their respective ownership requirements as of December 31, 2024. Further information on Share Ownership Guidelines can be found in the section captioned “Share Ownership Guidelines” on page 25 of this proxy statement.

Mr. Case has agreed to maintain an investment position in Class A Ordinary Shares in excess of that required under our Share Ownership Guidelines. In his employment agreement, he agreed to maintain an investment position equal to 20 times his annual base salary and was in compliance with this investment level as of December 31, 2024.

Hedging and Pledging Policies

We have an insider trading policy which, among other things, specifically prohibits all employees (including executive officers) and non-management directors from engaging in: short sales; publicly traded options; puts and calls; forward sale contracts; and other swap, hedging, and derivative transactions relating to our securities. The policy also specifically prohibits our executive officers and non-management directors from holding our securities in margin accounts or pledging our securities as collateral for a loan.

Independent Compensation Consultant	The Compensation Committee retains an independent compensation consultant to provide advice and market data to inform the Compensation Committee’s decision-making.

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Clawback Policy and Forfeiture Provisions

We maintain a Clawback Policy applicable to our Section 16 officers which addresses the recovery of incentive compensation in compliance with the requirements of the Dodd-Frank Act, the final SEC rules, and final applicable listing standards. Pursuant to the Clawback Policy, the Compensation Committee will seek recoupment with respect to covered incentive compensation paid to an executive officer if (i) the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, (ii) the amount of the covered compensation is calculated based upon the achievement of financial results that were subsequently the subject of such a restatement, and (iii) the amount received would have been lower if the financial results were properly reported. In addition to the Clawback Policy, unvested equity-based awards are also subject to forfeiture in the event of a material violation of the Company’s policies or procedures or a breach of applicable restrictive covenants. Further information on the Clawback Policy can be found in the section captioned “Clawback Policy and Forfeiture Provisions” on page 26 of this proxy statement.

The Executive Compensation Process

Process of Determining Executive Compensation

Management assists the Compensation Committee in developing and administering our executive compensation program. Direct responsibilities of management include, but are not limited to:

•

Recommending for the Compensation Committee’s approval executive compensation adjustments, short- and long-term incentive awards, and other benefits, where applicable, for executive officers other than our Chief Executive Officer;

•	Providing ongoing review of the effectiveness of our executive compensation program and alignment of the program with our business and strategic objectives;

•	Designing and recommending for the Compensation Committee’s approval appropriate amendments to our long-term and short-term cash and equity-based incentive plans for executives; and

•	Designing and recommending for the Compensation Committee’s approval appropriate amendments to our employee benefit plans.

In the first quarter of 2024, our independent Board members evaluated our Chief Executive Officer’s performance and compensation. At that time, the Compensation Committee also evaluated the performance and reviewed the compensation of our other executive officers. During this review, the Compensation Committee approved each executive officer’s annual base salary and target annual incentive for 2024 performance, and the specific corporate performance metrics against which our performance would be measured for purposes of this annual incentive award. The Compensation Committee also approved in March 2024 a target number of PSUs to be awarded to each executive officer under the LPP.

In early 2025, in connection with the Compensation Committee’s annual compensation review, management presented the Compensation Committee with compensation tally sheets reporting compensation paid for the prior four years and competitive pay data. The Compensation Committee also reviewed and considered Aon’s overall performance against targets that were established for 2024. This review culminated in certain compensation decisions made by the Compensation Committee with respect to our executive officers during the first quarter of 2025, which are described in more detail below.

Engagement of Independent Compensation Consultant

The Compensation Committee retains Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant. Meridian is engaged by, and reports directly to, the Compensation Committee, and advises on matters covered by the Compensation Committee’s Board-approved charter, while doing no work for management. Meridian typically participates in all Compensation Committee meetings and communicates with the Chair of the Compensation Committee and management between meetings. During 2024, Meridian assisted the Compensation Committee by: advising on our compensation philosophy, objectives, and strategy; reviewing the competitiveness and effectiveness of our senior executive and Board compensation levels and program structure; advising on compensation levels for newly hired executives; identifying our peer group for executive and Board compensation and Company performance review purposes; assessing

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potential compensation-related risks; providing change-in-control severance calculations for our NEOs in the 2024 annual proxy disclosure; providing compensation data from our peer group based on their proxy statements and other disclosures; reporting on executive-compensation related trends, say-on-pay governance, and regulatory initiatives; and reviewing and commenting on related disclosures. Management periodically retains other consulting firms to provide pay survey data and other non-executive compensation services.

The Compensation Committee has assessed the independence of Meridian pursuant to the SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Meridian from serving as an independent consultant to the Compensation Committee.

How We Determine Compensation

The Compensation Committee generally targets a competitive level and mix of total direct compensation elements using market data as a reference point. For 2024, the Compensation Committee did not use a specific formula or comparative percentile targets to determine total compensation, individual components of compensation, or the relative mix of pay components, and the establishment of compensation levels in 2024 was not a mechanical process. Rather, the Compensation Committee used its judgment and business experience. The Compensation Committee’s overall intent was to evaluate the various elements of total compensation so that the emphasis of the Company’s executive compensation program was on its variable components of pay in the form of long-term equity and annual bonus award opportunities, and the amounts earned from such awards, which vary based on Aon’s performance.

Use of Tally Sheets

The Compensation Committee regularly reviews compensation tally sheets. The tally sheets assign dollar amounts to each component of the executives’ compensation, including base salary, annual incentives (target and actual), long-term incentives granted and outstanding, employee benefits (including health care and qualified and nonqualified retirement plans), relocation benefits, including income tax equalization, perquisites, and potential change in control severance payments. The tally sheets are presented to the Compensation Committee to help ensure that it is aware of all rewards components and the value of such components when making compensation decisions.

Involvement of Mr. Case in the Compensation Process

Each year, the Compensation Committee approves all elements of compensation for our NEOs and other executive officers other than Mr. Case, whose compensation is approved by the independent directors of the Board. These decisions are typically made during the annual compensation review process conducted in the first quarter of the year. The Compensation Committee solicits certain recommendations from Mr. Case and our Chief Administrative Officer.

Mr. Case recommends to the Compensation Committee the regular annual long-term equity awards, annual incentive payments, base salary adjustments, and other one-time awards, if any, for the executive officers who report directly to him. He has direct knowledge of the contributions made to Aon by these executive officers, and he shares this knowledge with the Compensation Committee and provides feedback on the performance of his direct reports.

During the annual review process, our Chief Administrative Officer and the Chair of the Compensation Committee work together on Mr. Case’s annual evaluation report, which summarizes Mr. Case’s qualitative and quantitative performance for the year. The report is considered, along with other factors (including the Compensation Committee’s own assessment of Mr. Case’s performance, relevant market data, and Aon’s overall performance), in recommending Mr. Case’s compensation to the independent directors of the Board.

The Compensation Committee has the ultimate authority to make compensation decisions for our NEOs and other executive officers except for Mr. Case. The Compensation Committee discusses its preliminary compensation decisions with independent members of the Board who do not serve on the Compensation Committee. As part of this process, these directors share their evaluations of the executives’ performance. The sharing of performance review information also aids the directors in carrying out their succession planning responsibilities. After considering input from those directors, the Compensation Committee makes its final compensation determinations.

Mr. Case, together with our Chief Administrative Officer and our Chief Financial Officer, makes recommendations to the Compensation Committee relating to the performance targets to be established under Aon’s annual incentive and long-term

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equity incentive plans. The Compensation Committee reviews such recommendations with its independent compensation consultant and reserves the ultimate authority to set such targets and to determine whether such targets were achieved.

Internal Pay Relationships

In determining an executive officer’s target annual incentive or long-term performance award value, the Compensation Committee will, from time to time, consider internal pay relationships. However, the Compensation Committee has not adopted a broad internal pay comparability policy pursuant to which each executive officer’s compensation, or one or more components thereof, is related to or benchmarked against the compensation of other executive officers.

Analysis of Key 2024 Compensation Decisions

Peer Group

The Compensation Committee selects our executive compensation peer group based on a process that considers objective criteria, including industry segment; revenues, market capitalization, assets, and employee headcount; business complexity; and global reach; as well as peers of our direct peers (“peers of peers”) and proxy-advisor compensation peer groups. The Compensation Committee’s goal is to have relevant market data to inform its decisions on pay levels and practices. As such, the Compensation Committee looks for peer-group balance with larger and smaller companies in a comparable range, and to have continuity through an annual review process.

Industry-related criteria used as guidelines for identifying peers include global financial services companies and major professional services firms that we compete with for executive talent and/or financial capital. Size-related criteria used as guidelines for identifying peers include companies that are one-fourth to four times our size in average market capitalization (calculated over the most recent eight quarters to reduce volatility) and in trailing four-quarter revenues, and that have latest year total assets less than $500 billion.

Our peer group members are reviewed on an annual basis with Meridian. In 2024, we reviewed our peer group and concluded that no changes should be made to the peer group for 2025. Our 2024 and 2025 peer group members are listed below.

2024 and 2025 Peer Group

Accenture plc	Equifax Inc.	Northern Trust Corporation

A.J. Gallagher & Co.	Fidelity National Information Services, Inc.	S&P Global Inc.

Automatic Data Processing, Inc.	Fiserv, Inc.	State Street Corporation

Bank of New York Mellon Corp.	Marsh & McLennan Companies, Inc.	Willis Towers Watson plc

BlackRock, Inc.	Moody’s Corporation

Cognizant Technology Solutions Corp.	Morgan Stanley

Base Salary

Using the peer group and executive compensation review processes outlined above, the Compensation Committee annually considers and reviews base salaries for our executive officers. Base salaries are adjusted periodically to, among other things, recognize changes in job responsibilities or bring the fixed component of an executive’s total compensation in line with his or her peers at the Company or the industry generally. Base salary adjustments generally take effect on April 1. In 2024, the Compensation Committee, consistent with the recommendations of our Chief Executive Officer, determined that the base salary for Ms. Simon, our Chief Operating Officer, would be adjusted from $675,000 to $800,000, to recognize her demonstrated capability since joining the Company in 2022. In 2025, the Compensation Committee further adjusted Ms. Simon’s base salary to $900,000, to better position her total compensation against the peer group. No other NEOs received a base salary adjustment in 2024. Mr. Reese’s base salary was set at $1,000,000 at the time he commenced employment with the Company, as described above.

Annual Incentive Awards Under Our Shareholder-Approved Plan

Annual Incentives. Under our Shareholder-Approved Plan, the Compensation Committee annually approves the framework for our annual incentive compensation plan, including the applicable Aon-wide performance metric and minimum achievement

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threshold against that performance metric. If the threshold level performance metric is not achieved, then no annual incentives are payable under our Shareholder-Approved Plan. If the minimum achievement threshold is achieved, then our Shareholder-Approved Plan allows for the payment of current-year annual incentives to each of our executive officers up to a cap of the lesser of $10 million or the two times target maximum annual incentive otherwise established by the Compensation Committee for the applicable executive officer. Our Chief Executive Officer retains the discretion to approve increases (up to 10%, subject to Compensation Committee consent) and decreases (up to 20%, not subject to consent) in the size of the incentive pool. However, no individual may receive an award in excess of the maximum amount established by the Compensation Committee.

In the first quarter of 2024, the Compensation Committee set target 2024 annual incentive opportunities for our then-employed NEOs in the context of their total compensation opportunities considering the performance and growth of the NEOs in both capability and scope when reviewed against the competitive market. For each NEO, annual incentive opportunities were set as a target percentage of the executive’s base salary at end of the performance year (and, for Ms. Davies, including her annual foreign service allowance received in connection with her relocation to London). The target annual incentives for each of our NEOs for 2024 remained unchanged from 2023, and are shown in the table below:

NEO	2023 Target as % of Base Salary	2024 Target as % of Base Salary	2024 Target Annual Incentive

Gregory C. Case	250%	250%	$3,750,000

Edmund Reese(1)	—	200%	$2,000,000

Christa Davies	200%	200%	$2,740,000

Eric Andersen	200%	200%	$2,500,000

Lisa Stevens	150%	150%	$1,500,000

Mindy Simon	100%	100%	$800,000

(1)

Mr. Reese joined the Company in July 2024. His annual incentive award target was established at that time; for 2024, he was entitled to receive an annual incentive of not less than $2 million pursuant to his employment letter.

As explained below, for 2024, the Compensation Committee used a framework (the “Senior Executive Incentive Compensation Plan” or “SEICP”) for determining actual annual incentives to be earned if the threshold level of achievement of the metric under our Shareholder-Approved Plan was achieved.

2024 Performance Metrics. In the first quarter of 2024, the Compensation Committee determined that 2024 Aon-wide performance would be measured by two components for purposes of annual incentive awards. First, 80% of the performance would be measured by the growth in our adjusted operating income (“OI”) for 2024 as compared to a 2023 baseline adjusted OI number of $4,223 million, with a hurdle representing a 200-bps increase in year-over-year adjusted OI. The Compensation Committee retained the discretion to further adjust OI for material or significant items. The Compensation Committee selected OI as the primary measure to emphasize performance of Aon as a whole and link executives’ awards to Aon’s key business initiatives.

Second, 20% of the performance would be measured by the Compensation Committee’s assessment of the Company’s progress against quantitative goals with respect to people and culture on a firm-wide basis, (the “People & Culture” component). This component is intended to be leveraged (0% to 200%), and success is measured by examining the number of pre-established goals met and the degree of over-or under-performance across the goals established by the Compensation Committee, as described below.

In addition, the Compensation Committee set a minimum achievement threshold at 70% of the 2023 adjusted OI, or $2,956 million. The Compensation Committee set the minimum threshold at 70% because it believed performance below that level would not create enough value for the Company’s shareholders and, therefore, should not result in annual incentive payments. If the minimum achievement threshold was satisfied, an annual incentive pool may be funded as described below under “Determining 2024 Annual Incentives.”

2024 Actual Performance. The Company’s adjusted OI for 2024 was $4,939 million for purposes of determining 2024 annual incentives, which exceeded the minimum achievement threshold of 70% of our 2023 adjusted OI established under our Shareholder-Approved Plan. The $4,939 million of 2024 adjusted OI was 17.0% greater than 2023 adjusted OI of

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$4,223 million, or 15.0% greater than our 200-bps hurdle, resulting in a performance factor of 115.0% for the financial component of the annual incentive program. The Compensation Committee reviewed the Company’s progress against a robust set of goals demonstrating progress in our People & Culture component of the annual incentive program. The Committee determined that the Company progressed on the majority of its objectives, as measured in part by our annual colleague survey, including improvement of colleague wellbeing, inclusive work environment, and colleague engagement results. The Company also maintained strong retention of our colleagues deemed to be high-potential. Based on its assessment of progress around these goals, the Compensation Committee determined that the overall performance factor was 125% of target for the People & Culture component.

Determining 2024 Annual Incentives. In accordance with our Shareholder-Approved Plan, the SEICP would not be funded for 2024 unless Aon achieved the minimum achievement threshold of 70% of the 2023 baseline OI. After determining that this minimum threshold had been achieved, the Compensation Committee met in February 2025 to determine the funding status of the SEICP pool for 2024. After application of the formula guidelines described above, the total incentive pool reserved for participating members of the Company’s senior management team (including our NEOs) was determined to be approximately $15.9 million, or 117% of target. In determining annual incentives for our NEOs, the Compensation Committee (or, with respect to Mr. Case, the independent members of the Board) considered Mr. Case’s compensation recommendations for the NEOs (other than himself), business and financial results, individual delivery of key strategic initiatives and personal leadership qualities. While each NEO demonstrated strong personal performance during 2024, the Compensation Committee (and, with respect to Mr. Case, the independent members of the Board) decided to not pay out the full incentive pool for 2024.

Mr. Case. The independent directors of the Board determined that, under Mr. Case’s leadership, the Company delivered continued strong progress across the four key financial metrics that we report to shareholders: organic revenue growth, adjusted operating margin, adjusted diluted earnings per share, and free cash flow (the “Four Key Financial Metrics”). Organic revenue growth was 6%, operating margin on an adjusted basis was 31.5%, adjusted diluted earnings per share increased 10% to $15.60, and free cash flow was $2.8 billion. During 2024, the firm returned $1.6 billion of capital to shareholders through share repurchases and dividends. Under Mr. Case’s leadership, Aon made significant progress on its 3x3 Plan to drive our Aon United strategy, bringing together Risk Capital and Human Capital, strengthening the Aon Client Leadership model, and accelerating service delivery and innovation through Aon Business Services. Mr. Case’s leadership was instrumental in progress made on key strategic initiatives to support the 3x3 Plan, including acceleration of our Aon Business Services strategy, optimization of our workforce, and accelerated the closing of the acquisition of leading middle-market broker, NFP. Mr. Case led execution of these initiatives while continuing to navigate a dynamic external economic environment, the ongoing competitive talent market, and other challenges to achieve continued record-high colleague engagement, high colleague retention rates and increased organic hiring in strategic focus areas. Mr. Case received an award of 100% of target for fiscal year 2024, based on the Company’s and his individual performance.

Mr. Reese. Mr. Reese’s employment as the Company’s Chief Financial Officer began on July 29, 2024. Mr. Reese contributed substantially to the Company’s strong business and financial results in 2024, including the Four Key Financial Metrics that we report to shareholders. His leadership in the transition of responsibilities from the Company’s former Chief Financial Officer and in overseeing the Company’s financial performance and capital allocation strategy, including M&A, financial reporting, and investor relations, among other areas, meaningfully contributed to the firm’s performance in 2024. Pursuant to his employment letter, Mr. Reese received a guaranteed award of 100% of annual target for fiscal year 2024.

Ms. Davies. The Compensation Committee determined that Ms. Davies’s individual efforts during her service as the Company’s Chief Financial Officer from January 1, 2024 to July 29, 2024 contributed substantially to the Company’s strong business and financial results in 2024, including the Four Key Financial Metrics that we report to shareholders. Her leadership in establishing the financial goals and implementing the 3x3 Plan meaningfully contributed to the firm’s approximately $700 million free cash flow and 33.8% adjusted operating margin for the first six months of 2024. Further, she led our disciplined approach to capital allocation, realizing the completion of $500 million in share repurchases during the first six months of 2024, and provided financial and operational leadership in preparation for our accelerated closing of the acquisition of NFP, including executing the Company’s financing strategy for the acquisition. The Compensation Committee noted that Ms. Davies transitioned from her role as Chief Financial Officer on July 29, 2024 and, pursuant to her transition agreement with the Company, Ms. Davies received a pro-rated amount equal to 100% of target for fiscal year 2024 for the portion of such year that she served as Chief Financial Officer, based on the Company’s and her individual performance.

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Mr. Andersen. The Compensation Committee determined that Mr. Andersen’s individual efforts contributed substantially to the Company’s strong business and financial results in 2024, including the Four Key Financial Metrics that we report to shareholders. Mr. Andersen’s leadership was essential to delivering consistently strong organic revenue growth across all solution lines, including 7% in each of Wealth Solutions and Reinsurance Solutions, as well as 6% in Health Solutions and 5% in Commercial Risk Solutions. Mr. Andersen led the firm’s Independent and Connected integration strategy with NFP to leverage the scale and capabilities of the firm while preserving the entrepreneurial culture and effective acquisition platform that has made NFP successful in the middle market. Mr. Andersen’s leadership was instrumental in supporting colleague engagement and retention in a competitive talent marketplace, and he continued to serve as a strong representative of the firm with clients and markets. Mr. Andersen received an award of 100% of target for fiscal year 2024, based on the Company’s and his individual performance.

Ms. Stevens. The Compensation Committee determined that Ms. Stevens’s individual efforts contributed substantially to the Company’s strong business and financial results, as well as the implementation of the 3x3 Plan, and to the attraction, retention, and motivation of leading talent. These and other actions have enabled the firm to achieve alignment across its leadership globally, to swiftly adopt and implement the 3x3 Plan, and to increase our record-high colleague engagement and continued strong colleague retention in a competitive talent market. Further, Ms. Stevens made significant contributions in strategic workforce planning, overseeing the management of succession planning, and managing hiring and attrition in line with business demand. Her contributions to our 3x3 Plan implementation and accelerating Aon United included her efforts in reshaping and redeploying colleagues for maximum impact and alignment with client demand and building longer-term infrastructure around skills-based hiring and development. Ms. Stevens was instrumental in supporting colleague development and retention in a competitive talent marketplace, and in setting a standard for impactful leadership within the firm. Ms. Stevens was promoted to Chief Administrative Officer during the year and added responsibilities for marketing, communications and public affairs to her existing responsibilities as the leader of our people organization. Ms. Stevens has begun to develop new strategies in each of these areas to continue to advance the firm and the 3x3 Plan. Ms. Stevens received an award of 107% of target for fiscal year 2024, based on the Company’s and her individual performance.

Ms. Simon. The Compensation Committee determined that Ms. Simon’s individual efforts contributed substantially to the Company’s strong business and financial results, as well as significant acceleration of service delivery and innovation capabilities through Aon Business Services. Ms. Simon has developed a strategy for leveraging data, analytics, technology and process to develop, deploy and continuously iterate enhanced capabilities for serving clients. During 2024, the firm released award-winning applications to better serve clients and make colleagues and clients more efficient and effective. These advancements are adding new insights and enabling a distinctive colleague and client experience that is helping us win more clients, do more with them and retain them longer, and is also contributing to improvements in colleague engagement, retention and hiring. Ms. Simon also advanced the firm’s AI strategy, enabling colleagues to leverage our considerable data to better serve current and emerging client needs. Ms. Simon received an award of 106% of target for fiscal year 2024, based on the Company’s and her individual performance.

For 2024, earned annual incentives for our NEOs were paid in a combination of cash (65%) and RSUs (35%) that further vest over a three-year period, except for (i) our Chief Executive Officer, who received a combination of cash (65%) and PSUs (35%) that vest over a three-year period and (ii) Ms. Davies, our former Chief Financial Officer, who received full payment in cash pursuant to her employment transition agreement. The following table sets forth the actual annual incentive awarded to each of our NEOs under the Senior Executive Incentive Compensation Plan for the year:

NEO	Earned Bonus as a % of Target	2024 Actual Annual Incentive

Gregory C. Case	100%	$3,750,000

Edmund Reese(1)	100%	$2,000,000

Christa Davies(2)	100%	$1,576,438

Eric Andersen	100%	$2,500,000

Lisa Stevens	107%	$1,600,000

Mindy Simon	106%	$850,000

(1)	Mr. Reese joined the Company in July 2024 and was entitled to receive a 2024 annual incentive of not less than $2 million pursuant to his employment letter.

(2)	Ms. Davies was eligible to receive a pro-rata annual incentive pursuant to the terms of her transition agreement with the Company.

2025 Aon Proxy Statement  43

Long-Term Leadership Performance Program under Our Shareholder-Approved Plan

The LPP is a sub-plan of our Shareholder-Approved Plan, which means that LPP awards are subject to plan terms approved by our shareholders. Each annual award granted under the LPP consists of PSUs that are eligible to vest over a three-year performance period based on achievement of cumulative adjusted diluted earnings per share targets over that period. The Compensation Committee historically has approved LPP awards for our NEOs each year. The three-year LPP performance cycles run concurrently, so we may have up to three active cycles during a given year. For example, during 2024, the three active cycles were LPP 17, LPP 18, and LPP 19 (for the 2022-2024, 2023-2025, and 2024-2026 performance periods, respectively). This design is intended to ensure that our NEOs remain focused on long-term sustainable performance while providing the Compensation Committee with the ability to evaluate performance metrics on a regular basis. We do not pay dividends or credit dividend equivalents on PSUs.

During the first quarter of 2024, we granted PSUs to our executive officers, including each NEO (other than Mr. Reese, who joined the Company in July 2024 and received his grant at that time), pursuant to LPP 19 (2024-2026 performance period). During the first quarter of 2025, we determined our actual levels of achievement under LPP 17 (2022-2024 performance period) and granted PSUs under LPP 20 (2025-2027 performance period).

LPP Awards Granted in 2024

LPP 19 (2024 Grant for 2024-2026 Performance Period). This is our regular three-year performance cycle for long-term incentive awards granted annually to our most senior leaders. The LPP is intended to further strengthen the relationship between wealth accumulation for our executives and long-term financial performance of the Company and increase in shareholder value, and the PSUs awarded under LPP are payable (to the extent earned) in the form of Class A Ordinary Shares. The grant date value of the awards (at target) was determined and approved by the Compensation Committee (and, with respect to Mr. Case, the independent members of the Board). From that value, the number of target PSUs was calculated on the date of grant based on that day’s closing price for Class A Ordinary Shares on NYSE. The PSUs under LPP 19 will be earned and settled in a range of 0% (if the threshold level of performance is not achieved) to 200% of the target number of shares (if the maximum level of performance is achieved) based on the Company’s cumulative adjusted diluted earnings per share over the three-year performance period.

The performance results for LPP 19 will be measured against the three-year publicly reported cumulative adjusted diluted earnings per share target rate, subject to limited adjustments set forth in the plan documentation at the beginning of the three-year period. The adjustments are intended to exclude the impact of material and/or significant items, to provide a target that, while challenging, eliminates the impact of certain events and circumstances outside of the control of the relevant executive officers. The Compensation Committee’s selection under LPP 19 of the three-year performance period and cumulative adjusted diluted earnings per share financial performance metric is intended to provide the award recipients a reasonable period within which to achieve and sustain what are intended to be challenging long-term growth objectives. The Compensation Committee believes adjusted diluted earnings per share is a more effective measure of Company performance for purposes of motivating executive performance than diluted earnings per share calculated in accordance with U.S. GAAP, as the adjusted measure provides a target that is more within the executives’ control and area of accountability. Further, the Company believes that adjusted diluted earnings per share provides a perspective on the Company’s ongoing core operating performance that is consistent with how shareholders measure our success and that creates transparency and clarity for participants. We generally do not disclose forward-looking goals for our multi-year LPP grants, because the Company does not provide forward-looking guidance to our investors with respect to adjusted diluted earnings per share for multi-year periods and it is competitively sensitive information. Consistent with our past and current practice, we will disclose multi-year performance goals in our regular programs in full after the close of the performance period.

In determining the individual awards under LPP 19 granted in the first quarter of 2024, the Compensation Committee (and, with respect to Mr. Case, the independent members of the Board) considered internal pay relationships, the award recipient’s compensation mix, and total direct compensation, including the recipient’s total direct compensation for 2023 relative to similarly situated executives at our 2024 peer group members. Mr. Reese’s LPP 19 grant was made at the time he commenced employment and the size of such grant was based on similar factors as well as his compensation from his prior employer. For further information regarding individual awards under LPP 19, see footnote (1) in the Summary Compensation Table below, and the Grants of Plan-Based Awards in Fiscal Year 2024 Table below.

44  2025 Aon Proxy Statement

LPP Awards Earned in 2024

LPP 17 (2022 Grant for 2022-2024 Performance Period). In early 2025, we determined the actual achievement under LPP 17. The performance period for LPP 17 ended on December 31, 2024.

LPP 17 PSUs (Performance Period 1/1/2022—12/31/2024)

Metric	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)

Cumulative Adjusted EPS	$38.20	$39.72	$45.35

		Actual	$42.12

For LPP 17, the cumulative adjusted diluted earnings per share goals from continuing operations ranged from a threshold level of $38.20, below which no payout would occur, to $45.35 or higher, which would yield shares equal to 200% of the target number. A result of $39.72 in cumulative adjusted diluted earnings per share from continuing operations would have yielded shares equal to 100% of the target number. This target performance represented a 22.3% increase over the target for LPP 16, the cycle of our LPP established for the performance period from 2021 through 2023. Our actual cumulative adjusted diluted earnings per share from continuing operations for the three-year period of 2022-2024 was $42.12, resulting in a payout at 163.1% of the target number of shares awarded.

For the 2024 performance period associated with LPP 17, the Compensation Committee approved discretionary adjustments to earnings per share (“EPS”) from continuing operations to exclude the impact of 2024 restructuring savings and adjust for the impact of the NFP transaction, which adjustments are permitted under the terms of the plan. Each NEO other than Mr. Reese received a distribution under LPP 17.

Sign-On Grants

In connection with Mr. Reese’s commencement of employment, in addition to his LPP 19 annual grant, in order to further align his interests with those of our shareholders and to encourage retention and in light of long-term awards that Mr. Reese forfeited from his prior employer, he received a PSU grant pursuant to the LPP that will vest on December 31, 2026 if the pre-established share price hurdle associated with such award is met and he received a grant of RSUs that will vest in equal installments on each of the first three anniversaries of the date of grant. In addition, in consideration of forfeitures from prior employment, Mr. Reese also received a deferred cash sign-on bonus in the amount of $1,000,000, payable on or as soon as practicable after completing a year of service (July 1, 2025).

Executive and Relocation Benefits

Executive Benefits. In addition to the broad-based employee benefit programs that are available to our employees generally (such as health coverage and 401(k) plan), each of our NEOs is eligible to participate in a deferred compensation program and a supplemental savings plan. Only Mr. Andersen participates in our defined benefit pension plan and the supplemental pension program (each of which are frozen to new participation) because each other NEO was hired after the Aon pension plan was closed to new hires in 2004. Additional information regarding these qualified and nonqualified plan benefits is set forth under the headings “Pension Benefits in Fiscal Year 2024” and “Nonqualified Deferred Compensation in Fiscal Year 2024” contained in this proxy statement. We also provide an executive health screening program available to all of our NEOs and certain other members of our senior management team. In 2025, our Board approved a policy for Mr. Case that provides additional access to Aon’s company-paid aircraft, as well as ground travel in Chicago, for approved personal use. This policy is intended to provide advantages in terms of security, time, and productivity and, as a result, is intended to further our business interests.

Relocation Benefits. In 2024, we provided benefits to Mr. Case, Ms. Davies, and Ms. Simon for their agreement to perform services primarily at the Company’s global operational headquarters in London. The Aon group global operational headquarters remained in London following the Company’s reorganization as a public company organized under the laws of Ireland in April 2020, while parent company Aon plc is resident in Dublin. Relocation benefits are customary for expatriate assignments for us and other employers in our industry, and the Compensation Committee approved certain benefits for Mr. Case, Ms. Davies, and Ms. Simon after consulting with its independent compensation consultant. Each relocated NEO has signed an international assignment letter with Aon that sets forth the relocation benefits available to him or her, which are

2025 Aon Proxy Statement  45

described in more detail under the heading “International Assignment Letters.” The Compensation Committee periodically reviews these relocation packages. Ms. Davies’s international assignment ended July 29, 2024.

The compensation received in the form of such benefits is reflected in the Summary Compensation Table for Fiscal Years 2024, 2023, and 2022.

Post-Termination Compensation

We believe that providing severance and change in control severance benefits is important to recruit talented employees and secure the continued employment and dedication of our existing employees. A significant number of the companies with which we compete for talent have similar arrangements in place for their senior executives. While we consider these benefits to be important, the terms of these benefits are not considered as part of the compensation strategy when the Compensation Committee annually determines the compensation for the NEOs. Additional information about post-termination compensation is set forth in the section captioned “Potential Payments and Benefits on Termination or Change in Control” contained in this proxy statement.

Severance Benefits Upon Change in Control. Our NEOs, other than Mr. Case, are eligible for change in control severance benefits under our Senior Executive Combined Severance and Change in Control Plan (referred to throughout this CD&A and the accompanying compensation tables as the “Combined Severance Plan”). The Combined Severance Plan provides that covered executives would receive certain severance benefits upon qualifying terminations of employment in connection with or within two years following a change in control of Aon. Thus, the Combined Severance Plan requires a “double trigger”—a qualifying change in control of Aon and a qualifying termination of the executive’s employment—for severance benefits to become payable. Mr. Case, who is not covered under the Combined Severance Plan, is party to an individual change in control severance agreement with the Company that also provides certain severance benefits upon a qualifying termination in connection with or within two years following a change in control of Aon. Neither the Combined Severance Plan nor Mr. Case’s individual agreement provides for excise tax gross-up protection in the event the executive becomes subject to tax under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) in connection with a change in control of Aon.

Additional information regarding the change in control arrangements for our NEOs is set forth in the section captioned “Potential Payments and Benefits on Termination or Change in Control” contained in this proxy statement.

Severance Benefits Pursuant to Employment Agreements and Combined Severance Plan; Transition Agreement. We have entered into agreements with certain executive officers that provide for post-employment severance benefits and transitional compensation if the officer’s employment terminates for a qualifying event or circumstance unrelated to a change in control of Aon, such as being terminated without “cause,” as such term is defined in the applicable operative agreement.

In the case of Mr. Andersen, we entered into an employment agreement with him on July 26, 2023, pursuant to which he continued to serve as President of the Company and Aon Corporation. Additional information about Mr. Andersen’s employment agreement is provided in the section captioned “Summary Compensation Table for Fiscal Years 2024, 2023 and 2022” in this proxy statement under “Mr. Andersen’s Employment Agreement” and in the section captioned “Potential Payments and Benefits on Termination or Change in Control” under “Employment Agreement with Mr. Andersen.” Effective March 14, 2025, the Company removed Mr. Andersen from the role of President, and he transitioned to the role of senior advisor for the remainder of the employment term (June 30, 2026) pursuant to his employment agreement. A discussion of Mr. Andersen’s employment agreement appears on page 54.

In the case of Ms. Davies, we entered into an employment transition agreement whereby Ms. Davies ceased to serve as Chief Financial Officer effective July 29, 2024, pursuant to her transition agreement, and she transitioned to the role of senior advisor through May 31, 2026. (For additional detail, see “Ms. Davies’s Employment Agreement and Transition Agreement” on page 53 and “Employment Agreement and Transition Agreement with Ms. Davies” on page 67.)

To the extent that our NEOs are not party to an individual employment agreement providing for severance benefits, those individuals are eligible to receive severance benefits under the Combined Severance Plan. During 2024, each of our NEOs had an employment agreement or letter providing for severance benefits or was eligible to receive severance benefits under the Combined Severance Plan (with Ms. Davies entering into a transition agreement effective July 2024). Additional information regarding such post-employment severance or transitional compensation for Mr. Case and the other NEOs is set forth in the section captioned “Potential Payments and Benefits on Termination or Change in Control” contained in this proxy statement.

46  2025 Aon Proxy Statement

Risk Assessment of Compensation Policies and Practices

We believe that we maintain an appropriate level of prudence associated with our compensation practices and will continue to do so. We engage in a process to evaluate whether our executive and broad-based compensation programs contribute to unnecessary risk-taking. This includes a detailed annual assessment by the Compensation Committee’s independent consultant. We concluded that the risks arising from these programs are not reasonably likely to have a material adverse effect on the Company. In the first quarter of 2025, Meridian independently assessed our compensation practices for 2024 and concluded that they reflect appropriate balance and incorporate appropriate policies and oversight to mitigate imprudent risk-taking.

2025 Aon Proxy Statement  47

Compensation Committee Report

The Organization and Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and set forth in this proxy statement.

Based on its review and discussions with management, the Organization and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and thereby incorporated into Aon’s Annual Report on Form 10-K for the year ended December 31, 2024.

The Compensation Committee’s report is provided by the Organization and Compensation Committee, which is composed entirely of the following independent directors:

Richard C. Notebaert, Chair Jose Antonio Álvarez Jin-Yong Cai	Jeffrey C. Campbell Cheryl A. Francis Byron O. Spruell

48  2025 Aon Proxy Statement

Executive Compensation

The executive compensation disclosure contained in this section reflects compensation information for the years ended December 31, 2024, December 31, 2023, and December 31, 2022, with respect to our NEOs for all years in which each NEO served in that capacity. The following Summary Compensation Table contains compensation information for the following NEOs: (1) Mr. Case, who served as our Chief Executive Officer during 2024; (2) Mr. Reese, who joined the Company as our Chief Financial Officer in July 2024; (3) Ms. Davies, who served as our Chief Financial Officer until July 29, 2024 and has since entered into a transition agreement; and (4) Mr. Andersen, who served as our President during 2024 and has since transitioned to a senior advisor position, Ms. Stevens, and Ms. Simon, who were our three other most highly compensated executive officers serving as of December 31, 2024.

Summary Compensation Table for Fiscal Years 2024, 2023 and 2022

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Gregory C. Case	2024	1,500,000	—		21,363,030	—	2,437,500	—	904,859	26,205,390

President and Chief Executive	2023	1,500,000	—		21,487,348	—	—	—	674,485	23,661,834

Officer	2022	1,500,000	—		17,497,455	—	—	—	671,530	19,668,985

Edmund Reese	2024	500,000	1,300,000	(5)	4,915,524	—	—	—	6,178	6,721,701

Executive Vice President and

Chief Financial Officer

Christa Davies	2024	937,500	—		10,205,771	—	1,576,438	—	4,181,310	16,901,019

Former Executive Vice President and	2023	1,250,000	—		25,042,451	—	—	—	5,340,367	31,632,818

Chief Financial Officer	2022	1,250,000	—		7,608,231	—	—	—	3,130,577	11,988,808

Eric Andersen	2024	1,250,000	—		8,528,455	—	1,625,000	—	49,150	11,452,605

President	2023	1,250,000	—		23,356,614	—	—	108,811	50,022	24,765,447

	2022	1,250,000	—		6,056,776	—	—	—	56,912	7,363,688

Lisa Stevens	2024	1,000,000	—		5,705,132	—	1,040,000	—	40,774	7,785,906

Executive Vice President	2023	1,000,000	—		5,269,440	—	—	—	36,446	6,305,886

Chief Administrative Officer	2022	1,000,000	—		3,365,712	—	—	—	33,147	4,398,859

Mindy Simon	2024	768,750	—		2,542,663	—	552,500	4,085	579,074	4,447,072

Chief Operating Officer

(1)

The amounts shown reflect the aggregate grant date fair value (determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”)) of RSUs (paid in satisfaction of all or part of each NEO’s annual incentive award for the previous performance year or, in the case of Mr. Reese, granted as part of a sign-on award in connection with his commencement of service as our Chief Financial Officer)) and PSUs granted to our NEOs pursuant to our Shareholder-Approved Plan in 2024 and, where applicable, 2023, and 2022. These amounts, in the case of PSUs, are based on the probable outcome of the performance conditions associated with the awards and, for all awards disregard adjustments for forfeiture assumptions and do not reflect amounts actually paid to, or realized by, the NEOs in the years shown, or any prior years.

2025 Aon Proxy Statement  49

LPP and 3x3PP Awards. In 2022, 2023, and 2024, as applicable, our NEOs received awards of PSUs under the LPP with grant date values as set forth in the table below. Additionally, in 2024, our NEOs received awards of PSUs under the 3x3 Performance Plan (“3x3PP”, a type of LPP award that requires the achievement of a share price hurdle) with grant date values as set forth in the second table below. In 2024, the 3x3PP PSU awards were granted in full settlement of 2023 annual incentive awards under the SEICP for each of our NEOs other than Mr. Reese, who was granted an award of 3x3PP PSUs upon his commencement of service as our Chief Financial Officer.

Name	Year	Grant Date Fair Value of Performance Share Unit Awards Assuming Probable Outcomes Under LPP ($)	Grant Date Fair Value of Performance Share Unit Awards Assuming Achievement of Maximum Performance Levels Under LPP ($)

Gregory C. Case	2024	18,129,107	36,258,213

	2023	19,293,739	38,587,479

	2022	17,497,455	34,994,910

Edmund Reese	2024	975,254	1,950,508

Christa Davies	2024	7,839,830	15,679,660

	2023	7,839,084	15,678,167

	2022	6,873,311	13,746,622

Eric Andersen	2024	6,369,842	12,739,684

	2023	6,369,181	12,738,362

	2022	5,400,548	10,801,096

Lisa Stevens	2024	4,409,964	8,819,929

	2023	3,919,542	7,839,084

	2022	2,945,838	5,891,676

Mindy Simon	2024	1,959,878	3,919,755

Name	Grant Date Fair Value of Performance Share Unit Awards Assuming Probable Outcomes Under 3x3PP ($)	Grant Date Fair Value of Performance Share Unit Awards Assuming Achievement of Maximum Performance Levels Under 3x3PP ($)

Gregory C. Case	3,233,924	6,467,848

Edmund Reese	500,027	1,000,053

Christa Davies	2,365,941	4,731,882

Eric Andersen	2,158,613	4,317,225

Lisa Stevens	1,295,168	2,590,335

Mindy Simon	582,785	1,165,571

Special PSU Awards. On July 26, 2023, the Compensation Committee approved special grants of PSUs (the “Special PSU Awards”) to each of Ms. Davies and Mr. Andersen with grant date fair values, assuming probable outcomes, of $14,737,500 each. Under the transition agreement with Ms. Davies, she forfeited the award in its entirety upon transitioning to the role of senior advisor in 2024. In connection with Mr. Andersen’s transition to senior advisor, effective March 14, 2025, and pursuant to the terms of his employment agreement, he will be eligible to receive a pro-rata share of any earned portion of the award based on his employment termination date.

For the LPP, 3x3PP, and Special PSU Award grants, the grant date fair value of PSUs is calculated in accordance with ASC Topic 718 based on the probable outcome of the performance conditions at the time of grant. See Note 13 “Share-Based Compensation Plans” of the Notes to Consolidated Financial Statements in Part II, Item 8 of the Company’s Form 10-K for the year ended December 31, 2024 for information regarding assumptions underlying the valuation of equity awards. Set forth above are the grant date fair values of the PSUs granted as LPP, 3x3PP and Special PSU Awards, calculated assuming (i) the probable outcome of the performance conditions for each program, which amount is included in the “Stock Awards” column of this Summary Compensation Table and (ii) for units granted under the LPP, achievement of the maximum levels of performance. No maximum amounts are reflected for the Special PSU Awards because the threshold performance level had not been achieved at grant. The amounts shown in the tables above reflect the aggregate grant date fair value for these awards computed in accordance with ASC Topic 718, and do not correspond to the actual value, if any, that will be recognized by our NEOs.

50  2025 Aon Proxy Statement

(2)

The amounts shown in the “Non-Equity Incentive Plan Compensation” column for each of 2024, 2023, and 2022 reflect the cash portion of the annual incentive awards earned by the NEOs for performance in those years. For 2022, 100% was paid in the form of RSUs, except that Mr. Case received 65% in the form of RSUs and 35% in the form of PSUs. For 2023, 100% was paid in the form of PSUs under the 3x3PP, which have similar terms to LPP 19 awards, except that such units are also subject to attainment of a share price hurdle. For 2024, 65% was paid in the form of cash and 35% was paid in the form of RSUs, except that Mr. Case received 35% in the form of PSUs. All amounts shown in this column were actually paid or granted to the NEOs in the first quarter of the year following the relevant performance year, which, for annual awards settled in share units, causes the amounts to be reflected as stock awards in the Summary Compensation Table one year following the relevant performance year.

(3)

Ms. Simon is the only NEO who has participated in the Deferred Compensation Plan. The amount included in this column represents the difference between the interest rate used to calculate earnings under the prime rate investment option (capped at 6% APY) and 120% of the applicable federal long-term rate.

(4)	For 2024, the amounts reported as “All Other Compensation” consist of the following components:

Name	Company Contributions ($)(a)	Perquisites ($)(b)	Other ($)(c)	Tax Reimbursements ($)(d)	Total ($)

Gregory C. Case	31,725	258,621	614,513	—	904,859

Edmund Reese	—	6,178	—	—	6,178

Christa Davies	31,150	—	346,684	3,803,476	4,181,310

Eric Andersen	31,150	18,000	—	—	49,150

Lisa Stevens	28,625	12,149	—	—	40,774

Mindy Simon	26,500	2,730	369,358	180,486	579,074

(a)

The amounts shown in the “Company Contributions” column represent, for each of our NEOs: (i) a contribution by Aon of $22,425 for each of Mr. Case and Ms. Stevens, and $21,850 for each of Ms. Davies, Mr. Andersen and Ms. Simon, to the Aon Savings Plan, our qualified defined contribution plan; and (iii) a contribution by Aon of $9,300 for Mr. Case, Mr. Andersen and Ms. Davies, $6,200 for Ms. Stevens, and $4,650 for Ms. Simon to the Aon Supplemental Savings Plan, a nonqualified defined contribution plan.

(b)

Mr. Case and Ms. Simon have agreed to provide services primarily at Aon’s London, U.K. headquarters. They are each provided relocation packages that are intended to keep them “whole” on a total rewards basis, be transparent and equitable, and reflect competitive practices and benchmarks of industry counterparts.

In 2024, the Company provided perquisites to Ms. Simon related to international assignment including additional home leave benefits.

For a description of cash allowances and cash bonuses paid to our NEOs in connection with the international assignments, see footnote (c) below.

All NEOs except Mr. Reese and Ms. Davies participated in Aon’s executive health screening program in 2024. The actual cost to Aon of the NEO’s use of this program was $10,036 for Mr. Case, $6,000 for Mr. Andersen, $8,189 for Ms. Stevens, and $2,730 for Ms. Simon.

As part of Mr. Case’s employment agreement, Aon provides him with life insurance coverage in the amount no less than $5,000,000 during the term of his agreement. This amount reflects the cost above and beyond the cost of life insurance that is provided to a typical Aon employee. For 2024, the cost was $20,635.

Mr. Reese and Ms. Stevens received reimbursement for club dues of $5,590 and $3,960, respectively. Mr. Andersen received an annual car allowance of $12,000.

We maintain an arrangement with NetJets for use of chartered aircraft and associated ground travel as necessary. This arrangement is primarily used for business travel, with use for personal travel within prescribed limits. In 2024, Mr. Case used this arrangement for certain work-related commuting that may not qualify as business travel for purposes of applicable SEC rules. The aggregate incremental cost to the Company for this use was $227,950. The imputed income attributable to the personal use of corporate aircraft was taxable income to Mr. Case. For our NEOs other than Mr. Case, in the case of personal travel, the NEO reimburses the Company for the cost of such travel. In the case of an NEO’s spouse or other guest on a business flight, this has a minimal cost to the Company and, where applicable, the variable costs associated with the additional passenger are included in determining the aggregate incremental cost to the Company. No amounts were included in the Summary Compensation Table this year with respect to such personal travel for our NEOs other than Mr. Case. In 2025, our Board approved a policy for Mr. Case that provides additional access to Aon’s company-paid aircraft, as well as ground travel in Chicago, for approved personal use. This policy is intended to provide advantages in terms of security, time, and productivity and, as a result, is intended to further our business interests.

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(c)

In connection with their international assignment to London, U.K., Mr. Case, Ms. Davies and Ms. Simon are entitled to additional cash compensation in accordance with the terms of their international assignment letters and our relocation programs. The following table sets forth the additional compensation received by them with respect to 2024 service:

Name	Housing Allowance ($)	Cost of Living Allowance ($)	Foreign Service Allowance ($)	Educational Allowance ($)	Other ($)(1)	Total ($)

Gregory C. Case	382,013	97,500	135,000	—	—	614,513

Christa Davies	167,131	56,875	70,000	38,969	13,708	346,684

Mindy Simon	165,112	53,226	—	146,093	4,927	369,358

(1)

For 2024, the other column represents additional benefits Ms. Davies and Ms. Simon received in relation to their international assignment. This represents: (i) a transportation allowance of $13,708 for Ms. Davies, (ii) costs related to moving of $3,427 for Ms. Simon and (iii) costs related to tax services of $1,500 for Ms. Simon.

(d)

In connection with their international assignment, Ms. Davies and Ms. Simon are entitled to receive a tax equalization benefit designed to equalize the income tax paid by them so that their total income and social tax costs related to any earnings from the Company while on the international assignment (including earnings related to granting or vesting of equity-based awards) will be no more than an amount they would have paid had all of the earnings been taxable solely pursuant to U.S. income tax laws.

The tax equalization benefit caps the executive’s total income tax exposure to what they would be taxed on earnings from the Company under the U.S. tax laws (as compared to the U.K. tax laws as in existence from time to time). This policy is designed and intended to yield neither an economic benefit nor detriment to Ms. Davies and Ms. Simon as a result of their international assignment.

Any applicable allowances for foreign service, housing, cost of living, home leave, and transportation are grossed up for applicable U.S. taxes.

The amounts shown in the “Tax Reimbursements” column of the “All Other Compensation” table represent Aon’s calculation of the excess U.K. taxes paid above the hypothetical tax that Ms. Davies and Ms. Simon would have paid had they not been relocated to London, U.K. and the amount paid by Aon to neutralize the tax impact on Ms. Davies and Ms. Simon with respect to eligible relocation compensation.

(5)

Pursuant to his employment letter, Mr. Reese received a guaranteed annual incentive of 100% of target ($2,000,000) for fiscal year 2024, 65% of which ($1,300,000) was paid in cash pursuant to the terms of the SEICP.

Employment Agreements and Other Compensation Agreements

Mr. Case’s Employment Agreement

We are party to an employment agreement with Mr. Case pursuant to which he serves as our Chief Executive Officer. The current term of Mr. Case’s agreement continues through April 1, 2028, unless terminated earlier or extended. The agreement also provides that Mr. Case will be nominated for re-election as a member of the Board at each annual general meeting of shareholders during the period of his employment.

Mr. Case’s employment agreement provides for an initial base salary of $1,500,000, subject to adjustment at the discretion of the Board, and a target annual incentive bonus of not less than 200% of base salary, which has subsequently been adjusted to 250% of base salary, subject to the provisions of our Shareholder-Approved Plan. The Board retains the discretion to determine Mr. Case’s actual bonus payment.

In addition, Mr. Case’s agreement provides that he will be provided with life insurance coverage in an amount equal to no less than $5,000,000 during the term of the agreement. Under the agreement, Mr. Case has also agreed to maintain an investment position in Class A Ordinary Shares equal to no less than 20 times his annual base salary.

Mr. Case’s agreement was amended effective March 14, 2025, to reflect that he assumed the additional title of President of the Company and Aon Corporation.

Mr. Reese’s Employment Letter

We are party to an employment letter with Mr. Reese, dated as of May 30, 2024. Mr. Reese joined the Company as Executive Vice President, Finance, effective July 1, 2024 (the “Effective Date”), and was appointed Executive Vice President and Chief Financial Officer of the Company, effective July 29, 2024. Pursuant to the letter, Mr. Reese is entitled to an initial base salary of $1,000,000 per year and is eligible for a target annual incentive award of 200% of his then-current base salary, with a 2024 annual incentive award of not less than $2,000,000. Mr. Reese is also entitled to participate in the long-term incentive compensation programs for the Company’s senior executives in accordance with the provisions of such programs, as

52  2025 Aon Proxy Statement

amended from time to time, subject to approval by the Compensation Committee, with a 2025 long-term incentive award of $5,000,000. Mr. Reese is eligible to participate in the Combined Severance Plan and the Company’s employee benefit plans generally available to senior executives of the Company.

Pursuant to the letter, Mr. Reese received (i) a $1,000,000 award of performance share units pursuant to the Leadership Performance Program (the “LPP”) under the Shareholder-Approved Plan, which will cliff vest at the end of the performance period ending on December 31, 2026, and will be subject to the other terms and conditions generally applicable to similar awards under the LPP, (ii) a one-time $3,500,000 restricted share unit award pursuant to the Plan that will vest in one-third annual installments on each anniversary of the grant date, subject to Mr. Reese’s continued service through the applicable vesting, with continued vesting post-separation in the event of an involuntary termination of Mr. Reese by the Company without “cause” (as defined in the letter), and (iii) a one-time $500,000 grant of performance share units pursuant to the LPP that will cliff vest at the end of the performance period ending on December 31, 2026, if the pre-established share price hurdle is met. Mr. Reese will also receive a deferred sign-on bonus of $1,000,000, which is payable as a lump sum in cash on or as soon as practicable after the first anniversary of the Effective Date; provided, however, if the Company terminates Mr. Reese for “cause” or Mr. Reese voluntarily terminates his employment, in each case prior to the first anniversary of his hire date, such sign-on bonus will be forfeited by Mr. Reese.

Ms. Davies’s Employment Agreement and Transition Agreement

Prior to July 30, 2024, we were party to an employment agreement with Ms. Davies, pursuant to which she served as our Executive Vice President and Chief Financial Officer. The agreement provided for an initial base salary and a target annual incentive bonus of her base salary and foreign service allowance. In 2024, Ms. Davies’s base salary was $1,250,000 and target annual incentive was 200% of base salary.

On April 1, 2024, Ms. Davies notified the Company of her intention to retire from the position of Chief Financial Officer and Executive Vice President. On June 24, 2024, Aon Corporation entered into a letter agreement with Ms. Davies (the “Transition Agreement”). Under the Transition Agreement, Ms. Davies continued to serve in her current role as Executive Vice President and Chief Financial Officer through July 29, 2024, receiving her regular salary and benefits through such date, after which point she ceased to serve as Aon’s Executive Vice President and Chief Financial Officer.

Under the Transition Agreement, Ms. Davies will serve as a senior advisor to Aon from July 29, 2024, until and inclusive of May 31, 2026, unless Ms. Davies’s employment is terminated earlier in accordance with the terms of the Transition Agreement (such period, the “Transition Period”). In her role as senior advisor, Ms. Davies will support the transition of her duties to the successor Chief Financial Officer and assist as requested with certain of the Company’s 3x3 Plan initiatives, such as those pertaining to technology and infrastructure, among other advisory duties.

For service during the Transition Period, Ms. Davies will be entitled to: (i) earn a base salary at a rate of $500,000 per year; (ii) participate in Aon Corporation’s employee benefit plans and paid time off programs generally available to similarly-situated full time senior executives; and (iii) continued vesting of Ms. Davies’s existing Aon equity awards, other than Ms. Davies’s Special PSU Award granted on July 26, 2023, which Ms. Davies forfeited in its entirety upon her transition to senior advisor. Continued vesting for her other outstanding equity awards will generally be in accordance with the terms of the underlying award agreements, except no “Good Reason” (as defined in the applicable award agreement or employment documentation) vesting or acceleration will apply to such awards during the Transition Period.

In addition, Ms. Davies is eligible to: (i) receive a pro-rated cash annual incentive bonus for fiscal year 2024 based on Aon’s and Ms. Davies’s actual performance for fiscal 2024, with proration to reflect the portion of the year Ms. Davies served as Executive Vice President and Chief Financial Officer, subject to Ms. Davies’s continued employment with Aon on the incentive payment date and provision of transition services; and (ii) receive payment or reimbursement from Aon for tax return preparation services up to and including the United Kingdom 2024/25 tax year and the United States 2024 tax year. During the Transition Period, Ms. Davies will not be eligible to (a) receive or earn any Aon annual incentive compensation plan bonuses other than the pro-rata annual incentive bonus for fiscal year 2024; (b) be granted any additional Aon equity or equity-based awards; or (c) participate in the Severance Plan (as defined in the Transition Agreement) or receive severance under her prior employment agreement. She will be subject to the non-competition and non-solicitation covenants of her employment agreement for two years following her employment termination date.

2025 Aon Proxy Statement  53

The Transition Agreement also extended the international assignment letter agreement dated July 1, 2016, between Aon Corporation and Ms. Davies through July 29, 2024. (For additional detail, see section on “Employment Agreement and Transition Agreement with Ms. Davies” on page 54).

Mr. Andersen’s Employment Agreement

We are party to an employment agreement with Mr. Andersen, effective July 1, 2023, pursuant to which he served as President of the Company and Aon Corporation. The current term of Mr. Andersen’s agreement continues until June 30, 2026, unless earlier terminated or extended. The employment agreement supersedes Mr. Andersen’s employment letter confirming certain terms and conditions of his at-will employment dated as of May 11, 2018. Mr. Andersen’s agreement provides for an initial base salary of no less than $1,250,000 per year, and a target annual incentive of no less than 200% of his base salary. The agreement also provides for the grant of the Special PSU Award.

Effective March 14, 2025, the Company removed Mr. Andersen from the role of President, and he transitioned to the role of senior advisor for the duration of the employment term (June 30, 2026) pursuant to his employment agreement. Pursuant to Section 5(a) of his employment agreement, he is entitled to receive his base salary and annual incentive target bonus through the duration of the employment period, pro rata vesting of any outstanding LPP awards through the duration of the employment period, continued vesting of any outstanding RSU awards, and other employee benefits to which he is entitled. Mr. Andersen would also be entitled to receive pro rata vesting of any earned portion of the Special PSU Award through the duration of the employment period. Mr. Andersen will not be eligible to (a) be granted any additional Aon equity or equity-based awards; or (b) participate in the Severance Plan (as defined in his employment agreement) or receive severance under his employment agreement. He will be subject to the non-competition and non-solicitation covenants of his employment agreement for two years following his employment termination date (for additional detail, see section on “Employment Agreement with Mr. Andersen” on page 54).

Ms. Stevens’s Employment Letter

We have provided Ms. Stevens with an employment letter pursuant to which she serves as our Executive Vice President and Chief People Officer. The letter provides that Ms. Stevens’s continued employment with us is on an at-will basis, and that she is eligible to participate in our Combined Severance Plan. Ms. Stevens’s letter also provides for an initial base salary, which has subsequently been adjusted to $1,000,000 by our Compensation Committee as permitted under the letter, a target annual bonus of 100% of her base salary, which has subsequently been adjusted to 175% by our Compensation Committee as permitted under the letter, and an initial target long-term incentive award of 150% of her base salary. Effective July 1, 2024, Ms. Stevens assumed the role of Chief Administrative Officer, which added oversight of the Company’s marketing, communications, and public affairs departments in addition to her existing role as leader of our people organization.

Ms. Simon’s Employment Letter

We have provided Ms. Simon with an employment letter pursuant to which she serves as our Chief Operating Officer. The letter provides that Ms. Simon’s continued employment with us is on an at-will basis, and that she is eligible to participate in our Combined Severance Plan. Ms. Simon’s letter also provides for an initial base salary, which has subsequently been adjusted to $900,000 by our Compensation Committee as permitted under the letter, a target annual bonus of 100% of her base salary, and an initial target long-term incentive award of 150% of her base salary.

International Assignment Letters

In connection with their agreeing to provide services primarily at Aon’s London global operational headquarters, we entered into international assignment letters with each of Mr. Case, Ms. Davies, and Ms. Simon. These letters describe the international assignments and set forth the relocation benefits to the executives, which are described below. The letters are not intended to diminish the rights of the executives under their current employment arrangements; however, the letters provide by their terms that the executives’ acceptance of their international assignments, and repatriation thereafter, will not give rise to any right to terminate for good reason (as such term is defined in the applicable executive’s employment agreement, if applicable).

54  2025 Aon Proxy Statement

The letters for Mr. Case and Ms. Davies were amended and extended in July 2014 for an additional two years, in July 2016 for an additional two years, and on each July 1 of 2018 through 2023 for an additional year. Mr. Case’s assignment letter was extended on July 1, 2024, for an additional year, while Ms. Davies’s assignment letter was extended through July 29, 2024, and then terminated, pursuant to her Transition Agreement. Ms. Simon’s assignment letter took effect on July 1, 2023, through June 30, 2024, and was extended on July 1, 2024 for an additional year.

Depending on each executive’s personal circumstances, and as disclosed in the tables above, the relocation packages, as amended, generally provide some or all of the following benefits:

•	a monthly housing allowance of approximately $31,834 for Mr. Case and $23,876 for Ms. Davies and $13,990 for Ms. Simon;

•	a monthly cost of living differential of $8,125 for Mr. Case and Ms. Davies and $1,648 for Ms. Simon;

•	a monthly foreign service allowance of $11,250 for Mr. Case, and $10,000 for Ms. Davies;

•	a monthly car allowance of approximately $1,958 for Ms. Davies;

•	eligible dependents’ schooling assistance, including tuition and application fees, for Ms. Davies and Ms. Simon;

•

a tax equalization benefit for Ms. Davies and Ms. Simon, designed to equalize the income tax paid by the executives so that their total income tax costs related to any earnings from the Company while on the international assignment (including earnings related to granting or vesting of equity-based awards) will be no more than an amount they would have paid had all of the earnings been taxable solely pursuant to the U.S. income tax laws;

•	a tax gross-up for Ms. Davies and Ms. Simon on schooling assistance and on allowances related to housing, cost of living, home leave, and transportation; and

•	enhanced tax preparation and planning and expatriate services for the tax years covered by the international assignment or for which international earnings are taxed by the U.K.

All of the relocation benefits are subject to recoupment if the executive officer resigns employment with the Company and becomes employed by a direct competitor of the Company during such assignment or within 12 months after the end thereof.

Grants of Plan-Based Awards in Fiscal Year 2024

The following table provides information on non-equity incentive plan compensation, restricted share unit awards, and performance share unit awards granted in 2024 to each of the NEOs.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Gregory C. Case	3/22/2024	3,750,000	7,500,000	12,143	24,286	48,572	—	—	—	3,233,924

	3/22/2024	—	—	28,306	56,611	113,222	—	—	—	18,129,107

Edmund Reese	7/1/2024	—	—	—	—	—	11,925	—	—	3,440,243

	7/1/2024	2,000,000	4,000,000	3,178	6,356	12,712	—	—	—	500,027

	7/1/2024	—	—	1,704	3,407	6,814	—	—	—	975,254

Christa Davies	3/21/2024	2,740,000	5,480,000	8,873	17,745	35,490	—	—	—	2,365,941

	3/21/2024	—	—	12,251	24,501	49,002	—	—	—	7,839,830
Eric Andersen	3/21/2024	2,500,000	5,000,000	8,095	16,190	32,380	—	—	—	2,158,613
	3/21/2024	—	—	9,954	19,907	39,814	—	—	—	6,369,842

Lisa Stevens	3/21/2024	1,500,000	3,000,000	4,857	9,714	19,428	—	—	—	1,295,168

	3/21/2024	—	—	6,891	13,782	27,564	—	—	—	4,409,964
Mindy Simon	3/21/2024	800,000	1,600,000	2,186	4,371	8,742	—	—	—	582,785
	3/21/2024	—	—	3,063	6,125	12,250	—	—	—	1,959,878

2025 Aon Proxy Statement  55

(1)

The amounts shown relate to potential annual incentive plan awards for 2024 service for each NEO under our Shareholder-Approved Plan. The amounts shown as “Target” represent the target payment level of 250% for Mr. Case, 200% for Mr. Reese, Ms. Davies and Mr. Andersen, 150% for Ms. Stevens, and 100% for Ms. Simon, of their respective base salaries (after giving effect to annual increases), and the amounts shown in “Maximum” reflect the maximum payment level of two times the target incentive amount, as provided by the terms of our Shareholder-Approved Plan. For Ms. Davies, the annual foreign service allowance is included with base salary in determining her bonus target.

Our Shareholder-Approved Plan does not contain a threshold payment level for any of the NEOs. If pre-established performance measures are not met, no payments are made under the plan.

(2)

The amounts shown in columns titled “Threshold,” “Target,” and “Maximum” represent the threshold, target, and maximum number of (a) PSUs granted to our NEOs pursuant to Aon’s LPP 19 that will be earned and settled in Class A Ordinary Shares if certain performance criteria are achieved during the 2024 to 2026 performance period, and (ii) PSUs granted under the 3x3PP in settlement of annual incentive awards earned for 2023, which 3x3PP PSUs contain terms that are substantially similar to the LPP 19 awards, but are also subject to attainment of a share price hurdle. As the potential payments for these units are dependent on achieving certain performance criteria, actual payouts could differ by a significant amount. For more information regarding the terms of the PSUs granted pursuant to LPP 19, see the section titled “Leadership Performance Program under Our Shareholder-Approved Plan” in the CD&A.

(3)

The amounts shown in this column represent the number of restricted share units granted to Mr. Reese per his offer letter. These restricted share units will vest in installments of 33 1/3% on the first through third anniversaries of the date of grant. Voting rights do not attach to any unvested restricted share units.

(4)

The amounts shown in this column are the grant date fair values of the restricted share units and PSUs. The grant date fair value reflects the aggregate grant date fair value computed in accordance with ASC Topic 718 and, with respect to the performance share unit awards granted under the LPP and 3x3PP PSUs, is based on the probable outcome of the performance-based conditions at the time of grant. These amounts do not correspond to the actual value (if any) that may be recognized by the NEOs. For additional information about the applicable assumptions for determining the grant date fair value of restricted share unit awards, see footnote (1) to the Summary Compensation Table.

56  2025 Aon Proxy Statement

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table sets forth information regarding outstanding restricted share units and PSUs held by each of our NEOs on December 31, 2024. See “Potential Payments and Benefits on Termination or Change in Control” for information regarding the impact of certain employment termination scenarios on outstanding equity awards.

	Stock Awards

Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)

Gregory C. Case	3/25/2022	(2)	8,128	2,919,252	—	—

	3/25/2022	(2)	102,186	36,701,124	—	—

	2/17/2023	(1)	4,714	1,693,080	—	—

	3/24/2023	(3)	—	—	7,642	2,744,701

	3/24/2023	(3)	—	—	119,680	42,984,269

	3/22/2024	(3)	—	—	113,222	40,664,814

	3/22/2024	(4)	—	—	12,143	4,361,280

Edmund Reese	7/1/2024	(1)	11,925	4,282,983	—	—

	7/1/2024	(3)	—	—	6,814	2,447,316

	7/1/2024	(4)	—	—	3,178	1,141,410

Christa Davies	2/17/2022	(1)	872	313,188	—	—

	3/24/2022	(2)	44,112	15,843,266	—	—

	2/16/2023	(1)	5,299	1,903,189	—	—

	3/23/2023	(3)	—	—	52,808	18,966,521

	3/21/2024	(3)	—	—	49,002	17,599,558

	3/21/2024	(4)	—	—	8,873	3,186,647

Eric Andersen	2/17/2022	(1)	779	279,786	—	—

	3/24/2022	(2)	34,660	12,448,486	—	—

	2/16/2023	(1)	4,835	1,736,539	—	—

	3/23/2023	(3)	—	—	42,906	15,410,119

	7/26/2023	(5)	—	—	25,000	8,979,000

	3/21/2024	(3)	—	—	39,814	14,299,596

	3/21/2024	(4)	—	—	8,095	2,907,400

Lisa Stevens	2/17/2022	(1)	498	178,862	—	—

	3/24/2022	(2)	18,906	6,790,279	—	—

	2/16/2023	(1)	2,901	1,041,923	—	—

	3/23/2023	(3)	—	—	26,404	9,483,261

	3/21/2024	(3)	—	—	27,564	9,899,886

	3/21/2024	(4)	—	—	4,857	1,744,440

Mindy Simon	11/15/2022	(1)	1,970	707,545	—	—

	3/23/2023	(3)	—	—	9,242	3,319,357

	3/21/2024	(3)	—	—	12,250	4,399,710

	3/21/2024	(4)	—	—	2,186	784,944

(1)	The vesting schedule for the restricted share units, other than PSUs, held by each NEO is as follows:

Vesting Date	Gregory C. Case	Edmund Reese	Christa Davies	Eric Andersen	Lisa Stevens	Mindy Simon
2/16/2025			2,649	2,417	1,450
2/17/2025	2,357		872	779	498
7/1/2025		3,975
11/15/2025						1,970
2/16/2026			2,650	2,418	1,451
2/17/2026	2,357
7/1/2026		3,975
7/1/2027		3,975

Total	4,714	11,925	6,171	5,614	3,399	1,970

(2)

The PSUs, to the extent earned, convert into Class A Ordinary Shares on a one-to-one basis after the conclusion of a three-year performance period. For PSUs with a March 24, 2022, or March 25, 2022 grant date, the three-year performance period ended on December 31, 2024. These PSUs were subsequently settled in Class A Ordinary Shares on February 13, 2025.

2024 Aon Proxy Statement  57

(3)

The PSUs, to the extent earned, convert into Class A Ordinary Shares on a one-to-one basis after the conclusion of a three-year performance period. A pre-established cumulative adjusted diluted earnings per share target as certified by the Compensation Committee in the first quarter of the year after the performance period must be met. For PSUs with a March 23, 2023 or March 24, 2023 grant date, the three-year performance period ends on December 31, 2025. For PSUs with a March 21, 2024 or March 22, 2024 or July 1, 2024 grant date, the three-year performance period ends on December 31, 2026. If the minimum or threshold performance is not attained, the PSUs will be forfeited. In this table, the maximum number of PSUs is shown for outstanding awards for all LPP cycles as awards granted under these cycles are currently tracking at or above target payout levels. If Aon does not attain the maximum cumulative target over the three-year period, the number of Class A Ordinary Shares received by the NEOs upon settlement will be reduced.

(4)

In 2024, our NEOs received awards of PSUs under the 3x3PP (which are a type of LPP award that require the achievement of a share price hurdle). The 3x3PP PSUs, to the extent earned, convert into Class A Ordinary Shares on a one-to-one basis after the conclusion of a three-year performance period. Both a share price hurdle and a pre-established cumulative adjusted diluted earnings per share target as certified by the Compensation Committee in the first quarter of the year after the performance period must be met. If the share price hurdle and threshold performance are not attained, the 3x3PP PSUs will be forfeited. In this table, the threshold number of PSUs is shown, as the share price performance hurdle was not satisfied.

(5)

The Special PSU Award, to the extent earned, converts into Class A Ordinary Shares on a one-to-one basis, with 0% to 200% of the target number of PSUs (50,000) eligible to vest on the Vesting Date, as follows: (a) no PSUs will vest if the average closing price of a Class A Ordinary Share for the 90 consecutive trading days ending on the Vesting Date is below the Performance Hurdle; and (b) subject to achieving the Performance Hurdle, the percentage of PSUs to vest will be based upon the Average Share Price, as follows—(i) 50% if the Average Share Price is $475 (threshold), (ii) 100% if the Average Share Price is $500 (target), and (iii) 200% if the Average Share Price is at least $550 (max), with straight line vesting if the Average Share Price is between the threshold, target, and max levels. In this table, the threshold number of PSUs is shown, as the share price Performance Hurdle has not been achieved due to the fact that these awards are intended to vest based on share price increases over a five-year period.

(6)	The market value is calculated using $359.16, the closing price of a Class A Ordinary Share on NYSE on December 31, 2024 (the last trading day of 2024).

58  2024 Aon Proxy Statement

Stock Vested in Fiscal Year 2024

The following table sets forth (1) the number of Class A Ordinary Shares acquired during 2024 by our NEOs upon the vesting of restricted share unit awards and the settlement of performance share unit awards, and (2) the value realized upon such vesting or settlement.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Gregory C. Case	130,265	40,940,867

Christa Davies	70,761	22,238,081

Eric Andersen	54,804	17,222,750

Lisa Stevens	19,094	5,999,571

Mindy Simon	1,970	747,182

(1)

Represents (a) the vesting of restricted share units granted under our Shareholder-Approved Plan and (b) the settlement of performance share unit awards granted under the LPP in March 2021 for the three-year performance period ending on December 31, 2023, which were converted into Class A Ordinary Shares on February 15, 2024. Of the amounts shown, the following aggregate number of Class A Ordinary Shares were withheld to pay taxes due in connection with the vesting: Mr. Case, 57,960 shares; Ms. Davies, 27,844 shares; Mr. Andersen, 27,407 shares; Ms. Stevens, 9,213 shares; and Ms. Simon, 874 shares.

(2)

Calculated by multiplying (a) the fair market value of Class A Ordinary Shares on the vesting date, which was determined using the closing price on the NYSE of a Class A Ordinary Share on the vesting date or, if such day is a holiday, on the immediately preceding working day, by (b) the number of Class A Ordinary Shares acquired upon vesting.

Pension Benefits in Fiscal Year 2024

The table below provides information regarding the benefits expected to be paid from the Company’s defined benefit pension plans, as well as a supplemental contractual arrangement, for Mr. Andersen, the only NEO who participates in these plans.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Eric Andersen	Aon Pension Plan	12	353,463	—

	Excess Benefit Plan	12	515,765	—

	Supplemental Contractual Pension	5	496,626	—

(1)

Reflects the actuarial present value of benefits accumulated under the respective plans from service and compensation through December 31, 2024, in accordance with the assumptions disclosed in Note 12 to the audited financial statements included in the Company’s Form 10-K for the year ended December 31, 2024.

Mr. Andersen commenced participation in the Aon Pension Plan on May 16, 1997. Under the Aon Pension Plan, a participant is generally entitled to an annual pension benefit commencing at the normal retirement age of 65, calculated based on the participant’s years of service, compensation, and Social Security benefits. Participants are fully vested after completing five years of service. Eligible compensation under the plan is subject to applicable IRS limits; accordingly, the maximum eligible compensation under the plan was $245,000 up to April 1, 2009, the date that the Aon Pension Plan was frozen. The pension formula for service after January 1, 1998, through December 31, 2006, is 1.15% of the participant’s final average earnings multiplied by years of service on or after January 1, 1998, plus 0.45% of the participant’s final average earnings in excess of covered compensation multiplied by years of service on or after January 1, 1998 (not in excess of 35 years). “Final average earnings” is the average of the participant’s base salary and certain eligible bonus payments for the five consecutive calendar years within the last 10 calendar years of employment for which the average was the highest. “Covered compensation” is the average of the Social Security Taxable Wage Base for the 35-year period prior to the participant’s normal retirement age. Effective January 1, 2007, the prior plan benefit was frozen and a career average formula of 1.15% of each year’s earnings plus 0.45% of earnings in excess of covered compensation is effective for service after December 31, 2006. The default form of benefit payment for married participants is a 50% joint and survivor pension; other actuarially equivalent payment options are also available. The Aon Pension Plan was frozen as to benefit accrual effective April 1, 2009, and was previously closed to newly hired employees effective January 1, 2004. Effective January 1, 2020, a portion of the liabilities of the Aon Pension Plan was spun-off to a mirror plan, the Aon Retirement Pension Plan, and Mr. Andersen’s pension plan participation continues under the Aon Retirement Pension Plan as of that date.

2024 Aon Proxy Statement  59

The Excess Benefit Plan was established in 1989 as an unfunded deferred compensation plan for a select group of management or highly compensated employees and was intended to replace benefits lost under the Aon Pension Plan due to application of certain IRS compensation limits. To be eligible for a benefit under this plan, participants must have attained age 50 and at least 10 years of benefit accrual service. Mr. Andersen satisfied those requirements as of February 3, 2015. The benefit under this plan is determined based on the amount of the monthly benefit payable under the Aon Pension Plan had such plan not applied the maximum annual benefit limitation imposed by Section 415 of the Code. Effective for the 2002 plan year and thereafter, the Excess Benefit Plan was amended to provide that earnings in excess of $500,000 would not be taken into account for purposes of calculating the plan benefit. Effective January 1, 2006, the Excess Benefit Plan was further amended to incorporate an alternative benefit formula that provides a benefit of 1% of final average compensation multiplied by total years of service, subject to a maximum annual pension benefit of $500,000. Upon retirement, a participant will receive the greater of the pension from the basic formula (1.15%/0.45%) or the 1% formula. With respect to plan benefits that were earned and vested after December 31, 2004, the form of benefit is an actuarially equivalent term certain annuity for five years, payable monthly. With respect to plan benefits earned and vested on or before December 31, 2004, the form of benefit is the same that would apply under the Aon Pension Plan (subject to certain exceptions). The Excess Benefit Plan was frozen as to benefit accrual effective April 1, 2009.

Mr. Andersen and the Company entered into a Supplemental Pension Agreement effective January 19, 2010, in connection with the Company’s decision to freeze further benefit accruals under the Aon Pension Plan and the Excess Benefit Plan in 2009. Under this supplemental agreement, Mr. Andersen is entitled to a supplemental pension benefit upon termination of employment equal to the aggregate pension benefit earned under the Aon Pension Plan and the Excess Benefit Plan for the 2008 plan year, multiplied by five (effectively giving Mr. Andersen an additional five years of pension service). Mr. Andersen became fully vested in this benefit upon his continuous employment with the Company through the later of December 31, 2014, or attainment of age 50 and completion of 10 years of benefit accrual service. This benefit is payable in the form of a 100% joint and survivor annuity commencing following termination of employment or, if later, attaining age 55.

Nonqualified Deferred Compensation in Fiscal Year 2024

The table below shows any executive contributions, contributions by Aon, earnings, withdrawals, and account balances for the NEOs with respect to our Supplemental Savings Plan and Deferred Compensation Plan.

See the section titled “Executive and Relocation Benefits” in the CD&A and the narratives set forth below the following table for additional information on these plans.

Nonqualified Deferred Compensation in Fiscal Year 2024

Name	Name of Plan	Executive Contributions in Last Fiscal Year ($)	Aon Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)

Gregory C. Case	Supplemental Savings Plan	—	9,300	6,851	—	246,122

Edmund Reese	Supplemental Savings Plan	—	—	—	—	—

Christa Davies	Supplemental Savings Plan	—	9,300	7,562	—	260,358

Eric Andersen	Supplemental Savings Plan	—	9,300	121,838	—	1,043,376

Lisa Stevens	Supplemental Savings Plan	—	6,200	784	—	33,293

Mindy Simon	Deferred Compensation Plan	—	—	12,570	—	222,062

	Supplemental Savings Plan	—	4,650	—	—	4,650

(1)	These amounts are included in “All Other Compensation” for 2024 in the Summary Compensation Table.

(2)

Of the amount shown in this column, $4,085 was included as 2024 compensation for Ms. Simon in the Summary Compensation Table as above-market earnings. Otherwise, no amounts in this column are included as 2024 compensation in the Summary Compensation Table.

(3)

The following table provides the amount reported in the “Aggregate Balance at Last Fiscal Year End” column for each NEO that has been previously reported as compensation in the Summary Compensation Tables for 2024, 2023, and 2022.

60  2024 Aon Proxy Statement

Name	Name of Plan	Amount Included in 2024 Compensation in Summary Compensation Table ($)	Amount Included in 2023 Compensation in Summary Compensation Table ($)	Amount Included in 2022 Compensation in Summary Compensation Table ($)

Gregory C. Case	Supplemental Savings Plan	9,300	10,200	11,700

Christa Davies	Supplemental Savings Plan	9,300	10,500	12,125

Eric Andersen	Supplemental Savings Plan	9,300	10,500	12,125

Lisa Stevens	Supplemental Savings Plan	6,200	6,800	5,850

Mindy Simon	Supplemental Savings Plan	4,650	n/a	n/a

Aon Deferred Compensation Plan

The Deferred Compensation Plan is an unfunded, unsecured nonqualified deferred compensation program that allows certain senior management or highly compensated employees to defer:

•	Up to 75% of their base salary;

•	All or a portion of cash incentive income;

•	Up to 75% of commissions, production bonuses and cross-sell bonuses; and

•	Up to 75% of other earnings, including certain hiring, retention or non-performance bonuses.

Aon does not presently make any company contributions to the Deferred Compensation Plan. The aggregate balances shown above represent amounts that the NEOs earned but elected to defer, plus earnings or losses. Deferrals may be allocated among a choice of three valuation funds that are used to determine investment gains or losses credited to the accumulated account balance. Participants can change their investment selections on a going-forward basis by contacting the Plan’s administrator.

When participants elect to defer amounts into the Deferred Compensation Plan, they must also select when the amounts ultimately will be distributed to them. Distributions may either be made in a specific year, whether or not employment has then ended, or after the executive’s retirement or termination.

Participants who elect to have distributions made in a specific year must choose a payout date that is at least three years after the date of the first deferral election, and can elect to receive a single, lump-sum payment or up to five annual installments. Distributions begin as soon as practicable after February 28 of the elected calendar year. Participants who elect to have distributions made at retirement or termination can elect to receive a single, lump-sum payment or up to ten annual installments. Payments commence as soon as practicable after February 28 of the year following termination of employment.

Aon Supplemental Savings Plan

The Aon Supplemental Savings Plan was created to provide matching and other company allocations similar to what participants in the Aon Savings Plan (our qualified 401(k) plan) would have received had the Code limits not restricted contributions under the Aon Savings Plan. Participants eligible for Aon Savings Plan company contributions who are active at the end of the plan year and who attain the IRS 401(k) contribution limit and compensation limit (or participate in the Aon Deferred Compensation Plan) receive supplemental allocations to the Supplemental Savings Plan based on their years of service and their match eligible compensation in excess of the IRS limit or Deferred Compensation Plan deferrals (to a combined plan limit of $500,000). Distributions from the Supplemental Savings Plan must begin at the earlier of retirement or age 65.

Each NEO participated in the Supplemental Savings Plan in 2024. If an executive officer contributes on a match-eligible basis to the Aon Savings Plan an amount equal to the annual contribution limit imposed by the Code ($23,000 in 2024), the Supplemental Savings Plan provides for a company allocation as a percentage of eligible compensation deferred under the Aon Deferred Compensation Plan and of eligible compensation in excess of the IRS limit ($345,000 in 2024). The combined total annual eligible compensation for the Aon Savings and Aon Supplemental Savings Plans is capped at $500,000. The percentage allocation varies by length of service. In the first four years of employment the Company allocation percentage is 3% and that percentage increases incrementally to 6% after 15 years of service.

2025 Aon Proxy Statement  61

Potential Payments and Benefits on Termination or Change in Control

During 2024, each NEO was party to either an employment agreement with Aon that addresses the payments and benefits that he or she will receive under various termination of employment scenarios, or an employment letter that provides for participation in the Combined Severance Plan. Non-competition and non-solicitation covenants apply to each NEO for a period of two years following the termination of employment of such executive without regard to the reason for such termination.

Each NEO other than Mr. Case and, pursuant to her transition to senior advisor, Ms. Davies, is entitled to participate in the Combined Severance Plan, which provides certain severance benefits upon a qualifying termination of employment in connection with or during the two years following a change in control of Aon. Mr. Case is party to an individual change of control severance agreement with the Company providing certain severance benefits in connection with a qualifying termination of employment in connection with a change in control of Aon.

The tables below outline the potential payments to the NEOs upon the occurrence of various termination of employment events, including a termination in connection with a change in control of Aon. The following assumptions apply with respect to the tables below and any termination of employment of a NEO:

•

Each NEO was terminated on December 31, 2024, and the price per Class A Ordinary Share is $359.16 per share, the closing market price per share on December 31, 2024 (the last trading day of 2024). Accordingly, the tables set forth amounts as of December 31, 2024, and include estimates of amounts that would be paid to the NEO upon the occurrence of a termination of employment event.

•

Each NEO is entitled to receive amounts earned during the term of his or her employment regardless of the manner of termination. These amounts include accrued base salary, accrued vacation time, and other employee benefits to which the NEO was entitled on the date of termination and are not shown in the tables below. Under each NEO’s employment agreement, other than Mr. Case’s, or by virtue of the NEO’s eligibility for the Combined Severance Plan, the NEO is entitled to 365 days’ notice in the event that the Company terminates his or her employment without cause, during which period the NEO would continue to receive base salary and remain eligible for the Company’s standard benefit plans.

•

The specific definitions of (i) “good reason” applicable to “Involuntary—Good Reason” (ii) “cause” applicable to “Involuntary—For Cause,” and (iii) “without cause” or “not for cause” applicable to “Involuntary—Without Cause” for each of the NEOs can be found, to the extent applicable, in their respective employment agreements or the Combined Severance Plan. In addition, the specific definitions of “qualifying termination” applicable to “Qualifying After Change in Control” can be found in the Combined Severance Plan or, with respect to Mr. Case, in his change in control severance agreement.

62  2024 Aon Proxy Statement

•

The definition of “retirement” applicable to “Retirement” means a voluntary termination of employment upon or after the individual’s attainment of age 55. The LPP provided in 2024 for pro rata vesting in the event of retirement on the same terms that apply to a termination “without cause” or for “good reason.” Messrs. Case and Andersen were the only NEOs eligible for retirement benefits as of December 31, 2024.

Name	Termination Reason	Total Cash Payment ($)(1)	Accelerated Share Vesting ($)(2)	Welfare, Retirement and Other Benefits ($)	Severance Cutback ($)(3)	Total ($)

Gregory C. Case	Retirement	—	49,246,487	—	—	49,246,487

	Involuntary-Good Reason	14,250,000	49,246,487	98,123	—	63,594,610

	Death	3,750,000	85,922,948	5,000,000	—	94,672,948

	Disability	3,750,000	85,922,948	—	—	89,672,948

	Involuntary-Without Cause	14,250,000	49,246,487	98,123	—	63,594,610

	Qualifying After Change in Control	16,562,500	85,922,948	242,360	—	102,727,808

Edmund Reese	Involuntary-Good Reason	1,000,000	4,282,983	—	—	5,282,983

	Death	—	7,789,462	—	—	7,789,462

	Disability	—	7,789,462	—	—	7,789,462

	Involuntary-Without Cause	1,000,000	4,282,983	—	—	5,282,983

	Qualifying After Change in Control	2,000,000	7,789,462	51,579		9,841,041

Eric Andersen	Retirement	—	17,304,771	—	—	17,304,771

	Involuntary-Good Reason	5,609,589	17,304,771	41,858	—	22,956,218

	Death	2,500,000	32,837,722	—	—	35,337,722

	Disability	2,500,000	32,837,722	—	—	35,337,736

	Involuntary-Without Cause	5,609,589	25,831,289	41,858	—	31,482,736

	Qualifying After Change in Control	2,906,250	32,837,722	118,111	—	35,862,083

Lisa Stevens	Involuntary-Good Reason	1,000,000	9,919,344	—	—	10,919,344

	Death	—	19,938,711	—	—	19,938,711

	Disability	—	19,938,711	—	—	19,938,711

	Involuntary-Without Cause	1,000,000	9,919,344	—	—	10,919,344

	Qualifying After Change in Control	2,260,000	19,938,711	110,342	—	22,309,053

Mindy Simon	Involuntary-Good Reason	800,000	1,199,475	—	—	1,999,475

	Death	—	6,136,967	—	—	6,136,967

	Disability	—	6,136,967	—	—	6,136,967

	Involuntary-Without Cause	800,000	1,199,475	—	—	1,999,475

	Qualifying After Change in Control	1,600,000	6,136,967	87,494	—	7,824,461

Christa Davies	Involuntary-Good Reason	—	21,458,733	—	—	21,458,733

	Death	—	39,792,894	—	—	39,792,894

	Disability	—	39,792,894	—	—	39,792,894

	Involuntary-Without Cause	—	21,458,733	—	—	21,458,733

	Qualifying After Change in Control	—	39,792,894	—	—	39,792,894

2025 Aon Proxy Statement  63

(1)	The Total Cash Payment is calculated in accordance with the terms of the agreements and plans described below. The components of the Total Cash Payment are set forth in the following table:

Name	Termination Reason (a)	Base Salary ($)	Base Salary Multiple	Bonus ($)	Bonus Multiple	Average Annual Cash Bonus ($)	Total Severance ($)	Pro Rata Bonus ($)	Total Cash Payment ($)

Gregory C. Case	Death	—	—	3,750,000	1x	—	3,750,000	—	3,750,000

	Disability	—	—	3,750,000	1x	—	3,750,000	—	3,750,000

	IV-GR	1,500,000	2x	3,750,000	2x	—	10,500,000	3,750,000	14,250,000

	I-WC	1,500,000	2x	3,750,000	2x	—	10,500,000	3,750,000	14,250,000

	C-in-C	1,500,000	3x	3,750,000	3x	812,500	16,562,500	—	16,562,500

Edmund Reese	Death	—	—	—		—	—	—	—

	Disability	—	—	—		—	—	—	—

	IV-GR	1,000,000	1x	2,000,000		—	1,000,000	—	1,000,000

	I-WC	1,000,000	1x	2,000,000		—	1,000,000	—	1,000,000

	C-in-C	1,000,000	2x	—	2x	—	2,000,0000	—	2,000,000

Eric Andersen	Death	—	—	—		2,500,000	2,500,000	—	2,500,000

	Disability	—	—	—		2,500,000	2,500,000	—	2,500,000

	IV-GR	1,869,863	—	3,739,726		—	5,609,589	—	5,609,589

	I-WC	1,869,863	—	3,739,726		—	5,609,589	—	5,609,589

	C-in-C	1,250,000	2x	—	2x	406,250	2,906,250	—	2,906,250

Lisa Stevens	Death	—	—	—		—	—	—	—

	Disability	—	—	—		—	—	—	—

	IV-GR	1,000,000	1x	—		—	1,000,000	—	1,000,000

	I-WC	1,000,000	1x	—		—	1,000,000	—	1,000,000

	C-in-C	1,000,000	2x	—	2x	260,000	2,260,000	—	2,260,000

Mindy Simon	Death	—	—	—		—	—	—	—

	Disability	—	—	—		—	—	—	—

	IV-GR	800,000	1x	—		—	800,000	—	800,000

	I-WC	800,000	1x	—		—	800,000	—	800,000

	C-in-C	800,000	2x	—	2x	—	1,600,000	—	1,600,000

(a)

The termination reasons are abbreviated as follows: IV-GR = Involuntary termination for good reason; I-WC = involuntary termination without cause; C-in-C = qualifying termination after change in control.

(2)

Amounts reflected under Accelerated Share Vesting for LPP units are calculated based on actual performance results for LPP 17 and assume payout at target for LPP 18 and LPP 19. No amounts are reflected for the 3x3PP and Special PSU Awards because the threshold performance level has not been achieved as of December 31, 2024.

(3)

The Company is not obligated to make any gross-up payments to cover any excise and related income tax liability arising under Sections 4999 and 280G of the Internal Revenue Code for any of our NEOs. Instead, the applicable plans and agreements provide for a cap and/or reduction in amounts payable so that no excise tax would be imposed. Mr. Case’s individual agreement provides that Mr. Case’s cash and non-equity award payments shall be capped at the “safe harbor” amount under Section 280G of the Code, such that the cash and non-equity award payments are not deemed to be “excess parachute payments” within the meaning of Section 280G of the Code. Pursuant to the terms of the Combined Severance Plan, an executive’s payments and benefits are capped at the greater of: (i) the “safe harbor” amount under Section 280G of the Code, such that the payments and benefits are not deemed to be “excess parachute payments” or (ii) the amount of payments and benefits that would otherwise be provided under the agreement so long as the payments and benefits outweigh the tax consequences to them. No NEO would be subject to a cutback in severance payments in accordance with such provision.

Change in Control Severance Arrangements

The Company maintains the Combined Severance Plan, under which our NEOs (other than Mr. Case and, pursuant to her transition to senior advisor, Ms. Davies) are eligible to receive certain severance benefits upon a qualifying termination of employment in connection with or within two years following a change in control of the Company. Mr. Case is party to an individual change in control severance agreement with the Company, which also provides these benefits. The protections contained in the Combined Severance Plan and Mr. Case’s individual agreement are intended to secure the continued service and to ensure the dedication and objectivity of our most senior executives in the event of an actual or potential change in control of the Company.

64  2025 Aon Proxy Statement

The Combined Severance Plan and Mr. Case’s individual agreement provide that each NEO would receive the following severance benefits upon a qualifying termination of employment in connection with or within two years following a change in control of the Company:

•	a lump sum cash amount equal to the NEO’s prorated bonus for the year of termination, based upon the executive’s average annual incentive for the preceding three years;

•

for NEOs other than Mr. Case, a lump sum cash amount equal to two times the sum of: (i) the executive’s annual base salary in effect immediately prior to the date of termination; and (ii) the executive’s average annual incentive bonus over the previous two years;

•

with regard to Mr. Case, a lump sum cash amount equal to three times the sum of (i) his highest annual base salary in effect during the twelve month period prior to the date of termination; and (ii) his target annual incentive bonus for the fiscal year in which the date of termination occurs;

•	with regard to Mr. Case, a lump sum cash amount equal to the amount forfeited under any qualified defined contribution plan as a result of his termination;

•

immediate vesting of all accrued benefits under the Company’s nonqualified benefit plans, which shall be calculated assuming an additional two years of age and service credits and, in the case of the Supplemental Savings Plan, two additional years of contributions (with regard to Mr. Case, assuming three additional years of age and service credit and, in the case of the Supplemental Savings Plan, three additional years of contributions); and

•

continued medical, dental, and life insurance benefits under the Company’s employee benefit plans, at the same cost as applicable to the NEO if he or she were an active employee, until the earlier of the executive’s eligibility to receive similar benefits under another employer’s plan or two years following separation (or, with regard to Mr. Case, three years following separation).

In addition, pursuant to the terms of Mr. Case’s severance agreement, the Company is required to pay Mr. Case a lump sum cash amount equal to the actuarial equivalent of Mr. Case’s accrued benefits under the Company’s nonqualified benefit plans within 30 days of his termination of employment with the Company.

Qualifying terminations consist of termination by the Company other than for cause or by the executive for “CIC good reason” (as defined below), in each case in connection with or within two years following a change in control of the Company. For purposes of the Combined Severance Plan and Mr. Case’s individual agreement, “CIC good reason” means: (i) a substantial adverse change in authority, powers, functions, duties, or responsibilities; (ii) a material reduction in salary or bonus opportunity; (iii) a failure to maintain material employee benefit or compensation plans; or (iv) a reassignment of the executive to an office location more than 50 miles from the executive’s current location. For purposes of the Combined Severance Plan, “cause” means: (i) a deliberate act of dishonesty, fraud, theft, embezzlement, or misappropriation relating to the executive’s employment, or a breach of the duty of loyalty; (ii) an act of discrimination or harassment that may result in material liability or exposure to the Company; (iii) a material violation of Company policies and procedures; (iv) material non-compliance with any applicable restrictive covenants; or (v) any criminal act resulting in a criminal felony charge or conviction. For purposes of Mr. Case’s individual agreement, “cause” means: (i) a demonstrably willful and material breach of the executive’s duties and responsibilities, committed in bad faith or without reasonable belief that the breach is in the best interests of the Company and which is not remedied within a reasonable period of time after receipt of written notice thereof; (ii) gross misconduct, theft, fraud, breach of trust, or any act of dishonesty which results in material harm to the Company; or (iii) commission of a felony involving moral turpitude.

A “change in control” for purposes of the Combined Severance Plan and Mr. Case’s individual agreement generally would have occurred upon any of the following: (i) an acquisition by any individual, entity or group of 30% or more of either the then outstanding Class A Ordinary Shares or the combined voting power of the outstanding securities entitled to vote in the election of directors (but excluding, generally, any acquisition from or by the Company or a Company employee benefit plan, or any acquisition that meets the requirements of clauses (a), (b), and (c) of subsection (iii) of this definition); (ii) a change in the majority of the current Board; (iii) the consummation of reorganization, merger, consolidation or other similar business combination involving the Company or its subsidiaries, or the sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries (unless each of the following is applicable: (a) all or substantially all of the Company’s

2025 Aon Proxy Statement  65

existing shareholders will beneficially own, directly or indirectly, as a consequence of the transaction, more than 60% of the outstanding shares of common stock and the combined voting power, respectively, of the ultimate parent company resulting from such transaction, in the same proportions relative to each shareholder as their ownership immediately prior to such transaction; (b) no person or group owns, directly or indirectly, 30% or more of the outstanding Class A Ordinary Shares or combined voting power of the surviving company; and (c) individuals who were members of the Board prior to such transaction will constitute the majority of the members of the board of directors of the resulting entity); or (iv) a complete liquidation or dissolution of the Company.

As a condition to the receipt of change in control severance payments and benefits, the executive would be required to enter into an agreement with the Company providing that the executive would not compete with the Company or solicit employees or customers of the Company for a two-year period and would not use or disclose any confidential information of the Company. In addition, the executive would be required to execute a full release of claims in connection with the payment of severance benefits.

Pursuant to the terms of the Combined Severance Plan and Mr. Case’s individual agreement, the Company is not obligated to provide a gross up payment in connection with any excise taxes imposed by Section 4999 of the Code. In addition, Mr. Case’s individual agreement provides that Mr. Case’s cash and non-equity award payments shall be capped at the “safe harbor” amount under Section 280G of the Code, such that the cash and non-equity award payments are not deemed to be “excess parachute payments” within the meaning of Section 280G of the Code. The Combined Severance Plan provides that the executive’s payments and benefits shall be capped at the greater of: (i) the “safe harbor” amount under Section 280G of the Code, such that the payments and benefits are not deemed to be “excess parachute payments” or (ii) the amount of payments and benefits that would otherwise be provided under the agreement so long as the payments and benefits outweigh the tax consequences to them of receipt thereof.

Employment Agreements and Letters

As noted in “Employment Agreements and Other Compensation Arrangements” above, each NEO has entered into an employment agreement or employment letter with the Company that was in effect during 2024. The terms of these various employment agreements that provide benefits upon a termination of employment under various scenarios are set forth below.

Employment Agreement with Mr. Case

Mr. Case’s employment agreement provides that, in the event of Mr. Case’s death or termination of employment due to disability during the term of the agreement, he (or, if applicable, his heirs, executors or the administrators of his estate) will receive: (i) any accrued base salary through and including his termination date; (ii) any annual incentive bonus earned and payable but not yet paid for the bonus year prior to the year in which termination of employment occurs; (iii) a prorated annual incentive bonus through and including his termination date; (iv) other employee benefits to which he was entitled at the time of termination in accordance with the terms of the plans and programs of the Company; and (v) accelerated vesting of the restricted share unit awards, continued vesting of the share option awards, and payment or vesting of any other long-term incentive awards, in each case granted to him pursuant to his prior employment agreement.

Mr. Case’s employment agreement also provides that if the Company terminates Mr. Case’s employment for cause (as defined in the agreement), or if Mr. Case voluntarily terminates his employment without good reason (as defined in the agreement) as determined by a majority of the members of the Board (excluding Mr. Case), Mr. Case will be entitled to receive: (i) his accrued base salary through and including his date of termination; and (ii) other employee benefits to which he was entitled at the time of his termination in accordance with the terms of the plans and programs of the Company. In the event of a termination for cause, Mr. Case must immediately resign from the Board.

If the Company terminates his employment for any reason other than cause (as defined in the agreement), or if Mr. Case voluntarily terminates his employment with good reason (as defined in the agreement), Mr. Case will be entitled to receive: (i) any accrued base salary through and including his date of termination; (ii) any annual incentive bonus earned and payable but not yet paid for the bonus year prior to the year in which termination of employment occurs; (iii) a prorated annual incentive bonus through and including his date of termination, subject to the satisfaction of the specified performance goals established for the applicable bonus year; (iv) other employee benefits to which he was entitled at the time of his termination in accordance with the terms of the plans and programs of the Company, provided that the Company shall continue to provide

66  2025 Aon Proxy Statement

medical, dental and vision benefits to Mr. Case, his spouse and dependent children for a period of 24 months following the date of termination, followed with immediate eligibility for coverage under the Company’s retiree medical program until Mr. Case, his spouse and dependent children become covered by the plan of another employer providing comparable benefits; (v) accelerated vesting of the restricted share unit awards, continued vesting of the share option awards and payment or vesting of any other long-term incentive awards, in each case granted to him pursuant to his prior employment agreement; (vi) a lump sum cash payment equal to two times Mr. Case’s target annual incentive bonus for the bonus year in which his employment terminates; and (vii) subject to continuing compliance with the non-competition, non-solicitation, and confidentiality covenants set forth in the agreement, an amount equal to two times Mr. Case’s base salary, payable in installment payments when the Company provides salary payments to its executives generally, through the two year non-competition period. The definition of “cause” under Mr. Case’s employment agreement is substantially similar to the definition of “cause” in the Combined Severance Plan, as described above under “Change in Control Severance Arrangements.”

If Mr. Case voluntarily terminates his employment with good reason, he will be entitled to receive the payments and benefits set forth in items (i) through (vii) of the immediately preceding paragraph. Under his employment agreement, “good reason” is defined as (i) the assignment to Mr. Case of any duties materially inconsistent with his position, authority, duties, or responsibilities contemplated by his employment agreement; (ii) the Company’s failure to comply with the provisions of his employment agreement regarding compensation; or (iii) any other material breach by the Company of his employment agreement.

Non-competition and non-solicitation covenants apply to Mr. Case for a period of two years following the termination of his employment without regard to the reason for such termination.

Employment Agreement and Transition Agreement with Ms. Davies

Prior to July 30, 2024, we were party to an employment agreement with Ms. Davies. Effective July 29, 2024, Ms. Davies entered into a transition agreement (the “Transition Agreement”) pursuant to which she will serve as a senior advisor to the Company through May 31, 2026 (the “Transition Period”). Under the Transition Agreement, Ms. Davies’s employment may be terminated during the Transition Period with three months’ notice by Ms. Davies or Aon Corporation, provided that Aon Corporation may provide pay in lieu of notice. Under select circumstances, Ms. Davies and Aon Corporation may also terminate Ms. Davies’s employment without notice. Ms. Davies is not entitled to receive severance under any of the Company’s severance plans, including the Combined Severance Plan.

Employment Agreement with Mr. Andersen

On July 26, 2023, Aon Corporation, a wholly owned subsidiary of the Company, entered into an employment agreement with Mr. Andersen, effective July 1, 2023, pursuant to which he would serve as President of the Company and Aon Corporation through June 30, 2026. Mr. Andersen’s employment agreement supersedes his at-will employment letter dated as of May 11, 2018, which contained substantially similar termination provisions as described in the next section below.

In the event of Mr. Andersen’s death or termination of employment due to his incapacity or disability during the term of the employment agreement, he or his heirs, executors or the administrators of his estate (as applicable) will receive: (1) any accrued base salary through the date of his employment termination; (2) any unpaid annual bonus earned for the completed year (or other performance period) prior to termination; (3) any prorated annual incentive bonus (based on the target annual incentive for the bonus year in which his employment terminates) through the date of his employment termination; (4) other employee benefits to which he is entitled in accordance with the terms of such benefit plans and programs; and (5) payment or vesting of any long-term incentive awards that have been granted to him prior to the date of his employment termination, to the extent that such payment or vesting is provided for in the terms of the award agreements.

If the Company terminates Mr. Andersen’s employment for “cause” (as defined in the employment agreement), he will be entitled to receive: (1) any accrued base salary through and including the date of his employment termination, and (2) other vested employee benefits to which he is entitled upon his termination of employment, in accordance with the terms of such benefit plans and programs. The definition of “cause” under Mr. Andersen’s employment agreement is substantially similar to the definition of “cause” in the Combined Severance Plan, as described above under “Change in Control Severance Arrangements.”

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The Company may notify Mr. Andersen that his employment will be terminated upon the expiration of the employment period (as defined in the employment agreement) with a minimum of 365 days’ advance notice (“Notice”) of such termination. If the employment period expires prior to the end of the Notice period, Mr. Andersen will be converted to an at-will employee upon the expiration of the employment period and the termination will be treated as a qualifying termination under the Combined Severance Plan.

Mr. Andersen’s employment agreement also provides that, if the Company removes him from the role of President and/or reduces his substantive duties (“Company Removal”), or if Mr. Andersen notifies the Company in writing that he no longer wishes to perform the duties and responsibilities of President (“Executive Notification”), Mr. Andersen will remain employed through the employment period (with approval of the Chief Executive Officer in the case of Executive Notification) and will be entitled to receive: (1) his base salary and annual incentive target bonus through the duration of the employment period; (2) pro rata vesting of any outstanding LPP awards through the duration of the employment period or through the date of Executive Notification (as applicable); (3) continued vesting of any outstanding ISP awards; and (4) other employee benefits to which he is entitled at the date of Company Removal or Executive Notification (as applicable). In the event of Company Removal, Mr. Andersen would also be entitled to receive pro rata vesting of any earned portion of the Special PSU Award through the duration of the employment period. The removal of Mr. Andersen from his role as President, Executive Notification, and/or any reduction in his duties by the Company is deemed not to be a qualifying termination under the Combined Severance Plan. Non-competition and non-solicitation covenants apply to Mr. Andersen for a period of two years following the termination of his employment without regard to the reason for such termination.

Effective March 14, 2025, Mr. Andersen ceased to serve as President pursuant to the Company Removal provisions of his employment agreement, as described in the foregoing paragraph, and transitioned to the role of senior advisor for the duration of his employment period.

Employment Letters with Ms. Stevens and Ms. Simon

Ms. Stevens and Ms. Simon are parties to employment letters dated September 2019 and October 2022, respectively. The employment letters with Ms. Stevens and Ms. Simon contain substantially similar termination provisions and each provide that the executive is eligible to participate in the Combined Severance Plan. Under the Combined Severance Plan, if the executive experiences a “non-qualifying termination” (meaning a termination by the Company for cause, a termination by the executive without good reason, or a termination due to death or total disability), the executive will receive all base salary, benefits, and other compensation entitlements that are accrued and vested but unpaid through the date of termination. In the event of a “qualifying termination” (meaning a termination by the Company without cause or a termination by the executive for good reason), the executive is entitled to receive a cash payment equal to his or her then-current base salary, as well as all base salary, benefits, and other compensation entitlements that are accrued and vested but unpaid through the date of termination. The Company is required to provide the executive at least 365 days’ prior notice of termination without cause, and the executive is required to provide the Company at least 30 days’ prior notice of voluntary termination for any reason. Under the Combined Severance Plan, “good reason” means (i) a substantial adverse change in authority, powers, functions, duties or responsibilities, or (ii) a material reduction in salary or bonus opportunity. The definition of “cause” under the Combined Severance Plan is described above under “Change in Control Severance Arrangements.”

Leadership Performance Program

The LPP is a sub-plan of our Shareholder-Approved Plan that is intended to unite senior leaders of the Company around the common objectives of growing value, driving and motivating performance, and aligning senior executives with the overall success of the Company. For purposes of the tables above, PSUs granted pursuant to the LPP performance cycles are treated as follows upon the occurrence of various termination events:

•

If the executive’s employment is terminated voluntarily without good reason or involuntarily for cause, participation in the LPP is cancelled retroactively back to the beginning of the performance period and PSUs will be forfeited in their entirety.

•

Under “Death” and “Disability”: (i) if death or disability occurs in the first or second calendar years of the performance cycle, the PSUs will become immediately vested at the target award level and convert to Class A Ordinary Shares as soon as administratively feasible following such death or disability; and (ii) if death or disability occurs in the third calendar year of the performance cycle, the PSUs will become vested at the greater of: (a) the target award level; or (b) the number of units earned based on the actual achievement of cumulative earnings for the entire performance cycle.

68  2025 Aon Proxy Statement

•

Under “Retirement,” “Involuntary—Good Reason,” and “Involuntary—Without Cause,” a prorated amount of the outstanding PSUs convert to Class A Ordinary Shares at the end of the performance period based on the ratio of cumulative growth achieved during the NEO’s employment during the performance period over the total achieved over the performance period. For purposes of the calculation set forth in the preceding sentence only, the growth achieved during the NEO’s employment will be measured as of the last full calendar quarter preceding the termination date. The prorated amount will be based on the percentage of full participating quarters completed during the NEO’s employment during the performance period as a proportion of the total performance period.

•

Under “Qualifying After Change in Control,” the outstanding PSUs convert to Class A Ordinary Shares as follows: (i) if the NEO’s employment is terminated without cause following a change in control but prior to the end of the performance period, the conversion occurs at the greater of: (a) 100% of the target level; or (b) the number of shares that would have resulted from the growth rate achieved during the NEO’s period of service during the performance period, measured as of the last full calendar quarter preceding the termination date; and (ii) in the event of a termination for cause, voluntary termination, death or disability, or if the NEO’s employment continues through the end of the performance period, the treatment of PSUs described elsewhere in this section shall apply as if a change in control did not occur. In addition, amounts calculated using the methodology as described in this paragraph represent, for all grants, the payout of a prorated amount of the outstanding PSUs at current performance levels. For grants of PSUs under the LPP, in the event of a change in control, without a qualifying termination, where the successor entity does not assume and continue the respective LPP, the outstanding PSUs will immediately convert to Class A Ordinary Shares at the greater of: (i) 100% of the target level; or (ii) the number of shares that would have resulted from the growth rate achieved during the performance period measured as of the last full calendar quarter preceding the consummation of the change in control.

Special PSU Awards

For the Special PSU Awards granted to Ms. Davies and Mr. Andersen (which are discussed in further detail in footnote 4 of the table above captioned “Outstanding Equity Awards at 2024 Fiscal Year-End”), such awards will be forfeited in the event of the recipient’s retirement or voluntary resignation, including for good reason, prior to the Vesting Date (March 31, 2028). Pursuant to Ms. Davies’s Transition Agreement, Ms. Davies forfeited the Special PSU Award in its entirety upon her transition to senior advisor in July 2024.

Pursuant to his employment agreement, if his employment terminates after March 31, 2026, Mr. Andersen is eligible to earn a prorated portion of the Special PSU Award (based on completed days of service during the award’s Performance Period), based on the Average Share Price as of the termination date, and subject to achievement of the Performance Hurdle at the end of the performance period on March 31, 2028 (as such terms are defined in the award). If his employment terminates on or before March 31, 2026, he will be eligible to earn a prorated portion of the target level of the Special PSU Award (based on completed days of service during the Performance Period), subject to achievement of the Performance Hurdle at the end of the performance period on March 31, 2028. Upon a change in control prior to the Vesting Date, the performance conditions of the Special PSU Award will be tested at the time of such change in control utilizing the price used in the transaction. To the extent the performance conditions are achieved as of the date of such change in control, the Special PSU Award will remain subject to its time-vesting requirements, except that if (i) the Special PSU Award is not assumed by the buyer in the change in control, or (ii) the Special PSU Award is assumed, but the recipient is terminated involuntarily without cause or resigns with good reason during the two-year period following the change in control, then the Special PSU Award will immediately vest.

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2024 Director Compensation

Director Compensation Table

The table below summarizes compensation for the Company’s Board members who are not employees of the Company for the fiscal year ended December 31, 2024. All such directors are referred to in this proxy statement as “non-management directors.”

Mr. Case receives no additional compensation for his services as a member of the Board. The compensation received by Mr. Case as an employee of the Company is shown in the Summary Compensation Table for Fiscal Years 2024, 2023, and 2022 set forth in this proxy statement.

The Compensation Committee periodically reviews, with the assistance of its compensation consultant, the compensation of the Company’s non-management directors, including the compensation of the Company’s non-executive Chair.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Jose Antonio Álvarez	135,838	309,458	10,000	455,296

Jin-Yong Cai	145,000	225,112	156,861	526,972

Jeffrey C. Campbell	180,000	225,112	10,000	415,112

Fulvio Conti	175,000	225,112	10,000	410,112

Cheryl A. Francis	175,000	225,112	10,000	410,112

Adriana Karaboutis	145,000	225,112	10,000	380,112

Lester B. Knight	175,000	449,927	129,882	754,809

Richard C. Notebaert	175,000	225,112	10,000	410,112

Gloria Santona	148,874	225,112	—	373,986

Sarah Smith	145,000	225,112	26,134	396,246

Byron O. Spruell	145,000	225,112	—	370,112

James Stavridis	54,769	191,665	10,000	256,434

Carolyn Y. Woo	68,915	—	10,000	78,915

(1)

The amounts shown in “Stock Awards” reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of Class A Ordinary Shares granted in 2024. See Note 13 “Share-Based Compensation Plans” of the Notes to Consolidated Financial Statements in Part II, Item 8 of the Company’s Form 10-K for the year ended December 31, 2024 for information regarding assumptions underlying the valuation of equity awards. Additional information regarding the share awards granted to each non-management director in 2024 is contained under the heading “Elements of Director Compensation.”

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(2)	During 2024, the amounts reported as “All Other Compensation” consist of the following components:

Name	Matching Contribution ($)(a)	Estimated Tax Equalization ($)(b)	Other ($)(c)	Total ($)

Jose Antonio Álvarez	10,000	—		10,000

Jin-Yong Cai	10,000	146,861	—	156,861

Jeffrey C. Campbell	10,000	—	—	10,000

Fulvio Conti	10,000	—	—	10,000

Cheryl A. Francis	10,000	—	—	10,000

Adriana Karaboutis	10,000	—	—	10,000

Lester B. Knight	10,000	119,882	—	129,882

Richard C. Notebaert	10,000	—	—	10,000

Gloria Santona	—	—	—	—

Sarah Smith	10,000	16,134	—	26,134

Byron O. Spruell	—	—	—	—

James Stavridis	10,000			10,000

Carolyn Y. Woo	—	—	10,000	10,000

(a)

The amounts shown in the “Matching Contribution” column consist of a matching contribution of up to $10,000 on behalf of the non-management director to various qualified organizations pursuant to the Aon Foundation Directors Matching Gift Program.

(b)

The amounts shown in the “Estimated Tax Equalization” column reflect payments made by Aon in 2024 towards estimated U.S. income taxes imposed on compensation received in 2024 on behalf of Mr. Cai under our updated tax equalization policy. In the case of the other non-management directors, the amount includes the net payment made by Aon to settle prior year tax equalization amounts under the previous policy. See “Other Policies and Practices—Tax Equalization” below.

(c)	The amount shown in the “Other” column represents the value of a charitable donation made by Aon in honor of Dr. Woo in connection with her retirement from the Board.

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Elements of Director Compensation

Meridian independently reviewed the director compensation program on behalf of the Compensation Committee, using the same peer group as used for executive compensation comparisons. Taking into consideration Aon’s global complexity, Meridian’s independent recommendations were approved by the independent directors as set forth in the table below.

Element	Description	2024 Value	2025 Value

Cash Compensation	Cash compensation payable quarterly in arrears to each non-management director.	$145,000	No change
		Additional cash retainer of $30,000 for the Chair of each Board committee (other than Audit Committee)*
		Additional cash retainer of $35,000 for Chair of Audit Committee

Equity Compensation

Annual grant of fully vested shares to each non-management director. The number of Class A Ordinary Shares granted is determined by dividing the grant date value by the closing price of a Class A Ordinary Share on the date of grant.

		$225,000 for each non-management director	No change
		Additional $225,000 for the non-executive Chair

*

With respect to sub-committee Chair retainer fees, the Company has adopted the policy that any director who chairs one of the standing committees will not be entitled to receive an additional cash retainer if he or she is also the chair of any sub-committee to that standing parent committee.

The Company applies individual limits on annual non-management director compensation. The maximum value of total cash and equity compensation that may be paid annually is $600,000 for non-management directors other than the non-executive Chair, and $900,000 for the non-executive Chair. The maximum tax equalization payment that may be paid annually is $150,000 for non-management directors other than the non-executive Chair, and $250,000 for the non-executive Chair. The maximum value of other benefits (excluding charitable contributions under the Aon Corporation Outside Director Corporate Bequest Plan) that may be provided annually is $25,000 for all non-management directors, including the non-executive Chair.

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Other Policies and Practices

Tax Equalization

For compensation paid in 2023 or earlier, non-management directors are eligible to receive a tax equalization payment if the Ireland income taxes owed on their director compensation exceed the income taxes owed on such compensation in their country of residence. Without these tax equalization payments, a director may be subject to double taxation since they are already paying taxes on their director income in their country of residence. To the extent non-management director compensation is withheld to satisfy Ireland withholding requirements, we provide these tax equalization payments during the year in which the corresponding services are rendered so that the directors are tax-equalized on a current basis, with payment to us in the following year, if required, in order for them to be in the same position as if they were only taxed in their country of residence. Effective in 2024, Aon updated its tax equalization policy for non-management directors to make tax equalization payments in the event a non-management director is subject to double taxation in jurisdictions outside of Ireland where tax treaties (or lack thereof) do not provide full or partial tax credits with respect to director compensation. In such cases, the Company will withhold hypothetical and actual taxes from director compensation and transmit any required taxes to the governing authority. At tax year-end, after tax equalization calculations have been finalized, the director and the Company will settle any amounts due in order for them to be in the same position as if they were only taxed in their country of residence. We believe tax equalization is appropriate to help ensure our ability to continue to attract qualified persons who may not reside in Ireland.

Matching Charitable Contributions	During 2024, Aon Foundation matched up to $10,000 of charitable contributions made to a qualified organization by any non-management director under the Aon Foundation Directors Matching Gift Program.

Bequest Plan

Non-management directors elected or appointed to serve on the Board before January 1, 2006, and who have completed at least one year of service as a member of the Board, remain eligible to participate in the Aon Corporation Outside Director Corporate Bequest Plan (the “Bequest Plan”), established in 1994. Non-management directors elected or appointed to serve on the Board on or after January 1, 2006 are not eligible to participate in the Bequest Plan.

The Bequest Plan was established to acknowledge the service of non-management directors, to recognize the mutual interest of Aon and our non-management directors in supporting worthy charitable institutions, and to assist us in attracting and retaining non-management directors of the highest caliber. Individual non-management directors derive no financial benefit from the Bequest Plan, as any and all insurance proceeds and tax-deductible charitable donations accrue solely to Aon.

The Bequest Plan allows each eligible non-management director to recommend total charitable contributions of up to $1,000,000 to eligible tax-exempt organizations chosen by the eligible non-management director and approved by Aon Foundation. Each eligible non-management director may designate up to ten (increased from five effective November 22, 2024) tax-qualified organizations to receive a portion of the $1,000,000 bequest amount, subject to a $50,000 (decreased from $100,000 effective November 22, 2024) minimum amount per organization. Each eligible non-management director is paired with another eligible non-management director under the Bequest Plan. The distribution of each eligible non-management director’s charitable bequest amount will begin at the later of: (i) the death of such eligible non-management director; or (ii) the death of the other eligible non-management director with whom such eligible non-management director is paired. Distributions under the Bequest Plan, once they begin, will be made to the designated tax qualified organization(s) in 10 equal annual installments.

Expense Reimbursement

Aon pays or reimburses non-management directors for reasonable travel, lodging, and related expenses in connection with their attendance at Board, Committee, or business meetings, and for other reasonable expenses related to Board service such as continuing education.

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Report of the Audit Committee

The Audit Committee oversees Aon’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the reporting process. Ernst & Young US, Aon’s independent registered public accounting firm for 2024, is responsible for expressing opinions on the conformity of Aon’s audited financial statements with generally accepted accounting principles and the effectiveness of Aon’s internal control over financial reporting.

In this context, the Audit Committee reviewed and discussed with management and Ernst & Young US the audited financial statements for the year ended December 31, 2024, as well as management’s assessment of the effectiveness of Aon’s internal control over financial reporting and Ernst & Young US’s evaluation of Aon’s internal control over financial reporting. The Audit Committee has discussed with Ernst & Young US the matters that are required to be discussed by Public Company Accounting Oversight Board and the SEC.

In addition, the Audit Committee has discussed with Ernst & Young US the independence of that firm from Aon and its management, and has received written disclosures and the letter from Ernst & Young US required by the Public Company Accounting Oversight Board regarding Ernst & Young US’s communication with the Audit Committee concerning independence. The Audit Committee has also considered whether Ernst & Young US’s provision of non-audit services to Aon is compatible with maintaining Ernst & Young US’s independence. The Audit Committee has concluded that Ernst & Young US is independent from Aon and its management.

Ernst & Young Ireland, Aon’s statutory auditor under Irish law for 2024, is responsible for expressing opinions on the conformity of Aon’s statutory audited financial statements under Irish law with the requirements of the Irish Companies Act. The Audit Committee has discussed with Ernst & Young Ireland the matters that are required to be discussed under the requirements of the Irish Companies Act. The Audit Committee has discussed with Ernst & Young Ireland the independence of that firm from Aon and its management and the Audit Committee has concluded that Ernst & Young Ireland is independent.

The Audit Committee discussed with Aon’s internal auditors, Ernst & Young US and Ernst & Young Ireland, the overall scope and plans for their audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Aon’s internal controls, and the overall quality of Aon’s financial reporting.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC. The Audit Committee has approved, and the Board has requested that shareholders ratify, the selection of Ernst & Young US as Aon’s independent registered public accounting firm for the year ending December 31, 2025 and Ernst & Young Ireland as Aon’s statutory auditor under Irish law (as is required under the Irish Companies Act) until the conclusion of the next annual general meeting of the Company.

Jeffrey C. Campbell, Chair Jose Antonio Álvarez Fulvio Conti	Adriana Karaboutis Gloria Santona Byron O. Spruell

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Auditor Fees

	2024 ($ in millions)	2023 ($ in millions)
Audit	22.8	17.3
Audit-Related	1.6	1.5
Tax	1.6	.5
All Other Fees	.1	—
Total Fees	26.1	19.3

Audit Fees. Audit fees included services associated with the annual audit, including fees related to Section 404 of the Sarbanes Oxley Act of 2002, as amended, the reviews of Aon’s documents filed with the SEC and substantially all statutory audits required domestically and internationally.

Audit-Related Fees. Audit-related fees include services such as employee benefit plan audits, other attestation services, due diligence in connection with acquisitions and accounting consultations not included in audit fees.

Tax Fees. Tax fees consist of fees for tax services, including tax compliance, tax advice and tax planning.

All Other Fees. The fees in this category pertain to permissible services not related to financial reporting.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Each pre-approval provides details regarding the particular service or category of service to be provided. The Audit Committee requires that the independent registered public accounting firm and management report on the actual fees charged by the independent registered public accounting firm for each category of service at Audit Committee meetings held during the year.

The Audit Committee may pre-approve engagements either on a case-by-case basis or on a category basis. The Audit Committee grants pre-approvals for certain categories of services at the start of each year which are applicable for the year. In considering these pre-approvals, the Audit Committee reviews a description of the scope of services falling within each category and approves budgetary limits for each category. The Audit Committee acknowledges that circumstances may arise throughout the year that require the engagement of the independent registered public accounting firm to provide additional services not contemplated in the Audit Committee’s initial pre-approval process. In those circumstances, the Audit Committee requires that specific pre-approval be obtained for any audit or permitted non-audit service that is not included in an approved category, or for which total fees are expected to exceed the relevant budgetary limits. The Audit Committee also requires specific pre-approval be obtained for any services in the other services category.

The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. Such pre-approvals are reported to the Audit Committee at the next scheduled Audit Committee meeting.

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Proposal 3–Resolution to Ratify the Appointment of Independent Registered Public Accounting Firm

The Board of Directors and the Audit Committee unanimously recommend that shareholders vote “FOR” the ratification of the appointment of Ernst & Young US as the Company’s independent registered public accounting firm for the year ending December 31, 2025.

What am I voting on?

The Audit Committee has appointed Ernst & Young US as Aon’s independent registered public accounting firm for the year ending December 31, 2025, subject to ratification by our shareholders. Ernst & Young US was first retained as the independent registered public accounting firm of the predecessor entities to Aon in February 1986. Although the ratification of this appointment is not required to be submitted to a vote of the shareholders, the Board believes it appropriate as a matter of policy to request that the shareholders ratify the appointment of the independent registered public accounting firm for the year 2025. If this proposal does not receive an affirmative majority of the votes cast, in person or by proxy, by shareholders entitled to vote at the Annual Meeting, the Audit Committee will reconsider the appointment, but may decide to maintain its appointment of Ernst & Young US. Even if the appointment is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be appropriate.

The form of shareholder resolution for this proposal is below. In accordance with the requirements of Irish law, this resolution is being proposed as an ordinary resolution of the Company, requiring the affirmative vote of at least a majority of the votes cast, in person or by proxy, at the Annual Meeting.

RESOLVED THAT, the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 be, and it hereby is, ratified and approved.

We anticipate that a representative of Ernst & Young US will be present at the Annual Meeting. The representative will be given the opportunity to make a statement if he or she desires to do so and be available to respond to appropriate questions from our shareholders.

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Proposals 4 and 5

Proposals 4 and 5 are customary proposals required for public limited companies incorporated in Ireland to present to shareholders at each annual general meeting. These proposals may be unfamiliar to shareholders accustomed to proxy statements for companies organized in other jurisdictions.

Proposal 4–Resolution to Re-appoint Ernst & Young Ireland as the Company’s Statutory Auditor Under Irish Law

The Board of Directors unanimously recommends that shareholders vote “FOR” the reappointment of Ernst & Young Ireland as the Company’s statutory auditor under Irish law, to hold office from the conclusion of the Annual Meeting until the conclusion of the next annual general meeting.

What am I voting on?

Under the Irish Companies Act, our statutory auditor under Irish law must be appointed at each annual general meeting of the Company to hold office from the conclusion of that meeting until the conclusion of the next annual general meeting. Ernst & Young Ireland has served as our statutory auditor since our re-registration as a public limited company on March 18, 2020. If this proposal does not receive an affirmative majority of the votes cast, in person or by proxy, by shareholders entitled to vote at the Annual Meeting, the Board may appoint a statutory auditor to fill the vacancy.

The form of shareholder resolution for this proposal is below. In accordance with the requirements of Irish law, this resolution is being proposed as an ordinary resolution of the Company, requiring the affirmative vote of at least a majority of the votes cast, in person or by proxy, at the Annual Meeting.

RESOLVED THAT, the re-appointment of Ernst & Young Chartered Accountants as the Company’s statutory auditor under Irish law, to hold office from the conclusion of the 2025 Annual General Meeting of the Company until the conclusion of the next annual general meeting of the Company be, and it hereby is, approved.

Proposal 5–Resolution to Authorize the Board or the Audit Committee of the Board to Determine the Remuneration of the Company’s Statutory Auditor Under Irish Law

The Board of Directors unanimously recommends that shareholders vote “FOR” the authorization of the Board or the Audit Committee of the Board to determine the remuneration of the Company’s statutory auditor under Irish law.

What am I voting on?

Under the Irish Companies Act, the remuneration of our statutory auditor under Irish law must be fixed in a general meeting of the Company or in such manner as may be determined in a general meeting. We are asking our shareholders to authorize our Board or the Audit Committee of the Board to determine Ernst & Young Ireland’s remuneration as our statutory auditor under Irish law for the duration of Ernst & Young Ireland’s term of office.

The form of shareholder resolution for this proposal is below. In accordance with the requirements of Irish law, this resolution is being proposed as an ordinary resolution of the Company, requiring the affirmative vote of at least a majority of the votes cast, in person or by proxy, at the Annual Meeting.

RESOLVED THAT, the Board or the Audit Committee of the Board be, and they hereby are, authorized to determine Ernst & Young Chartered Accountant’s remuneration as statutory auditor under Irish law for the duration of Ernst & Young Chartered Accountants’ term of office.

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Proposals 6 and 7

Proposals 6 and 7 are customary proposals required for public limited companies incorporated in Ireland to present to shareholders at each annual general meeting. These proposals may be unfamiliar to shareholders accustomed to proxy statements for companies organized in other jurisdictions.

Proposal 6–Resolution to Renew the Board’s Authority to Issue Shares Under Irish Law

The Board of Directors unanimously recommends that shareholders vote “FOR” the renewal of the Board’s authority to issue shares under Irish law.

What am I voting on?

Under Irish law, the directors of an Irish public limited company must have authority from the company’s shareholders to issue shares and to grant rights to acquire shares (e.g., pursuant to options, warrants and other convertible securities), including shares that are part of the Company’s authorized but unissued share capital. This requirement does not apply to the issue of shares and the grant of rights to acquire shares to employees or former employees under an employees’ share scheme.

The Company’s constitution originally authorized our directors to allot shares up to the maximum of the Company’s authorized but unissued share capital for a period of five years from March 31, 2020. The Company’s shareholders passed a resolution at the Company’s annual general meeting of shareholders held on June 21, 2024, to extend such authority to issue, or grant rights to acquire, such number of shares up to approximately 20% of the company’s issued share capital as of April 12, 2024. This authority will expire on December 21, 2025.

We are presenting this proposal to renew the Board’s authority to issue authorized but unissued shares and to grant rights to acquire such shares on the terms set forth below. This proposal is in line with customary practice and governance standards applicable to public companies incorporated in Ireland and listed on U.S. markets. If this proposal is not passed, Aon will have a limited ability to issue new shares after December 21, 2025.

We are seeking authority from our shareholders at the Annual Meeting for the Board to issue, and/or grant rights to acquire, up to a maximum number of Class A Ordinary Shares, which is equivalent to approximately 20% of our issued share capital as of April 11, 2025 (the latest practicable date before this proxy statement), for a period expiring on the date which is 18 months from the date of the Annual Meeting, unless otherwise varied, revoked or renewed. The Board expects to propose renewals of this authority on a regular basis at our annual general meetings in subsequent years.

Granting the Board authority to issue shares is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This renewal of authority is fundamental to our business and enables us to issue shares (and/or rights to acquire shares), including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issue of shares. Instead, approval of this proposal will only grant the Board the authority to issue, and grant rights to acquire, shares that are already included in our authorized share capital under our Articles.

In addition, because we are a NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and the SEC, including those rules that limit our ability to issue shares in specified circumstances without obtaining shareholder approval (such as the requirement to obtain shareholder approval for certain issuances of 20% or more of our Class A Ordinary Shares). The authorization being sought in this proposal is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE. Accordingly, approval of this resolution would merely place us on equal footing with other NYSE-listed companies.

The form of shareholder resolution for this proposal is below. In accordance with the requirements of Irish law, this resolution is being proposed as an ordinary resolution of the Company, requiring the affirmative vote of at least a majority of the votes cast, in person or by proxy, at the Annual Meeting.

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RESOLVED THAT, the directors of the Company be and they are hereby generally and unconditionally authorized to exercise all powers of the Company to allot and issue relevant securities (within the meaning of section 1021 of the Companies Act 2014, as amended) up to an aggregate nominal value of US $432,069.16 (which represents 43,206,916 shares of US $0.01 each (nominal value)) (being equivalent to approximately 20% of the aggregate nominal value and number of the issued class A ordinary shares of $0.01 each (nominal value) in the capital of the Company as of April 11, 2025) and the authority conferred by this resolution shall expire on the date that is 18 months from the passing of this resolution, unless previously renewed, varied or revoked by the Company, provided that the Company may, before such expiry, make an offer or agreement which would, or might, require relevant securities to be allotted and issued after such expiry and, in that case, the directors of the Company may allot and issue relevant securities in pursuance of any such offer or agreement as if the authority conferred by this resolution had not expired.

Proposal 7–Resolution to Authorize the Board to Opt-Out of Statutory Pre-Emption Rights Under Irish Law

The Board of Directors unanimously recommends that shareholders vote “FOR” the renewal of the Board’s authority to opt-out of statutory pre-emption rights under Irish law.

What am I voting on?

Under Irish law, unless its directors are otherwise authorized and empowered to opt-out, when an Irish public limited company proposes to issue, or grant rights to acquire, shares for cash, the company is required to first offer those shares or rights on the same or more favorable terms to existing shareholders of the company on a pro rata basis (commonly referred to as statutory pre-emption rights).

Statutory pre-emption rights do not apply to the issue of shares or the grant of rights to acquire shares (i) for cash to employees or former employees under an employees’ share scheme or (ii) for non-cash consideration, such as on a share-for-share transaction.

The Company’s constitution originally dis-applied statutory pre-emption rights up to the maximum of the Company’s authorized but unissued share capital for a period of five years from March 31, 2020. The Company’s shareholders passed a resolution at the Company’s most recent annual general meeting of shareholders renewing the directors’ authority until December 21, 2025, to allot and issue, or grant rights to acquire, shares for cash (1) in connection with a rights issue in favor of the holders of shares where the shares (or rights to acquire shares) attributable to such holders are proportional to the respective number of shares held by them; and (2) otherwise, for up to approximately 20% of the Company’s issued share capital as of April 12, 2024. This authority will expire on December 21, 2025.

We are presenting this proposal to renew the Board’s authority to opt-out of statutory pre-emption rights on the terms set forth below. This proposal is in line with customary practice and governance standards applicable to public companies incorporated in Ireland and listed on U.S. markets. The proposed authority is more limited than the Board’s current authority.

We are seeking authority from our shareholders at the Annual Meeting to empower the Board to opt-out of statutory pre-emption rights in respect of (i) the issue of Class A Ordinary Shares for cash in connection with any rights’ issue and (ii) the issue, and/or grant of rights to acquire, Class A Ordinary Shares for cash without regard to statutory pre-emption rights, up to a maximum number which is equivalent to approximately 20% of our issued Class A Ordinary Shares as of April 11, 2025 (the latest practicable date before this proxy statement). The proposed authority is for a period expiring on the date which is 18 months from the date of our Annual Meeting, unless otherwise varied, renewed or revoked. The Board expects to propose renewals of this authority on a regular basis at our annual general meetings in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. Similar to the authorization sought under Proposal 6 in this proxy statement, this renewal of authority is fundamental to our business and enables us to issue shares and rights to acquire shares on a non-pre-emptive basis, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an

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increase in our authorized share capital or to approve a specific issue of shares. Instead, approval of this proposal will only grant the Board the authority to issue and grant rights to acquire, shares that are already included in our authorized share capital under our Articles.

Without this authorization, in each case where we issue shares or grant rights to acquire shares for cash after December 21, 2025, we would first have to offer those shares or rights on the same or more favorable terms to all of our existing shareholders, which could cause delays in the completion of acquisitions and the raising of capital for our business. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE. Accordingly, approval of this resolution will merely place us on equal footing with other NYSE-listed companies, who are required to obtain shareholder approval for certain issuances of 20% or more of their common stock.

The form of shareholder resolution for this proposal is below. In accordance with the requirements of Irish law, this resolution is being proposed as a special resolution of the Company, requiring the affirmative vote of at least 75% of the votes cast, in person or by proxy, at the Annual Meeting. In addition, this proposal is conditional upon the approval of Proposal 6, as required by Irish law.

RESOLVED THAT, subject to and conditional on the passing of the resolution in respect of Proposal 6 set out in the Company’s proxy statement dated April 28, 2025, the directors of the Company be and are hereby empowered pursuant to section 1023 of the Act, to allot and issue equity securities (within the meaning of section 1023 of the Companies Act 2014, as amended (the “Act”)) for cash pursuant to the authority conferred by the said Proposal 6 as if section 1022(1) of the Act did not apply to any such allotment and issue, provided that this power shall be limited to:

(a)

the allotment and issue of equity securities in connection with a rights’ issue in favor of the holders of class A ordinary shares of $0.01 each (nominal value) in the capital of the Company (“Class A Ordinary Shares”) (including rights to subscribe for, or convert other securities into, Class A Ordinary Shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be practicable) to the respective numbers of Class A Ordinary Shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with any treasury shares, fractional entitlements that would otherwise arise, record dates or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and

(b)

the allotment and issue (otherwise than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of US $432,069.16 (which represents 43,206,916 shares of US $0.01 each (nominal value)) (being equivalent to approximately 20% of the aggregate nominal value and number of the issued Class A Ordinary Shares as of April 11, 2025), and, in each case, the authority conferred by this resolution shall expire on the date that is 18 months from the passing of this resolution, unless previously renewed, varied or revoked, provided that the Company may, before such expiry, make an offer or agreement, which would, or might, require any such securities to be allotted and issued after such expiry, and in that case, the directors may allot and issue equity securities in pursuance of any such offer or agreement as if the authority conferred by this resolution had not expired.

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Proposal 8–Resolution to Approve the Aon plc 2011 Incentive Plan, As Amended and Restated

The Board of Directors unanimously recommends that shareholders vote “FOR” the approval of the Aon plc 2011 Incentive Plan, as amended and restated.

Our Shareholder-Approved Plan was originally approved by the shareholders of our predecessor (Aon Corporation) on May 20, 2011. In connection with the relocation of our headquarters to London, United Kingdom in 2012, the Shareholder-Approved Plan was assumed by Aon Global Limited (f/k/a Aon plc), a company organized under the laws of the England and Wales (“Aon UK”), was amended and restated effective as of April 2, 2012, and was further amended and restated effective as of each of June 24, 2014 and March 29, 2019. In connection with the consummation of a UK law Scheme of Arrangement in 2020, we assumed the Shareholder-Approved Plan and further amended the Shareholder-Approved Plan on September 13, 2021, and further amended and restated the Shareholder-Approved Plan on April 19, 2023. On April 18, 2025, the Board, upon the recommendation of the Compensation Committee, approved the Aon plc 2011 Incentive Plan, as amended and restated (the “Amended Plan”), subject to shareholder approval. The Amended Plan increases the maximum number of Class A Ordinary Shares available for issuance by 3,800,000 shares (the “Additional Shares”). The Amended Plan also mandates a minimum vesting period of at least one year for all equity awards granted under the plan (subject to the Minimum Vesting Exceptions). The Amended Plan will not become effective unless it is approved by our shareholders.

If shareholders do not approve this Proposal 8, the Amended Plan will not become effective and we will continue to make awards under the Shareholder-Approved Plan, as currently in effect, but we anticipate that the shares that remain available would not be sufficient to continue to provide equity incentives in accordance with our current levels, and will materially affect our ability to attract and retain talented employees and other service providers. We will continue to maintain our 2001 Stock Incentive Plan, Global Share Purchase Plan (the “GSPP”), UK ShareSave share plan, Supplemental Savings Plan, and Supplemental Employee Stock Ownership Plan (together, the “Other Equity Plans”), whether or not this Proposal 8 is approved.

If shareholders do approve this Proposal 8, we will continue to make grants under the Amended Plan.

REASONS TO VOTE FOR THIS PROPOSAL

Equity awards are an essential part of our compensation program

We believe that equity compensation has been, and will continue to be, an essential part of our compensation program and in our continued success as a company. We view our employees as critical to our ability to deliver distinctive client value and achieve operational excellence that stands out in a competitive marketplace. Equity compensation is important to our human capital management strategy of successfully attracting and retaining employees in a competitive labor market, and keeping employees focused on their individual performance and our success on a broader scale. Historically, we have granted equity awards more deeply in our organization compared to our executive compensation peer group, believing that instilling a culture of ownership is important to our ability to achieve our short- and long-term business objectives and that our success is dependent upon our employees feeling invested in our future. In 2024, we granted restricted share unit awards to 7,691 employees.

Equity awards incentivize retention and increases in shareholder value

Our equity compensation program has historically consisted primarily of restricted share units and performance share units, as described in more detail in our Compensation Discussion and Analysis above. Restricted share units primarily serve as a retention tool because they generally require continued employment over a specified vesting schedule, typically three to five years, to fully vest in the award. Performance share units are eligible to be earned and vest based on our achievement of specified performance goals, typically cumulative adjusted diluted earnings per share targets over a three-year performance period. Performance share units both serve as a retention tool and are a critical element of our performance-based compensation program, furthering our pay-for-performance compensation philosophy and incentivizing exceptional financial results. Historically, a significant portion of awards under the Shareholder-Approved Plan have been in the form of performance share units. In 2024, we granted 0.9 million performance share units (assuming target performance) and 1.3 million restricted share units. Both types of awards help tie our success as a company to the individuals who hold these awards and therefore align the interests of our employees and other service providers with those of our shareholders. We believe that equity awards have been and will continue to be important to incentivize employees and other service providers across our Company to increase shareholder value.

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The Amended Plan is consistent with principles of good corporate governance

Our Board believes that our Amended Plan will promote the interests of shareholders and is consistent with principles of good corporate governance, including:

•	No Evergreen Share Pool. The plan does not include an “evergreen” share pool that would increase the number of shares available without shareholder approval.

•	No Liberal Share Recycling. Shares used to satisfy tax withholding and the exercise price for stock options do not recycle back into the plan.

•

Minimum Vesting Period. The Amended Plan mandates a minimum vesting period of at least one year for all equity awards (with the exception of Substitute Awards, awards with respect to up to 5% of the shares remaining available for issuance on June 27, 2025, awards to non-employee Board members that are granted on the date of an annual meeting and that vest on the date of the following year’s annual meeting, and awards with accelerated vesting in the event of death, disability, retirement, or involuntary termination or in connection with a Change in Control, in each case to the extent such acceleration is set forth in an applicable award agreement (the “Minimum Vesting Exceptions”).

•

No Repricing or Cash Buybacks Without Shareholder Approval. Other than in connection with a corporate change or transaction affecting the Company, the plan prohibits any repricing or cash buybacks of stock options or stock appreciation rights (“SARs”) without shareholder approval.

•	No Automatic “Single-Trigger” Accelerated Vesting. The Amended Plan does not provide for automatic accelerated vesting of awards upon a change in control or other corporate transaction.

•	No Dividends on Unvested Awards. Dividend and dividend equivalents may not be paid on a current basis on unvested awards.

•	No Liberal Change of Control Definition. The Amended Plan does not include a “liberal” change of control definition.

•

Clawback. Any compensation earned or paid under the Amended Plan is subject to forfeiture, recovery, or other action pursuant to Aon’s Incentive Repayment Policy or any other clawback or recoupment policy that may be adopted from time to time.

•	Limits on Awards. The Amended Plan limits the number of stock options, SARs, and other awards that may be granted to participants.

Additional shares are important to help us to meet our anticipated equity compensation needs

As of December 31, 2024 (which represents the end of our most recent fiscal year), there were 2.2 million shares remaining available for issuance under the Shareholder-Approved Plan. If shareholders do not approve the Amended Plan, our ability to grant equity awards to prospective and existing employees and other service providers will be limited, which would place us at a competitive disadvantage in the competitive labor market in which we compete.

In determining the number of shares that would be available under the Amended Plan, our Board considered the number of equity awards we granted during the past three fiscal years, as well our anticipated future needs. In fiscal 2022, 2023, and 2024, we granted equity awards in respect of 1.4 million shares, 1.6 million shares, and 2.3 million shares, respectively, under the Shareholder-Approved Plan (assuming target performance for awards that were subject to performance-based vesting). The weighted average number of our Class A Ordinary Shares outstanding in fiscal 2022, 2023, and 2024 was 211.7 million, 203.5 million, and 211.4 million, respectively. As a result, our three-year average burn rate is 0.76%.

Based on our historical practices and anticipated future growth at the time the Amended Plan was approved by our Compensation Committee and our Board, we believe that the shares that would be available under the Amended Plan if this Proposal 8 is approved would enable us to continue to grant equity awards at current levels for approximately 2 years. The actual rate at which we use shares under the Amended Plan may be more or less than our anticipated future usage and will depend upon various unknown factors, such as our future stock price, participation levels, long-term incentive award mix and vehicles, and forfeiture rates. Having these additional shares is important to help us attract and retain talent, continue our historical practice of granting equity awards deeply in our organization, and continue to grant a significant number of performance awards.

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SHAREHOLDER-APPROVED PLAN INFORMATION

As of March 31, 2025, there were 3.6 million shares subject to outstanding equity awards under the Shareholder-Approved Plan and Other Equity Plans and, as of this same date, the shares subject to outstanding equity awards and available for issuance under the Shareholder-Approved Plan and Other Equity Plans represented approximately 1.7% of our outstanding Class A Ordinary Shares (commonly referred to as the “overhang”), in each case, assuming target performance for awards that were subject to performance-based vesting. The table below includes aggregate information regarding equity awards outstanding and the number of shares available for future awards under the Shareholder-Approved Plan and the Other Equity Plans as of March 31, 2025, and the number of shares that would be available for issuance under the Amended Plan if this Proposal 8 is approved by shareholders.

Stock Options Outstanding	387,939

Weighted Average Exercise Price of Stock Options Outstanding	299.17
Weighted Average Remaining Term of Stock Options Outstanding	3.5 years

Full Value Awards Outstanding (RSUs and PSUs/PSAs)[1]	3,233,548
Shares Available for Grant under 2011 Aon plc Incentive Plan[2]	2,672,851

Increase to 2011 Aon plc Incentive Plan Share Reserve if approved by Shareholders	3,800,000

1.

Excludes the following shares: (i) 78,084 shares that may be issued in connection with the U.S. Employee Share Purchase Plan, (ii) 109,834 shares that may be issued in connection with the U.K. ShareSave Share Plan, (iii) 101,314 shares that could be issued under the Aon Supplemental Savings Plan, (iv) 92,293 shares that could be issued under the Aon Supplemental Employee Stock Ownership Plan, and (v) 17,114 shares that may be issued to satisfy obligations under the Aon Deferred Compensation Plan based on a share price of $399.09 (as of March 31, 2025), and the following shares in lieu of annual discretionary cash compensation (vi) 423,182 shares granted under the Aon Incentive Stock Program (“ISP”), (vii) 291,507 shares granted under the Enhanced Vesting Special Stock Plan (“EV-SSP”), (viii) 182,457 shares granted under the 3x3 Performance Plan, and (ix) 7,183 shares granted to Gregory C. Case under the LPP in lieu of annual discretionary incentive cash compensation. On November 1, 2002, the Aon Deferred Compensation Plan was amended to discontinue the distribution of shares with respect to deferrals after November 1, 2002 from that plan.

2.	Excludes 1,934,821 shares available for grant under the Aon plc Global Share Purchase Plan.

The following additional table summarizes the annual burn rates for fiscal years 2022, 2023, and 2024, excluding the number of shares issuable under the Company’s ISP and EV-SSP in lieu of annual discretionary incentive cash compensation and the 3x3 Performance Plan, and the shares granted to Gregory C. Case under the LPP in lieu of annual discretionary incentive cash compensation. Our annual burn rate is determined by dividing the number of shares of our common stock subject to time-based stock-based awards granted and performance shares earned in a given fiscal year by the basic weighted average number of shares of our common stock outstanding for that fiscal year. Shares granted under our ISP in lieu of annual discretionary incentive cash compensation are excluded from the annual burn rate percentage.

Fiscal Year	Stock Options Granted	Time-Based Full Value Awards Granted(1)(2)	Performance Based Awards Granted(1)	Performance Based Awards Earned	Basic Weighted Average Common Shares Outstanding	Annual Burn Rate

2024	—	865,466	727,063	717,874	211,391,858	0.75%

2023	—	657,870	427,340	953,524	203,509,144	0.79%

2022	—	693,344	300,476	888,046	211,749,464	0.75%

1.

Excludes shares issued in lieu of earned annual incentive cash compensation: (i) shares granted under the ISP for fiscal years 2022 (424,124 shares), 2023 (222,519 shares), and 2024 (148,487 shares); (ii) shares granted under the EV-SSP for fiscal years 2023 (247,970 shares) and 2024 (335,424 shares); (iii) shares granted under the 3x3 performance plan for fiscal year 2024 (183,647 shares); and (iv) shares granted to Gregory C. Case in lieu of earned annual cash incentive under the Aon LPP for fiscal year 2023 (3,821 shares).

2.	Includes fully vested shares to non-management directors.

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SUMMARY OF THE AMENDED PLAN

The following is a brief summary of the material terms and features of the Amended Plan. A copy of the Amended Plan is attached as Appendix B to this Proxy Statement, and we urge our shareholders to read it in its entirety. The following description of certain terms and features of the Amended Plan is qualified in its entirety by reference to the full text of the Amended Plan.

Administration

The Amended Plan will generally be administered by our Compensation Committee. Subject to the provisions of the Amended Plan, the Compensation Committee will have the authority and discretion to:

•	select eligible individuals who will receive awards;

•	determine the time or times of receipt of awards;

•	determine the types of awards and number of Class A Ordinary Shares covered by the awards;

•	establish the terms, conditions, performance targets, restrictions, and other provisions of awards;

•	modify the terms of, cancel, or suspend awards;

•	reissue or repurchase awards;

•	accelerate the exercisability or vesting of any award, subject to the minimum vesting period described above;

•	interpret the Amended Plan;

•	establish, amend, and rescind rules and regulations relating to the Amended Plan;

•	determine the provisions of any agreements made pursuant to the Amended Plan;

•	remedy any defect or omission or reconcile any inconsistency in the Amended Plan or any award; and

•	make all other determinations that may be necessary or advisable for the administration of the Amended Plan.

The Board may take any action under the Amended Plan that would otherwise be the responsibility of the Compensation Committee, and the Compensation Committee may generally delegate all or any of its responsibilities and powers except to the extent prohibited by law or the rules of any applicable stock exchange. As used in this summary, the term “Compensation Committee” refers to our Compensation Committee or its authorized delegates, as applicable.

Eligibility to Receive Awards

Officers, directors, employees, consultants, independent contractors, and agents of the Company or a subsidiary will be eligible to receive awards under the Amended Plan. Incentive stock options (“ISOs”) may only be granted to employees of the Company or a subsidiary. As of March 31, 2025, we estimate that approximately 8 executive officers, 12 non-management directors, and approximately 60,000 employees would be eligible to participate in the Amended Plan.

Authorized Shares

Subject to adjustment as described below, the maximum number of Class A Ordinary Shares that may be issued in satisfaction of awards under the Amended Plan will be 46,600,000 shares (the “Share Pool”). Up to 15,000,000 shares from the Share Pool may be issued in satisfaction of ISOs. Any shares subject to an award that for any reason expires or is forfeited, cancelled, surrendered, or terminated without the issuance of shares will again be available under the Amended Plan. Shares subject to an award may not be made available for issuance if such shares were subject to a share-settled SAR and were not issued or delivered upon the net settlement of such SAR, were delivered to or withheld by the Company to pay the exercise price or the withholding taxes related to an outstanding award, or were repurchased on the open market with the proceeds of an option exercise. Shares issued in assumption of, or in substitution or exchange for, an award previously granted, or the right or obligation to make a future award, by a company acquired by the Company or any subsidiary, or with which the Company or any subsidiary combines (“Substitute Awards”), will not reduce the Share Pool.

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Class A Ordinary Shares that may be issued under the Amended Plan will be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares. The closing price of our Class A Ordinary Shares as reported on the New York Stock Exchange on April 11, 2025 was $376.30 per share.

Adjustment to Shares

In the event there is a change in the capital structure of the Company as a result of any dividend in specie or subdivision of shares, recapitalization, issuance of a new class of shares, merger, consolidation, spin-off, or other similar corporate change, or any distribution to shareholders other than regular cash dividends, the Compensation Committee will make an equitable adjustment (in the manner and form determined in the Compensation Committee’s sole discretion) in the number of shares and forms of the awards authorized to be granted under the Amended Plan, including any limitation imposed on the number of shares with respect to which an award may be granted in the aggregate under the Amended Plan or to any participant, and make appropriate adjustments (including exercise price) to any outstanding awards.

Individual Limits

The maximum number of shares that may be covered by awards granted to any one participant during any one calendar-year period pursuant to the Amended Plan will be 1,500,000 shares. For this purpose, if a stock option is in tandem with a SAR, such that the exercise of the stock option or SAR cancels the tandem SAR or option right with respect to the applicable share, the tandem stock option and SAR rights will be counted as covering one share.

Types of Awards

The Amended Plan provides for the grant of stock options, SARs, full value awards, and cash incentive awards, which we refer to collectively as awards. Dividends or dividend equivalents may also be granted or paid in connection with awards under the Amended Plan, provided that any dividends or dividend equivalents will not be paid or settle unless and until, and only to the extent, the underlying award vests.

•

Stock Options and SARs. The Compensation Committee may grant stock options intended to qualify as ISOs, stock options not intended to so qualify (“NSOs”), and SARs and may, but need not, grant a stock option in tandem with a SAR. The Compensation Committee will designate the participants to whom stock options or SARs are to be granted and will determine the number of shares subject to such stock option or SAR and the other terms and conditions thereof. The exercise price of a stock option or SAR granted under the Amended Plan must be no less than 100% of the fair market value of a share of our common stock on the date of grant or, in the case of a stock option to subscribe unissued shares, the par value of a share on such date. Other than in connection with certain corporate transactions or reductions of the exercise price approved by shareholders, the exercise price of any outstanding stock option or SAR may not be decreased after the date of grant nor may an outstanding stock option or SAR granted under the Amended Plan be surrendered to the Company as a condition for the grant of a new award, cash, or replacement stock option or SAR with a lower exercise price. In no event will a stock option or SAR granted under the Amended Plan become exercisable or vested less than one year from the grant date of the award, subject to the Minimum Vesting Exceptions (to the extent permitted by the Compensation Committee). The Compensation Committee will establish the expiration date of each stock option or SAR at the time of grant, provided that in no event will the expiration date be later than ten years after the date on which the stock option or SAR is granted.

•

Full Value Awards. The Compensation Committee may grant awards of one or more shares or a right to receive one or more shares in the future, including restricted shares and restricted share units, deferred shares and deferred share units, and performance shares and performance share units (collectively “Full Value Awards”). The grant may be in consideration of previously performed services or surrender of other compensation, may be contingent on the achievement of performance or other objectives during a specified period, may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to the completion of service by the participant or the achievement of performance or other objectives, and may be subject to such other conditions, restrictions, and contingencies as are determined by the Compensation Committee. The required minimum vesting period of Full Value Awards will be not less than one year, subject to the Minimum Vesting Exceptions.

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•

Cash-Based Awards. The Compensation Committee may grant awards payable in cash or, in the discretion of the Compensation Committee, in shares equivalent in value to the cash otherwise payable, which may be subject to performance vesting conditions and such other terms and conditions as it may determine.

Change in Control

In the event of a change in control, the Board may, in its discretion:

•	require that some or all stock options and SARs will become exercisable in full or in part,

•	require the vesting period applicable to some or all outstanding restricted shares and restricted share units to lapse in full or in part;

•	require the performance period applicable to some or all outstanding awards to lapse in full or in part;

•	require the performance targets applicable to some or all awards to be deemed satisfied at target, maximum, or any other level;

•

require that shares of common stock of the corporation resulting from or succeeding to the business of the Company, or a parent corporation thereof, be substituted for some or all of the shares subject to an outstanding award, with appropriate and equitable adjustment to such award as determined by the Board;

•	require outstanding awards, in whole or in part, be surrendered and cancelled in exchange for a payment in cash, in shares of common stock, or a combination thereof; and/or

•	take such other action as the Board deems appropriate.

Transferability of Awards

Awards under the Amended Plan will not be transferable except as designated by will or by the laws of descent and distribution or, to the extent provided by the Compensation Committee, pursuant to a qualified domestic relations order.

Certain Events of Forfeiture

The Compensation Committee may specify in an award agreement that a participant’s rights, payments, and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, such as a termination of employment for cause, violation of material policy, or breach of restrictive covenants.

Clawback Policy

Any compensation earned or paid under the Amended Plan is subject to forfeiture, recovery, or other action pursuant to Aon’s Incentive Repayment Policy or any other clawback or recoupment policy that may be adopted from time to time.

Tax Withholding

Awards under the Amended Plan will be subject to withholding of all applicable taxes and employee social security contributions, which may be satisfied in cash or any other method authorized by the Compensation Committee.

Term of Amended Plan

The Amended Plan will be unlimited in duration and, in the event of a termination of the Amended Plan, will remain in effect as long as any awards are outstanding and not fully vested; provided, however, that no new awards will be made under the Amended Plan on or after April 18, 2035.

Amendment and Termination

The Board may at any time amend or terminate the plan and the Board or the Compensation Committee may amend any agreement, provided that no amendment or termination may adversely affect the rights of any participant or, if applicable, beneficiary under any previously granted award without the written consent by the affected person.

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CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE AMENDED PLAN

The following is a summary of certain U.S. federal income tax consequences associated with awards granted under the Amended Plan. The summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the Amended Plan, nor does it cover state, local, or non-U.S. taxes.

Stock Options (other than ISOs)

In general, a participant has no taxable income upon the grant of an NSO but realizes income in connection with the exercise of the NSO in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which the Company is not entitled to a deduction.

ISOs

In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With some exceptions, a disposition of shares purchased pursuant to an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to the Company, subject to the limitations set forth in the Code) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one and two-year holding periods, any gain or loss recognized upon a subsequent sale of shares purchased pursuant to an ISO is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

SARs

The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any shares received. A corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code.

Unrestricted Share Awards

A participant who purchases or is awarded unrestricted shares generally has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code.

Restricted Share Awards

A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code. However, a participant may make an election under Section 83(b) of the Code to be taxed on the restricted shares when they are acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to the Company, subject to the limitations set forth in the Code. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the Amended Plan, the holding period in the shares begins when the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

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Restricted Share Units

The grant of a restricted share unit does not itself generally result in taxable income. Instead, the participant is taxed upon vesting (and a corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code), unless the participant has made a proper election to defer receipt of the shares (or cash if the award is cash settled) under Section 409A of the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted shares.

Other Full Value Awards and Cash Incentive Awards

The granting of other Full Value Awards or cash incentive awards subject to performance conditions generally should not result in the recognition of taxable income by the recipient or a tax deduction by the Company. The payment or settlement of any such award should generally result in recognition of taxable ordinary income by the recipient and a corresponding tax deduction by the Company, subject to the limitations set forth in the Code, equal to the amount of any cash received or the then-current fair market value of the shares received. If shares or any portion of the cash settlement covered by the award are restricted for tax purposes, the tax consequences to the participant and Aon will be similar to the tax consequences of restricted share awards described above.

NEW PLAN BENEFITS

No awards under the Amended Plan have been granted to date. Because future awards under the Amended Plan will be granted in the discretion of the Compensation Committee, the type, number, recipients, and other terms of such awards cannot be determined at this time.

The following table sets forth the awards that were granted to our named executive officers, our executive officers as a group, our non-employee directors as a group, and our other employees (who are not executive officers) as a group under the Shareholder-Approved Plan for the fiscal year ended December 31, 2024. The number of performance share units listed in the table below is based on the maximum number of Class A Ordinary Shares that may be delivered under the awards, assuming the applicable performance conditions are achieved at maximum levels of achievement.

Name and Position	Number of Restricted Share Units	Number of Performance Share Units

Gregory C. Case, Chief Executive Officer	—	161,794

Edmund Reese, Executive Vice President and Chief Financial Officer	11,925	19,526

Lisa Stevens, Chief Administrative Officer	—	46,992

Mindy Simon, Chief Operating Officer	—	20,992

Eric Andersen, Former President	—	72,194

Christa Davies, Former Executive Vice President and Chief Financial Officer	—	84,492

Executive Group	12,095	452,038

Non-Executive Director Group	9,929	—

Non-Executive Officer Employee Group	1,327,353	963,922

Required Vote and Recommendation of the Board of Directors

The form of shareholder resolution for this proposal is below. In accordance with the requirements of Irish law, this resolution is being proposed as an ordinary resolution of the Company, requiring the affirmative vote of at least a majority of the votes cast, in person or by proxy, at the Annual Meeting.

RESOLVED THAT, the shareholders approve the Aon plc 2011 Incentive Plan, as amended and restated, and to increase the number of shares available for issuance thereunder, as set forth in Appendix B to the proxy statement for the Annual Meeting held on June 27, 2025.

88  2025 Aon Proxy Statement

Other Information

Equity Compensation Plan Information

The following table summarizes the number of Class A Ordinary Shares that may be issued under our equity compensation plans as of December 31, 2024.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	6,118,321	(1)(2)	299.17	(3)	4,157,367	(4)

Equity compensation plans not approved by security holders(5)	229,304		—	(6)	—	(7)

Total	6,347,625		299.17		4,157,367

(1)	This amount includes the following:

–	2,777,412 shares that may be issued in connection with share awards under the Shareholder-Approved Plan;

–	419,646 shares that may be issued in connection with outstanding options under the Shareholder-Approved Plan.

–	8,177 shares that may be used in connection with share awards under the 2001 Aon Stock Incentive Plan;

–	11,993 shares that may be issued in connection with deferred share awards under the 2001 Aon Stock Incentive Plan;

–	78,084 shares that may be issued in connection with the US employee share purchase plan;

–	118,012 shares that may be issued in connection with the UK ShareSave share plan;

–	19,299 shares that may be issued to satisfy obligations under the Aon Deferred Compensation Plan in connection with the 2001 Aon Stock Incentive Plan; and

–

2,685,698 shares that may be issued in connection with the settlement of PSUs under the Shareholder-Approved Plan. For awards where the performance period has been completed, the actual number of shares to be issued is shown. For awards tracking significantly below threshold, the threshold number of shares which may be issued is shown. For all other performance share awards, the maximum number of shares which may be issued is shown.

(2)

On November 1, 2002, the Aon Deferred Compensation Plan was amended to discontinue the distribution of shares with respect to deferrals after November 1, 2002, from that plan. As of December 31, 2024, based on a share price of $359.16, the maximum number of shares that could be issued under the Aon Deferred Compensation Plan was 19,299.

(3)	Indicates weighted average exercise price of 419,646 outstanding options under the Shareholder-Approved Plan.

(4)

The total number of Class A Ordinary Shares authorized for issuance in connection with awards under the Shareholder-Approved Plan is 42,800,000. As of December 31, 2024, 2,146,588 shares remained available for future issuance under this plan. The amount shown in column (c) also includes 2,010,779 shares available for future issuance under the Aon plc Global Share Purchase Plan, including 78,084 shares subject to purchase as of December 31, 2024. Permissible awards under the Shareholder-Approved Plan include share options, share appreciation rights, restricted shares, restricted share units and other share-based awards, including awards where the vesting, granting or settlement of which is contingent upon the achievement of specified performance goals, called “performance awards.”

(5)	Below are the material features of our equity compensation plans that have not been approved by shareholders:

Aon Supplemental Savings Plan

The Supplemental Savings Plan (SSP) was adopted by the board of directors of Aon Corporation in 1998. It is a nonqualified supplemental retirement plan that provides benefits to participants in the Aon Savings Plan whose employer matching contributions are limited because of IRS-imposed restrictions. The plan originally allowed contributions to be credited to a Class A Ordinary Shares account. All amounts credited to a Class A Ordinary Shares account were then credited with dividends and other investment returns as under the Aon Savings Plan fund and are settled in Class A Ordinary Shares. Prior to April 1, 2017, before the beginning of each plan year, an election could be made by any participant to transfer some or all of a participant’s existing

2025 Aon Proxy Statement  89

money market account under the SSP to Class A Ordinary Shares account. Beginning April 1, 2017, no new contributions are permitted to be invested in a Class A Ordinary Shares account and no amounts may be transferred out of such account to another investment option.

Under the SSP, eligible employees receive a supplemental allocation based on years of service (between 3 and 6 percent of eligible compensation) and are credited with an additional matching allocation they would have received under the Aon Savings Plan match provision had compensation up to $500,000 been considered. Participants must also contribute the limit prescribed by the IRS ($23,000 for 2024) and be active on the last day of the year to receive the allocation. As of December 31, 2024, the number of shares that could be issued under the plan was 160,545.

Aon Supplemental Employee Stock Ownership Plan

The Aon Supplemental Employee Stock Ownership Plan was a plan established in 1989 as a nonqualified supplemental retirement plan that provided benefits to participants in the Aon Employee Stock Ownership Plan whose employer contributions were limited because of IRS-imposed restrictions. As of 1998, no additional amounts have been credited to participant accounts. Account balances are maintained for participants, and credited with dividends, until distribution is required under the plan. Distributions are made solely in Class A Ordinary Shares. No specific authorization of Class A Ordinary Shares for the plan has been made. As of December 31, 2024, the number of shares that could be issued under the plan was 68,759.

(6)	The weighted-average exercise price of such shares is uncertain and is not included in this column.

(7)

None of these equity compensation plans contain a limit on the number of shares that may be issued under such plans; however, these plans are subject to the limitations set forth in the descriptions of these plans contained in Note 5 above.

90  2025 Aon Proxy Statement

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information regarding the relationship between the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer, Mr. Case. For 2024, our last completed fiscal year, the median annual total compensation of our employees (excluding Mr. Case) was $85,717, and the annual total compensation of Mr. Case was $26,233,816 (this amount is approximately $28,000 higher than the total compensation amount reflected in the Summary Compensation Table appearing in this proxy statement because it also includes the value of certain personal benefits and compensation under our non-discriminatory benefit plans, because we included these same types of benefits when calculating the median employee’s compensation). Based on this information and applicable SEC rules, our estimate of the ratio of Mr. Case’s annual total compensation to the median of the annual total compensation for all employees in 2024 was 306 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

To identify the median of the annual total compensation of all our employees, we first determined that our total global employee population (including full-time, part-time, and temporary employees) as of December 1, 2024, was 61,167. As permitted by SEC rules, which allow exclusion of a de minimis number of non-US employees in certain jurisdictions, we then excluded the following number of employees in the following jurisdictions, resulting in a total employee number (after applying the exclusions) of 60,485.

Excluded Jurisdiction	Number of Employees
Estonia	9
Hungary	145
Israel	133
Kazakhstan	17
Mauritius	39
Morocco	54
Oman	41
Saudi Arabia	244
TOTAL	682
Percentage of Total Population Excluded	1.11%

To identify the median employee from this population, we determined that our compensation measure for this purpose would include: (1) an estimate of base salary, determined using the employee’s rate of pay and their work schedule (part-time or full-time), and (for permanent employees who worked part of the year) adjusted for annualization as permitted under SEC rules; and (2) actual performance-based incentives paid under our annual incentive plan during 2024. We chose to use base salary and annual incentives as our compensation measure because these two components represent the most consistently used elements of remuneration across our global workforce (unlike, for example, long-term incentive equity awards, which are only granted to roughly 10% of our employee population). Further, these two components are the most consistently recorded items in our global compensation system. A small percentage of our global employee population is employed on a seasonal or temporary basis; due to difficulties in collecting consistent data regarding periods of actual employment, we estimated the base salary and annual incentive for this group to be zero.

After identifying our median employee by applying the above-described compensation measure consistently to all employees included in the calculation, we identified and calculated the elements of that employee’s total compensation for 2024 and included the value of any personal benefits and compensation under our non-discriminatory benefit plans, as provided in applicable SEC rules. For the median employee, a substantial percentage (approximately 15%) of the total compensation amount was provided in the form of Company contributions to retirement funds and the cost of health and welfare coverage, which are in addition to the cash component of compensation.

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Pay vs. Performance

PVP Disclosure
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding Compensation Actually Paid (“CAP”) and certain performance metrics under the SEC Pay Versus Performance (“PVP”) disclosure requirements for our principal executive officer
(“PEO”) and
Non-PEO
NEOs and Company performance for the fiscal years listed below.

Year	Summary Compensation Table Total for PEO 1 ($)	CAP for PEO 1,2 ($)	Average Summary Compensation Table Total for Non-PEO NEOs 1 ($)	Average CAP for Non-PEO NEOs 1,2 ($)	Value of Initial Fixed $100 Investment based on: 3		Net Income ($ Millions)	Adjusted Earnings per Share Growth 4
					TSR ($)	Peer Group TSR ($)
2024	26,205,390	46,937,835	9,461,660	12,859,725	180	174	2,720	10%
2023	23,661,834	26,595,162	16,616,433	14,770,260	144	133	2,628	6%
2022	19,668,985	18,544,322	6,643,617	6,472,711	148	119	2,646	12%
2021	19,868,384	101,103,407	7,644,425	25,641,567	147	133	1,308	22%
2020	20,294,496	39,560,227	6,898,103	11,455,444	102	98	2,018	7%

1.
The PEO for each year reflected in the table is Gregory C. Case, the Company’s CEO. The non-PEO
NEOs are Edmund Reese and Mindy Simon (for 2024 only), Christa Davies and Eric Andersen (for each year in this table), Lisa Stevens (for years 2021, 2022, 2023 and 2024 only), Darren Zeidel (for years 2021, 2022 and 2023 only), John Bruno (for 2020 only) and Anthony Goland (for 2020 only).

2.
The amounts shown for CAP have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. CAP amounts reflect the Summary Compensation Table Total with exclusions and inclusions of certain amounts for the PEO and the
Non-PEO
NEOs as set forth below. Amounts in the “Average Exclusion of Change in Pension Value for
Non-PEO
NEOs” column reflect the amounts attributable to the Change in Pension Value reported in the “Change in Pension Value and
Non-Qualified
Deferred Compensation Earnings” column presented in the Summary Compensation Table. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards column set forth in the Summary Compensation Table.

PEO

Year	Summary Compensation Table Total for PEO	Exclusion of Stock Awards for PEO	Inclusion of Equity Values for PEO	CAP for PEO
2024	$26,205,390	($21,363,030)	$42,095,475	$46,937,835
Average
Non-PEO
NEOs

Year	Average Summary Compensation Table Total for Non-PEO NEOs	Average Exclusion of Change in Pension Value for Non-PEO NEOs	Average Exclusion of Stock Awards for Non-PEO NEOs	Average Inclusion of Equity Values for Non-PEO NEOs	Average CAP for Non-PEO NEOs
2024	$9,461,660	($817)	($6,379,509)	$9,778,391	$12,859,725

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

PEO

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested for PEO	During Year for PEO Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for PEO	Total - Inclusion of Equity Values for PEO
2024	$23,796,562	$7,402,811	$10,882,209	$13,894	$42,095,475
Average
Non-PEO
NEOs

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested for Non-PEO NEOs	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs	Total - Average Inclusion of Equity Values for Non-PEO NEOs
2024	$7,272,442	$2,443,513	$53,353	$9,083	$9,778,391

3.
The Peer Group Total Shareholder Return (“TSR”) set forth in this table utilizes the S&P 500 Financials Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in the Company’s annual report for the year ended December 31, 2024. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the S&P 500 Financials Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

92  2025 Aon Proxy
Statement

4.
We determined Adjusted earnings per share (EPS) Growth to be the most important financial performance measure used to link Company performance to CAP to our PEO and
Non-PEO
NEOs in 2024. Adjusted EPS Growth, a
non-GAAP
measure, is an indicator of our core operating performance and excludes certain non-recurring
or extraordinary items.

Description of Relationship Between PEO and
Non-PEO
NEO CAP and Company Performance
The following describes the relationship between CAP to our PEO, the average of CAP to our
Non-PEO
NEOs, and the Company’s
Adjusted
EPS Growth, Net Income and TSR performance over the five most recently completed fiscal years, in accordance with the SEC rules. However, we note that this description is not an explanation of the relationship between Company performance and our executive compensation decisions and pay outcomes, which are described in our CD&A.
Given the structure of the compensation described in our CD&A, CAP to the PEO and
Non-PEO
NEOs is primarily a function of the combined effects of:

•	Achievement of our Adjusted EPS goals over overlapping three-year performance cycles, which is reasonably represented by the growth in Adjusted EPS; and

•	Share price appreciation, which is reasonably represented in TSR performance
The charts below demonstrate the relationship between CAP and these performance measures.

Our net income grew 73% over the 2019-2024 period reflective of strong growth and performance on our key financial metrics. In 2024, we had net income growth of 4%, driven by strong revenue growth. Net income performance does not have a strong relationship with the reported CAP to our PEO and
Non-PEO
NEOs given the lower relative weighting of this measurement of performance as compared to the others previously discussed.
Tabular List of Most Important Financial Performance Measures
The following table presents the financial performance measures that the Company considers to have been the most important in linking CAP to our PEO
and
Non-PEO
NEOs for 2024 to Company performance. The measures in this table are not ranked.

Adjusted Earnings Per Share Growth
Adjusted Operating Income Growth
Stock Price

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Shareholder Proposals for 2026 Annual General Meeting

Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2026 annual general meeting must submit their proposals to the Company Secretary at the Company’s registered office at Aon plc, 15 George’s Quay, Dublin 2, Ireland, or via electronic mail to the following address: corporate.governance@aon.com, on or before December 29, 2025. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion in our proxy statement.

In accordance with our Articles, and without prejudice to the rights of a shareholder of record under applicable law, in order to nominate a candidate for election as a director or properly bring other business before the 2026 annual general meeting, a shareholder’s notice of the matter the shareholder wishes to present must be delivered to the Company Secretary at the Company’s registered office at Aon plc, 15 George’s Quay, Dublin 2, Ireland, not less than 90 nor more than 120 days prior to the first anniversary of the date of the Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our Articles (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than February 27, 2026 and no later than March 29, 2026 and otherwise comply with our Articles. Notice of director nominations must set forth the information called for in, and otherwise comply with, our Articles and comply with the additional requirements set forth in SEC Rule 14a-19(b), including by giving timely notice that complies with such requirements and which must be received no later than April 28, 2026.

Other Matters

The Board is not aware of any business to be acted upon at the Annual Meeting other than that described in this proxy statement. If any other business comes before the Annual Meeting, the proxy holders (as indicated on the accompanying proxy card or cards) will vote the proxies according to their best judgment with respect to such matters.

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by Aon with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, the information contained in the section of this proxy statement titled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing. The information contained in the Compensation Committee Report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, other than Aon’s Annual Report on Form 10-K, except to the extent specifically provided otherwise in such filings.

In addition, the reports mentioned herein, and any other information from our website, are not part of, or incorporated by reference into this proxy statement. Some of the statements and reports contain cautionary statements regarding forward-looking information that should be carefully considered. Our statements and reports about our objectives may include statistics or metrics that are estimates, make assumptions based on developing standards that may change, and provide aspirational goals that are not intended to be promises or guarantees. The statements and reports may also change at any time and we do not undertake a duty to update them, which speak only as of the date on which they are made, except as required by law.

Cautionary Note Regarding Forward-Looking Statements

This proxy statement and any documents incorporated by reference into this proxy statement contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include, among others, statements of expectations, beliefs, objectives, future plans and strategies, financial performance and outlook, anticipated results from operations or future growth or successes, trends, prospects, benefits from new initiatives, and developments and other matters that are not historical facts. The forward-looking statements are based on management’s beliefs as well as on a number of assumptions concerning future events. Readers should not put undue reliance on these forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause actual events or results to differ materially from those expressed or implied by the forward-looking statements. All statements, other than statements of historical facts, that address activities, events or developments that Aon expects or anticipates may occur in the future are forward-looking statements. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “positioned,” “intend,” “plan,” “probably,” “potential,” “looking forward,” “continue,” and other similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will,” and “would” are used to identify these forward-looking statements. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made. Certain factors that could prevent us from achieving our stated goals include the risk factors listed in our Form 10-K for our fiscal year ended December 31, 2024 and our other reports filed with the SEC, to which shareholders and other interested parties are directed and referred.

94  2025 Aon Proxy Statement

Questions and Answers About the 2025 Annual General Meeting and Voting

Why did I receive these proxy materials?

Your vote is being solicited by the Board. We have made these proxy materials available to you on the Internet or have delivered printed versions of these materials to you by mail to comply with our obligations under the Irish Companies Act in connection with the solicitation of proxies for use at the Annual Meeting, and at any adjournment or postponement thereof.

The Notice of Internet Availability and proxy materials were first mailed on or about April 28, 2025, to shareholders who held shares as of April 11, 2025 (the Record Date).

Will any other matters be decided at the Annual Meeting?

At the date of this proxy statement, we do not know of any other matters to be raised at the Annual Meeting other than those described in this proxy statement. If any other matters are, in accordance with applicable law and the Company’s Articles, properly presented for consideration at the Annual Meeting, such matters will, subject to the Articles and applicable law, be considered at the Annual Meeting and the individuals named in the proxy card will vote on such matters in their discretion.

Who is entitled to vote at the Annual Meeting?

Holders of our Class A Ordinary Shares, nominal value $0.01 per share, as of the Record Date are entitled to vote at the Annual Meeting. As of that date, there were 216,034,583 Class A Ordinary Shares outstanding and entitled to vote. Unless disenfranchised under applicable law and/or the Articles, each Class A Ordinary Share is entitled to one vote on each matter properly brought before the Annual Meeting. Therefore, the total voting rights in the Company as of April 11, 2025, are 216,034,583 Class A Ordinary Shares.

What is the difference between holding Class A Ordinary Shares as a shareholder of record and as a beneficial owner?

If you are registered on the register of members of the Company in respect of Class A Ordinary Shares, you are considered, with respect to those Class A Ordinary Shares, the shareholder of record, and these proxy materials are being sent directly to you by the Company.

If your Class A Ordinary Shares are held in a stock brokerage account or by a broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name”, and these proxy materials or the Notice of Internet Availability are being made available or forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your Class A Ordinary Shares by following the instructions on the voting instruction form.

How do I vote?

If you are a shareholder of record, you may appoint a proxy to vote on your behalf using any of the following methods:

•	by telephone at 1-800-652-VOTE (8683) within the U.S., US territories and Canada;

•	online by visiting www.envisionreports.com/AON or scanning the QR code and following the instructions on your proxy card or the Notice of Internet Availability;

•

if you received proxy materials by mail or if you request a paper proxy card by telephone or through the Internet, you may elect to vote by mail by completing and signing the proxy card and returning in the envelope provided to Proxy Services c/o Computershare Investor Services, PO Box 43078, Providence, RI 02940-3078 inside and outside of the United States (which will be forwarded to the Company’s registered office in Ireland electronically) or otherwise depositing it at the Company’s registered office in Ireland.

To be valid, a proxy must be received by no later than 5:00 PM (Irish Standard Time) on June 26, 2025 (or in the case of an adjournment or postponement thereof, such later time as may be announced by the Company not being greater than 48 hours before the adjourned or postponed meeting (the “proxy deadline”)). If you hold your shares in the Aon plc Canadian ESPP or Aon plc Direct Stock Purchase and Dividend Reinvestment Plan your vote must be received by 4:59AM (Irish Standard Time) on June 25, 2025.

You may also vote in person at the Annual Meeting if you attend in person. We intend to hold the Annual Meeting in person. Shareholders who wish to attend the Annual Meeting virtually may do so via webcast at meetnow.global/MDCGLRH , as further described on page 97 of this proxy statement. Note that attending the Annual Meeting virtually will not allow you to vote at the Annual Meeting.

Telephone and Internet proxy appointment facilities for shareholders of record will be available 24 hours a day. If you properly give instructions as to your proxy appointment by telephone, through the Internet or by executing and returning a paper proxy card, and your proxy appointment is not subsequently revoked, your Class A Ordinary Shares will be voted in accordance with your instructions. If you are a shareholder of record and you execute and return a proxy card but do not give instructions, your proxy will be voted in accordance with the recommendations of the Board.

2025 Aon Proxy Statement  95

Any corporate or institutional shareholder of record may, by resolution of its articles or other governing body, authorize another person to act as its representative at the Annual Meeting, and such authorized person will (on production of a certified copy of such resolution at the Annual Meeting) be entitled to exercise the same powers on behalf of such shareholder as such shareholder could exercise if it was an individual shareholder of the Company.

If you are a beneficial owner, you should follow the directions provided by your broker, bank or other nominee. You may submit instructions by telephone or through the Internet to your broker, bank, or other nominee, or request and return a paper proxy card to your broker, bank, or other nominee.

In the case of joint holders, the vote of the senior holder who submits a vote will be accepted to the exclusion of the vote of the other joint holders, with seniority determined by the order in which the names of the holders appear in the register of members.

We will distribute written ballots to anyone who wants to vote in person at the Annual Meeting. If you are a beneficial owner, you should obtain a legal proxy from your broker, bank or other nominee and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting (see the section titled “Who can attend the Annual Meeting?” below).

What should I do if I receive more than one Notice of Internet Availability of proxy materials or proxy card?

If you own some Class A Ordinary Shares directly in your name as a registered holder and other Class A Ordinary Shares as a beneficial owner through a broker, bank or other nominee, or if you own Class A Ordinary Shares through more than one broker, bank or other nominee, you may receive multiple Notices of Internet Availability or voting instructions. It is necessary for you to fill in, sign and return all of the proxy cards included in the proxy materials that you receive or for you to follow the instructions for any alternative voting procedure on each of the Notices of Internet Availability that you receive in order to vote all of the shares you own.

How is a quorum determined?

The presence of the holders of shares in the Company who together represent at least the majority of the voting rights of all of the shareholders entitled to vote, in person or by proxy, at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum at the Annual Meeting.

What is a broker non-vote?

If you own your Class A Ordinary Shares through a broker, bank or other nominee and do not provide the organization that holds your Class A Ordinary Shares with specific voting instructions, pursuant to the rules of the NYSE, the bank, broker or other nominee is generally permitted to vote your Class A Ordinary Shares at its discretion on certain routine matters. With respect to certain non-routine matters, the broker, bank or other nominee is not permitted to vote your Class A Ordinary Shares for you. If the broker, bank or other nominee that holds your Class A Ordinary Shares does not receive voting instructions from you on how to vote your Class A Ordinary Shares on a non-routine matter, it will inform the inspector of election that it does not have the authority to vote on this matter with respect to your Class A Ordinary Shares. A broker non-vote occurs when a broker, bank or other nominee holding Class A Ordinary Shares on your behalf does not vote on a particular proposal because it has not received voting instructions from you and does not have discretionary voting power with respect to that proposal.

What proposals are considered “routine” or “non-routine”?

Proposals 3, 4, 5, 6 and 7 (to ratify the appointment of Ernst & Young US as Aon’s independent registered public accounting firm for 2025, to appoint Ernst & Young Ireland as Aon’s statutory auditor under Irish law, to authorize the Board to determine Ernst & Young Ireland’s remuneration, to authorize the Board to issue Class A Ordinary Shares under Irish law, and to authorize the Board to opt-out of statutory pre-emption rights under Irish law) are each considered a routine matter under the rules of the NYSE. A broker, bank, or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to occur in connection with Proposals 3, 4, 5, 6 and 7. Proposals 1,2 and 8 are matters considered non-routine under the rules of the NYSE. A broker, bank, or other nominee may not vote on these non-routine matters without specific voting instructions from the beneficial owner. As a result, there may be broker non-votes with respect to Proposals 1, 2 and 8.

96  2025 Aon Proxy Statement

Can I change my vote and/or revoke my proxy?

If you are a shareholder of record, you can revoke your proxy and change your vote by:

•	entering a later-dated proxy by telephone or through the Internet by the proxy deadline;

•	delivering a valid, later-dated proxy card by the proxy deadline;

•	sending written notice to the Company Secretary at the registered office by the proxy deadline; or

•

voting at the Annual Meeting if you attend in person. If you are a beneficial owner of Class A Ordinary Shares, you may submit new proxy appointment instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy.

All Class A Ordinary Shares that have been properly voted and not revoked will be counted in the votes held on the resolution proposed at the Annual Meeting. Attending the Annual Meeting without taking further action will not automatically revoke your prior telephone or Internet vote or your proxy.

Who can attend the Annual Meeting?

Shareholders as of the close of business in New York on April 11, 2025, which is the record date for voting, may attend the Annual Meeting in person or virtually. We intend to hold the Annual Meeting in person. Shareholders who wish to attend the Annual Meeting virtually may do so via webcast at meetnow.global/MDCGLRH as further described below. Note that attending the Annual Meeting virtually will not allow you to vote at the Annual Meeting. If you are a shareholder of record and you would like to attend the Annual Meeting in person, you will need to present the proxy card that you received, together with a form of personal photo identification, in order to be admitted into the meeting. If you are the beneficial owner of shares held in “street name”, you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker, or other nominee as of the record date, along with a form of personal photo identification. Alternatively, you may contact the broker, bank or other nominee in whose name your Class A Ordinary Shares are registered and obtain a legal proxy to bring to the Annual Meeting in order to vote thereat.

How do I attend the Annual Meeting virtually via the Internet?

You will be able to attend the Annual Meeting online to hear the proceedings and submit your questions prior to and during the meeting by visiting: meetnow.global/MDCGLRH at the meeting date and time described herein and entering the 15-digit control number on the proxy card, email or notice of availability of proxy materials you received. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below. The meeting will begin promptly at 8:30 a.m. local Dublin time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined below. If you are attending the meeting as a “guest,” you will not be able to ask questions prior to and during the meeting. Note that attending the Annual Meeting virtually will not allow you to vote at the Annual Meeting. Accordingly, we strongly advise you to vote in advance by one of the methods described on pages 95 and 96 of this Proxy Statement.

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Internet Explorer is not a supported browser. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. For further assistance should you need it you may call 1-888-724-2416.

How do I register to attend the Annual Meeting virtually via the Internet?

If you are a registered shareholder, you do not need to register to attend the Annual Meeting virtually via the Internet. Please follow the instructions on the notice, email, or proxy card that you received. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually via the Internet. To register to attend the Annual Meeting online, you must submit proof of your proxy power (legal proxy) reflecting your Aon holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. Eastern Time, June 24, 2025. To request registration, please forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com. You will receive a confirmation of your registration by email from Computershare after your registration has been received.

2025 Aon Proxy Statement  97

Registered holders who cannot locate their notice, email or proxy card and beneficial owners without a legal proxy can attend the meeting as a “guest” but will not be able to ask questions.

Who will pay the costs of this proxy solicitation?

We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitation may be made on our behalf by certain directors, officers, or employees of Aon and our subsidiaries telephonically, electronically or by other means of communication. In addition, we have hired Georgeson LLC to assist in the solicitation and distribution of proxies for a fee (estimated at $25,000, plus expenses). Directors, officers and employees of Aon and our subsidiaries will receive no additional compensation for such solicitation.

We will also reimburse banks, brokers and other nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners.

I am a beneficial owner and share an address with another shareholder, and we received only one paper copy of the Proxy Statement. How can I obtain an additional copy of the Proxy Statement?

We have adopted a procedure approved by the SEC called “householding” under which multiple beneficial shareholders who share the same address will receive only one copy of the Annual Report or Proxy Statement, as applicable, unless we receive contrary instructions from one or more of the shareholders. If you wish to opt out of householding and receive multiple copies of the proxy materials at the same address, you may do so by notifying us by telephone at (312) 381-1000, by email at investor.relations@aon.com, or by mail at Aon plc, 15 George’s Quay, Dublin 2, Ireland, and we will promptly deliver the requested materials. You also may request additional copies of the proxy materials by notifying us by telephone or in writing at the same telephone number, email address or address. If you are currently receiving multiple copies of the proxy materials and wish to receive only one copy at the same address, then please notify us by telephone or in writing at the same telephone number, email address, or address. Shareholders with shares registered in the name of a brokerage firm or bank may contact their brokerage firm or bank to request information about householding.

Who will count the vote?

A representative of our transfer agent, Computershare Trust Company, N.A., will count the vote and serve as inspector of election.

Where can I find the voting results of the Annual Meeting?

The final voting results will be tallied by the inspector of election and disclosed in a Current Report on Form 8-K within four business days after the Annual Meeting. The results of the polls taken on the resolutions at the Annual Meeting and any other information required by the Irish Companies Act will be made available on the Company’s website (www.aon.com) as soon as reasonably practicable following the Annual Meeting and for a period of two years thereafter.

98  2025 Aon Proxy Statement

What is the Vote Required to Approve Each Proposal?

Proposal	Vote Required for Approval	Broker Discretionary Voting Allowed	Effect of Broker Non-Votes	Effect of Abstentions
1 Election of Directors	Majority of votes cast	No	No effect	No effect
2 Advisory resolution to Approve Named Executive Officer Compensation	Majority of votes cast	No	No effect	No effect
3 Ratify the Selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2025	Majority of votes cast	Yes	n/a	No effect
4 Re-Appoint Ernst & Young Chartered Accountants as the Company’s Statutory Auditor Under Irish Law	Majority of votes cast	Yes	n/a	No effect
5 Authorize the Board of Directors or the Audit Committee to Determine the Remuneration of Ernst & Young Chartered Accountants as the Company’s Statutory Auditor under Irish Law	Majority of votes cast	Yes	n/a	No effect
6 Authorize the Board to issue Class A Ordinary Shares under Irish Law	Majority of votes cast	Yes	n/a	No effect
7 Authorize the Board to opt-out of statutory pre-emption rights under Irish Law	75% of votes cast	Yes	n/a	No effect
8 Approval of the Shareholder-Approved Plan to increase the number of shares available for issuance	Majority of votes cast	No	No effect	No effect

2025 Aon Proxy Statement  99

Appendix A

Reconciliation of Non-GAAP Measures

Aon plc

Reconciliation of Non-GAAP Measures—Organic Revenue Growth and Free Cash Flow (Unaudited)

Organic Revenue Growth (Unaudited)

	Years Ended December 31,
(millions)	2024	2023	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Risk Capital Revenue:
Commercial Risk Solutions	$7,861	$7,043	12%	—%	—%	7%	5%
Reinsurance Solutions	2,656	2,481	7	—	1	(1)	7
Human Capital Revenue:
Health Solutions	3,335	2,433	37	—	—	31	6
Wealth Solutions	1,874	1,431	31	1	—	23	7
Eliminations	(28)	(12)	N/A	N/A	N/A	N/A	N/A
Total revenue	$15,698	$13,376	17%	—%	—%	11%	6%

(1)	Currency impact represents the effect on prior year period results if they were translated at current period foreign exchange rates.
(2)	Fiduciary investment income for the years ended December 31, 2024 and 2023 was $315 million and $274 million, respectively.
(3)

Organic revenue growth includes the impact of certain intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions (provided that Organic revenue growth includes Organic growth of an acquired business as calculated assuming that the acquired business was part of the combined company for the same proportion of the relevant prior year period), divestitures (including held for sale disposal groups, if any), transfers between revenue lines, and gains or losses on derivatives accounted for as hedges.

Free Cash Flow (Unaudited)

	Years Ended December 31,
(millions)	2024	2023	% Change
Cash Provided by Operating Activities	$3,035	$3,435	(12)%
Capital Expenditures	(218)	(252)	(13)%
Free Cash Flow(1)	$2,817	$3,183	(11)%

(1)

Free cash flow is defined as cash flows from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

2025 Aon Proxy Statement  A-1

Aon plc

Reconciliation of Non-GAAP Measures—Operating Income, Operating Margin, and Diluted Earnings Per Share (Unaudited)(1)

	Years Ended December 31,
	Risk Capital		Human Capital		Corporate/Eliminations (2)		Total Consolidated
(millions, except percentages)	2024	2023	2024	2023	2024	2023	2024	2023
Revenue	$10,517	$9,524	$5,209	$3,864	$ (28)	$ (12)	$15,698	$13,376

Operating income	$3,292	$2,946	$1,143	$1,097	$(600)	$(258)	$3,835	$3,785
Amortization and impairment of intangible assets	211	53	292	36	—	—	503	89
Change in the fair value of contingent consideration	6	—	21	—	—	—	27	—
Accelerating Aon United Program expenses (3)	114	57	27	23	248	55	389	135
Legal settlements (4)	—	197	—	—	—	—	—	197
Transaction and integration costs (5)	12	—	53	—	120	17	185	17
Adjusted operating income	$3,635	$3,253	$1,536	$1,156	$(232)	$(186)	$4,939	$4,223
Operating margin	31.3%	30.9%	21.9%	28.4%			24.4%	28.3%
Adjusted operating margin	34.6%	34.2%	29.5%	29.9%			31.5%	31.6%

(1)	Certain noteworthy items impacting operating income in 2024 and 2023 are described in this schedule. The items shown with the caption “adjusted” are non-GAAP measures.
(2)	Segment expenses exclude governance costs, post-retirement benefits, and other costs that are not directly attributable to a specific segment.
(3)

Total charges are expected to include technology-related costs to facilitate streamlining and simplifying operations, headcount reduction costs, and costs associated with asset impairments, including real estate consolidation costs.

(4)

In the fourth quarter of 2023, Aon recognized actual or anticipated legal settlement expenses in connection with transactions for which capital was arranged by a third party, Vesttoo Ltd., primarily in the form of letters of credit from third party banks that are alleged to have been fraudulent. Certain actual or anticipated legal settlement expenses totaling $197 million have been recognized in the fourth quarter of 2023 within the Risk Capital segment, where certain potentially meaningful amounts may be recoverable in future periods.

(5)

On April 25, 2024, the Company completed the acquisition of NFP. As part of the acquisition, Aon incurred $191 million of transaction and integration costs for the year ended December 31, 2024. Transaction costs include advisory, legal, accounting, regulatory, and other professional or consulting fees required to complete the acquisition. For the year ended December 31, 2024, $90 million of transaction costs were recognized in Total operating expenses and $6 million were recognized in Other income (expense) related to the extinguishment of acquired NFP debt. The NFP Transaction also will result in certain non-recurring integration costs associated with colleague severance, retention bonus awards, termination of redundant third-party agreements, costs associated with legal entity rationalization, and professional or consulting fees related to alignment of management processes and controls, as well as costs associated with the assessment of NFP information technology environment and security protocols. Aon incurred $95 million of integration costs for the year ended December 31, 2024.

A-2  2025 Aon Proxy Statement

	Twelve Months Ended December 31,
(millions, except percentages)	2024	2023	% Change
Adjusted operating income	$4,939	$4,223	17%
Interest income	67	31	116%
Interest expense	(788)	(484)	63%
Other income (expense):
Adjusted other income (expense)—pensions (2)	(49)	(71)	(31)%
Adjusted other income (expense)—other (3)	62	(65)	195%
Adjusted other income (expense)	13	(136)	110%
Adjusted income before income taxes	4,231	3,634	16%
Adjusted income tax expense (4)	849	671	27%
Adjusted net income	3,382	2,963	14%
Less: Net income attributable to redeemable and nonredeemable noncontrolling interests	66	64	3%
Adjusted net income attributable to Aon shareholders	3,316	2,899	14%
Adjusted diluted net income per share attributable to Aon shareholders	$15.60	$14.14	10%
Weighted average ordinary shares outstanding—diluted	212.5	205.0	4%
Effective tax rates (4)
U.S. GAAP	21.4%	17.1%
Non-GAAP	20.1%	18.5%

(1)	Certain noteworthy items impacting operating income in 2024 and 2023 are described in this schedule. The items shown with the caption “adjusted” are non-GAAP measures.
(2)

To further its pension de-risking strategy, the Company settled certain pension obligations in the Netherlands through the purchase of annuities, where certain pension assets were liquidated to purchase the annuities. A non-cash settlement charge of $27 million was recognized in the second quarter of 2023, which is excluded from adjusted other income (expense).

(3)

Other income (expense) was income of $348 million and expense of $163 million for the years ended December 31, 2024 and 2023, respectively. For the year ended December 31, 2024, $84 million in gains were recognized related to deferred consideration from the affiliates of The Blackstone Group L.P. and the other designated purchasers related to a divestiture completed in a prior year period. Adjusted other income (expense) excluded gains from dispositions of $257 million related to the sale of a business for the year ended December 31, 2024. Adjusted other income (expense) also excluded $6 million of debt extinguishment charges related to the repayment of NFP debt, which is considered a transaction related cost incurred in the second quarter of 2024.

(4)

Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with certain pension and legal settlements, Accelerating Aon United Program expenses, deferred consideration from a prior year sale of business, certain gains from dispositions, certain transaction and integration costs related to the acquisition of NFP, and changes in the fair value of contingent consideration, which are adjusted at the related jurisdictional rate. The tax adjustment also excludes interest accruals for income tax reserves related to the termination fee payment made in connection with the Company’s terminated proposed combination with Willis Towers Watson.

2025 Aon Proxy Statement  A-3

Appendix B

AON PLC 2011 INCENTIVE PLAN (As Amended and Restated Effective April 18, 2025)

SECTION 1 General

1.1. Purpose. Aon plc, an Irish public limited company (the “Company”), maintains the Plan to advance the interests of the Company and the Subsidiaries by providing a variety of equity-based and cash incentives designed to motivate, retain and attract employees, directors, consultants, independent contractors, agents and other persons providing services to Aon Corporation, a Delaware corporation (“Aon”), or a Subsidiary through the acquisition of a larger personal financial interest in Aon.

1.2. Amendment, Restatement and Assumption of Plan. The Plan was originally adopted by Aon’s Board of Directors on March 18, 2011 and approved by Aon’s shareholders on May 20, 2011. At that time, 25 million shares of common stock of Aon were reserved for issuance. Aon was reorganized (the “Reorganization”) effective April 2, 2012 pursuant to an Agreement and Plan of Merger and Reorganization approved by Aon’s shareholders on March 16, 2012. As a result of the Reorganization, Aon became a subsidiary of the Company, and each share of common stock of Aon was converted into one Class A Ordinary Share, par value $0.01, of the Company. The Plan was adopted and assumed by the Company, and Aon’s rights and obligations under the Plan and the outstanding Award Agreements were assigned to the Company, effective as of April 2, 2012. The Plan was amended and restated to reflect the Reorganization and the assumption of the Plan by the Company effective as of April 2, 2012, and was further amended and restated effective each of June 24, 2014, and March 29, 2019. The Plan was subsequently amended in September 2021, and then amended and restated again effective June 16, 2023. This amendment and restatement was approved by the Board on April 18, 2025, and is effective upon approval of the Company’s shareholders at the June 27, 2025 meeting.

SECTION 2 Defined Terms

The meaning of capitalized terms used in the Plan are set forth below if not otherwise defined in the text of the Plan.

(a) “Affiliate” will have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

(b) “Award” means any award described in Sections 6 through 8 of the Plan.

(c) “Award Agreement” will have the meaning set forth in subsection 9.9.

(d) “Beneficiary” means the legal representative of the Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a Participant’s Award in the event the Participant’s Termination Date occurs on account of death, regardless whether the Participant designated a person or person to receive the balance of his or her benefits under the Aon Stock Incentive Plan, as amended from time to time (the “2001 Plan”), the Amended and Restated Global Stock and Incentive Compensation Plan of Hewitt Associates, Inc., as amended from time to time (the “Hewitt Plan”), or any other plan or program of the Company or a Subsidiary.

(e) “Board” means the Board of Directors of the Company.

(f) “Cash Incentive Award” has the meaning set forth in subsection 8.1.

(g) “Change in Control” means:

(1) the acquisition by any individual, entity or group, including any “person” or related “group” of “persons” within the meaning of Section 13(d)(3) or 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) (any such individual, entity or group, a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding ordinary shares of the Company (the “Outstanding Ordinary Shares”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) including by way of a court approved compromise or arrangement between the Company and its members pursuant to section 895 of the UK Companies Act 2006; excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust)

2025 Aon Proxy Statement  B-1

sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with each of clauses (i), (ii) and (iii) of subsection (3) of this definition; provided further, that for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) becomes the beneficial owner of 30% or more of the Outstanding Ordinary Shares or 30% or more of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person, after such acquisition by the Company, becomes the beneficial owner of any additional shares of the Outstanding Ordinary Shares or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(2) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(3) the consummation of a reorganization, merger, consolidation or other similar business combination involving the Company or its subsidiaries, or the sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which each of the following are applicable: (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Ordinary Shares and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, as a consequence of their ownership of shares of the Company prior to the Corporate Transaction, more than 60% of the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, respectively, of the Company (or, if the Company is not the ultimate parent entity following the Corporate Transaction, the ultimate parent entity thereof resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s and its subsidiaries’ assets, as applicable, either directly or indirectly) (the “Corporate Successor”)), and in substantially the same proportions relative to each shareholder as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Ordinary Shares and the Outstanding Voting Securities, as applicable, (ii) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or its subsidiaries or any entity controlled by the Company, the Corporate Successor or any Person that beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 30% or more of the Outstanding Ordinary Shares or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the Company or the Corporate Successor or the combined voting power of the outstanding securities of such entity entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the Company or the Corporate Successor; or

(4) the consummation of a plan of complete liquidation or dissolution of the Company.

(h) “Code” means the United States Internal Revenue Code of 1986, as amended, and references to any provision of the Code will be deemed to include successor provisions and regulations.

(i) “Committee” has the meaning set forth in subsection 4.1.

(j) “Effective Date” has the meaning set forth in subsection 9.1.

(k) “Eligible Individual” means any officer, director, or other employee of the Company or a Subsidiary or consultants, independent contractors or agents of the Company or a Subsidiary, including in each case, directors who are not employees of the Company or a Subsidiary.

B-2  2025 Aon Proxy Statement

(l) “Excepted Awards” means (i) Awards with respect to a maximum of 5% of the Share Pool that remain available for issuance as of June 27, 2025, subject to adjustment as provided in Section 5.2 below, (ii) Substitute Awards, (iii) Awards to Outside Directors that vest or become exercisable subject to continued service from one annual meeting to the following annual meeting, (iv) Awards that are a form of payment of earned performance awards or other incentive compensation, (v) Awards that are granted in lieu of other earned cash compensation, and (vi) Awards that are payable in cash.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Expiration Date” has the meaning set forth in subsection 6.9.

(o) “Fair Market Value” of a Share means, except as otherwise provided by the Committee, the closing sale price of a Share as reported on the New York Stock Exchange Composite Tape (or if the Shares are not traded on the New York Stock Exchange, the closing sale price on the exchange on which they are traded or as reported by an applicable automated quotation system) (“Composite Tape”) on the applicable date or, if no sales of Shares are reported on such date, the closing sale price of a Share on the date a sale was last reported on the Composite Tape (or such other exchange or automated quotation system, if applicable). For purposes of determining the Fair Market Value of Shares that are sold pursuant to a cashless or broker-assisted exercise program, Fair Market Value will be the price at which such Shares are sold.

(p) “Full Value Award” has the meaning set forth in subsection 7.1(a).

(q) “Incentive Stock Option” means an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422 of the Code.

(r) “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(s) “Option” has the meaning set forth in subsection 6.1(a).

(t) “Outside Director” means a director of the Company who is not an officer or employee of the Company or a Subsidiary.

(u) “Participant” will have the meaning set forth in Section 3.

(v) “Performance Criteria” means performance targets based on one or more of the following criteria and/or such other criteria determined by the Committee: (i) revenues or net revenues; (ii) operating profit or margin; (iii) expenses, operating expenses, marketing and administrative expense, restructuring or other special or unusual items, interest, tax expense, or other measures of savings; (iv) operating earnings, earnings before interest, taxes, depreciation, or amortization, net earnings, earnings per share (basic or diluted) or other measure of earnings; (v) cash flow, including cash flow from operations, investing, or financing activities, before or after dividends, investments, or capital expenditures; (vi) balance sheet performance, including debt, long or short term, inventory, accounts payable or receivable, working capital, or shareholders’ equity; (vii) return measures, including return on invested capital, sales, assets, or equity; (viii) share price performance or shareholder return; (ix) economic value created or added; (x) implementation or completion of critical projects, including acquisitions, divestitures, and other ventures, process improvements, attainment of other strategic objectives, including market penetration, geographic expansion, product development, regulatory or quality performance, innovation or research goals, or the like. In each case, performance may be measured (A) on an aggregate or net basis; (B) before or after tax or cumulative effect of accounting changes; (C) relative to other approved measures, on an aggregate or percentage basis, over time, or as compared to performance by other companies or groups of other companies; or (D) by product, product line, business unit or segment, or geographic unit, or on such other basis as is determined by the Committee. The performance targets may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Where applicable, each of the foregoing performance targets will be determined in accordance with generally accepted accounting principles and will be subject to certification by the Committee; provided that the Committee will have the authority to exclude the impact of charges or benefits for restructuring plans, discontinued operations, amortization of intangible assets, extraordinary items, the cumulative effects of tax or accounting principles and other unusual, non-recurring adjustments included in as adjusted pre-tax income as disclosed in the financial results filed with or furnished to the Securities and Exchange Commission.

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(w) “Plan” means this Aon plc 2011 Incentive Plan, as it may be duly amended from time to time.

(x) “SAR” or “Stock Appreciation Right” has the meaning set forth in subsection 6.1(b).

(y) “Share” means a Class A Ordinary Share, $0.01 par value, of the Company.

(z) “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which a controlling interest in such entity is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has, directly or indirectly, a significant interest (whether through the ownership of securities or otherwise), as determined in the discretion of the Committee. Notwithstanding the foregoing, in the case of an Incentive Stock Option or any determination relating to an Incentive Stock Option, “Subsidiary” means a corporation that is a subsidiary of the Company within the meaning of section 424(f) of the Code.

(aa) “Substitute Award” means an Award granted or Shares issued by the Company in assumption of, or in substitution or exchange for, an award previously granted, or the right or obligation to make a future award, in all cases by a company acquired by the Company or any Subsidiary or with which the Company or a Subsidiary combines.

(bb) “Termination Date” means the date on which a Participant both ceases to be an employee of the Company or a Subsidiary and ceases to perform material services for the Company or a Subsidiary (whether as a director or otherwise), regardless of the reason for the cessation; provided that a “Termination Date” will not be considered to have occurred during the period in which the reason for the cessation of services is a leave of absence approved by the Company or the Subsidiary which was the recipient of the Participant’s services; and provided, further that, with respect to an Outside Director, “Termination Date” means date on which the Outside Director’s service as an Outside Director terminates for any reason.

SECTION 3 Participation

Subject to the terms and conditions of the Plan, a “Participant” in the Plan is any individual to whom an Award is granted under the Plan. Subject to the terms and conditions of the Plan, the Committee will determine and designate, from time to time, from among the Eligible Individuals those persons who will be granted one or more Awards under the Plan. Subject to the terms and conditions of the Plan, a Participant may be granted any Award permitted under the provisions of the Plan and more than one Award may be granted to a Participant. Except as otherwise agreed by the Company and the Participant, or except as otherwise provided in the Plan, an Award under the Plan will not affect any previous Award under the Plan or an award under any other plan maintained by the Company or any Subsidiary.

SECTION 4 Committee

4.1. Administration By Committee. The authority to control and manage the operation and administration of the Plan will be vested in the committee described in subsection 4.2 (the “Committee”) in accordance with this Section 4. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

4.2. Selection of Committee. So long as the Company is subject to Section 16 of the Exchange Act, the Committee will be selected by the Board and will consist of not fewer than two members of the Board or such greater number as may be required for compliance with Rule 16b-3 issued under the Exchange Act and will be comprised of persons who are independent for purposes of applicable stock exchange listing requirements. As of the Effective Date and continuing thereafter unless and until otherwise specified by the Board, the Committee will be the Organization & Compensation Committee of the Board.

Notwithstanding any other provision of the Plan to the contrary, with respect to any Awards to members of the Board, the Committee for purposes of this Section 4 will be the Board.

4.3. Powers of Committee. The authority to manage and control the operation and administration of the Plan will be vested in the Committee, subject to the following:

(a) Subject to the provisions of the Plan (including the minimum vesting requirements in subsections 6.5(c) and 7.2), the Committee will have the authority and discretion to (i) select Eligible Individuals who will receive Awards under the Plan, (ii) determine the time or times of receipt of Awards, (iii) determine the types of Awards and the number of Shares covered by

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the Awards, (iv) establish the terms, conditions, performance targets, restrictions, and other provisions of such Awards, (v) modify the terms of, cancel, or suspend Awards, (vi) reissue or repurchase Awards, and (vii) accelerate the exercisability or vesting of any Award. In making such Award determinations, the Committee may take into account the nature of services rendered by the respective individual, the individual’s present and potential contribution to the Company’s or a Subsidiary’s success and such other factors as the Committee deems relevant.

(b) Subject to the provisions of the Plan, the Committee will have the authority and discretion to conclusively interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, to remedy any defect or omission and reconcile any inconsistency in the Plan or any Award, and to make all other determinations that may be necessary or advisable for the administration of the Plan including the termination thereof.

(c) Any interpretation of the Plan by the Committee and any actions taken and decision made by it under the Plan is final and binding on all persons.

4.4. Delegation by Committee. Except to the extent prohibited by the rules of any applicable stock exchange or applicable law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it, except that Awards to individuals who are designated as “officers” under Rule 16a-1(f) of the Exchange Act may be made solely by the Committee. Any such allocation or delegation may be revoked by the Committee at any time.

4.5. Information to be Furnished to Committee. The Company will furnish the Committee such data and information as may be required for it to discharge its duties. The records of the Company as to an individual’s employment or provision of services, termination of employment or cessation of the provision of services, leave of absence, reemployment and compensation will be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

4.6. Liability and Indemnification of Committee. No member or authorized delegate of the Committee will be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct, nor will the Company or any Subsidiary be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Company or a Subsidiary. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, will be indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification will not duplicate but may supplement any coverage available under any applicable insurance.

SECTION 5 Shares Reserved and Limitations

5.1. Shares and Other Amounts Subject to the Plan. The Shares for which Awards may be granted under the Plan will be subject to the following:

(a) The Shares with respect to which Awards may be made under the Plan will be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.

(b) Subject to the provisions of subsection 5.2, the number of Shares which may be issued with respect to Awards under the Plan will be equal to 46,600,000 Shares (the “Share Pool”). Except as otherwise provided herein, any Shares subject to an Award under this Plan which for any reason expires or is forfeited, cancelled, surrendered, or terminated without issuance of Shares will again be available under the Plan. Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares that were subject to a share-settled SAR and were not issued or delivered upon the net settlement of such SAR; (ii) Shares delivered to or withheld by the Company to pay the exercise price or the withholding taxes related to an outstanding Award; and (iii) Shares repurchased on the open market with the proceeds of an Option exercise.

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(c) Substitute Awards will not reduce the Shares that may be issued under the Plan or that may be covered by Awards granted to any one Participant during any calendar year pursuant to subsection 5.1(e) or subsection 5.1(f). In addition, subject to compliance with applicable laws, and listing requirements, shares available for grant under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the Plan to individuals who were not Eligible Individuals prior to the transaction and shall not reduce the number of shares otherwise available for issuance under the Plan.

(d) Except as expressly provided by the terms of this Plan, the issuance by the Company of shares of any class, or securities convertible into shares of any class, for cash or property or for labor or services, either upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of the Company or any Subsidiary convertible into such shares or other securities, will not affect, and no adjustment by reason thereof, will be made with respect to Awards then outstanding hereunder.

(e) Subject to the following provisions of this subsection 5.1, the maximum number of Shares that may be delivered to Participants and their Beneficiaries with respect to Incentive Stock Options under the Plan will be 15 million; provided, however, that to the extent that shares not delivered must be counted against this limit as a condition of satisfying the rules applicable to Incentives Stock Options, such rules will apply to the limit on Incentive Stock Options granted under the Plan.

(f) The maximum number of Shares that may be covered by Awards granted to any one Participant during any one calendar-year period pursuant to this Plan will be 1,500,000. For purposes of this subsection 5.1(f), if an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a Share cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each Share will be counted as covering but one Share for purposes of applying the limitations of this subsection 5.1(f).

5.2. Adjustments for Changes in Capital Structure. In the event there is a change in the capital structure of the Company as a result of any dividend in specie or sub-division of shares, recapitalization, issuance of a new class of shares, merger, consolidation, spin-off or other similar corporate change, or any distribution to holders of Shares other than regular cash dividends, the Committee shall make an equitable adjustment (in the manner and form determined in the Committee’s sole discretion) in the number of Shares and forms of the Awards authorized to be granted under the Plan, including any limitation imposed on the number of Ordinary Shares with respect to which an Award may be granted in the aggregate under the Plan or to any Participant, and make appropriate adjustments (including exercise price) to any outstanding Awards. No adjustment may have the effect of reducing the exercise price to less than the par value of a Share. For the avoidance of doubt, the Committee shall not be obligated to treat Participants or Awards (or portions thereof) in a uniform manner, and may treat different Participants and/or Awards differently, in connection with any event referenced in this subsection 5.2.

SECTION 6 Options and SARS

6.1. Definitions.

(a) The grant of an “Option” under the Plan entitles the Participant to purchase Shares at an Exercise Price established by the Committee at the time the Option is granted. Options granted under this Section 6 may be either Incentive Stock Options or Non-Qualified Stock Options, as determined in the discretion of the Committee; provided, however, that Incentive Stock Options may only be granted to employees of the Company or a Subsidiary. An Option will be deemed to be a Non-Qualified Stock Option unless it is specifically designated by the Committee as an Incentive Stock Option.

(b) A grant of a “Stock Appreciation Right” or “SAR” entitles the Participant to receive, in cash or Shares (as determined in accordance with the terms of the Plan), value equal to the excess of: (i) the Fair Market Value of a specified number of Shares at the time of exercise; over (ii) an Exercise Price established by the Committee at the time of grant.

(c) An Option may but need not be in tandem with an SAR, and an SAR may but need not be in tandem with an Option (in either case, regardless of whether the original award was granted under this Plan or another plan or arrangement). If an Option is in tandem with an SAR, the Exercise Price of both the Option and SAR will be the same, and the exercise of the Option or SAR with respect to a Share will cancel the corresponding tandem SAR or Option right with respect to such share.

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6.2. Eligibility. The Committee will designate the Participants to whom Options or SARs are to be granted under this Section 6 and will determine the number of Shares subject to each such Option or SAR and the other terms and conditions thereof, not inconsistent with the Plan.

6.3. Limits on Incentive Stock Options. If the Committee grants Incentive Stock Options, then to the extent that the aggregate fair market value of Shares with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company or a Subsidiary) exceeds $100,000, such Options will be treated as Non-Qualified Stock Options to the extent required by section 422 of the Code.

6.4. Exercise Price. The “Exercise Price” of an Option or SAR will be established by the Committee at the time the Option or SAR is granted; provided, however, in no event will such price be less than 100% of the Fair Market Value of a Share on such date or, in the case of an Option to subscribe unissued Shares, the par value of a Share on such date.

6.5. Exercise/Vesting. Except as otherwise expressly provided in the Plan, an Option or SAR granted under the Plan will be exercisable in accordance with the following:

(a) An Option or SAR granted under this Section 6 will be exercised, in whole or in part (but with respect to whole Shares only), by giving notice to the Company or its designee prior to the Expiration Date applicable thereto. Such notice will specify the number of Shares being exercised and such other information as may be required by the Committee or its designee.

(b) No Option or SAR may be exercised prior to the date on which it is exercisable (or vested) or after the Expiration Date.

(c) The terms and conditions relating to exercise and vesting of an Option or SAR will be established by the Committee to the extent not inconsistent with the Plan, and may include, without limitation, conditions relating to completion of a specified period of service, achievement of performance standards prior to exercise or the achievement of Share ownership objectives by the Participant. Notwithstanding the foregoing, except with respect to Excepted Awards, in no event will an Option or SAR granted to any Participant become exercisable or vested prior to the first anniversary of the date on which it is granted, subject to acceleration of exercisability and vesting in the event of the Participant’s death, disability, retirement, or involuntary termination or in connection with a Change in Control, in each case to the extent such acceleration is set forth in the Participant’s Award Agreement).

6.6. Method of Exercise; Payment of Exercise Price. A Participant may exercise an Option (i) by giving notice to the Committee or its designee specifying the number of whole Shares to be purchased and accompanying such notice with payment therefor in full or an appropriate undertaking to make such payment, and without any extension of credit, either (A) in cash, (B) if so permitted by the Committee and except as may be prohibited by applicable law, by delivery (either actual delivery or by attestation procedures established by the Committee or its designee) to the Committee or its designee of previously owned whole Shares having a Fair Market Value, determined as of the date immediately preceding the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) if so permitted by the Committee and except as may be prohibited by applicable law, authorizing the Committee to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, provided that the Committee determines that such withholding of Shares does not cause the Company to recognize an increased compensation expense under applicable accounting principles, (D) if so permitted by the Committee and except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom the Participant has submitted an irrevocable notice of exercise or (E) if so permitted by the Committee, a combination of (A), (B) and (C) and (D) by executing such documents as the Committee may reasonably request. Any fraction of a Share which would be required to pay such purchase price will be disregarded and the remaining amount due will be adjusted through the federal tax withholding mechanism. No Shares will be issued and no certification representing Ordinary Shares will be delivered until the full purchase price therefor and any withholding taxes thereon, as described in subsection 9.5, have been paid or an appropriate undertaking to make such payments has been given to the Company.

6.7. Post-Exercise Limitations. The Committee, in its discretion, may provide in an Award such restrictions on Shares acquired pursuant to the exercise of an Option as it determines to be desirable, including, without limitation, restrictions relating to disposition of the shares and forfeiture restrictions based on service, performance, Share ownership by the Participant and such other factors as the Committee determines to be appropriate.

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6.8. No Repricing. Except for adjustments pursuant to subsection 5.2 (Adjustments to Shares) or reductions of the Exercise Price approved by the Company’s shareholders, the Exercise Price for any outstanding Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR granted under the Plan be surrendered to the Company as consideration for the grant of a new Award, cash, or replacement Option or SAR with a lower exercise price. In addition, no repricing of an Option or SAR will be permitted without the approval of the Company’s shareholders if such approval is required under the rules of any stock exchange on which Shares are listed; provided, however, that the foregoing prohibition shall not apply to the actions permitted under subsection 9.2 (Change in Control).

6.9. Expiration Date. The “Expiration Date” with respect to an Option or SAR means the date established as the Expiration Date by the Committee at the time of the grant; provided, however, that in no event will the Expiration Date of an Option or SAR be later than the date that is ten years after the date on which the Option or SAR is granted (or such shorter period required by law or the rules of any applicable stock exchange).

SECTION 7 Full Value Awards

7.1. Definitions.

(a) A “Full Value Award” is a grant of one or more Shares or a right to receive one or more Shares in the future (including restricted shares, restricted share units, deferred shares, deferred share units, performance shares and performance share units), with such grant subject to one or more of the following, as determined by the Committee:

(i) The grant may be in consideration of a Participant’s previously performed services, or surrender of other compensation that may be due.

(ii) The grant may be contingent on the achievement of performance or other objectives during a specified period.

(iii) The grant may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant or achievement of performance or other objectives.

(iv) The grant may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement.

7.2. Special Vesting Rules. Except with respect to Excepted Awards, the required minimum vesting period of Full Value Awards will be not less than one year, subject to acceleration of vesting in the event of the Participant’s death, disability, retirement, or involuntary termination or in connection with a Change in Control, in each case to the extent such acceleration is set forth in the Participant’s Award Agreement.

SECTION 8 Cash Incentive Awards

8.1. Grant of Cash Incentive Awards. Subject to the terms of the Plan, the Committee may grant to a Participant the right to receive a payment in cash (or, in the discretion of the Committee, in Shares equivalent in value to the cash otherwise payable) at any time and from time to time, as determined by the Committee (“Cash Incentive Award”). Each Cash Incentive Award will have a value as determined by the Committee, and the Committee may subject an Award to Performance Criteria or any other conditions, restrictions or contingencies, as determined in the Committee’s discretion. Payment of earned Cash Incentive Awards will be as determined by the Committee and evidenced in the Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Cash Incentive Awards in the form of cash or Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Award. The determination of the Committee with respect to the time and form of payout of such Awards will be set forth in the Award Agreement pertaining to the grant of the Award.

8.2. Performance-Based Cash Incentive Awards. Nothing in this Section 8 will preclude the Committee, the Company or any Subsidiary from granting any cash incentive awards outside of the Plan. Except as otherwise provided in the applicable program or arrangement, distribution of any Cash Incentive Awards by the Company or a Subsidiary for a performance period ending in a calendar year will be made to the Participant not later than March 15 of the following calendar year.

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SECTION 9 Operation and Administration

9.1. Effective Date and Duration. The Plan was originally effective as of March 18, 2011, the date it was adopted by Aon’s Board of Directors (the “Effective Date”). The Plan will be unlimited in duration and, in the event of Plan termination, will remain in effect as long as any Awards awarded under it are outstanding and not fully vested; provided, however, that no new Awards will be made under the Plan on or after April 18, 2035.

9.2. Change in Control. (a) Notwithstanding any provision of this Plan or Award Agreement, in the event of a Change in Control, the Board (as constituted prior to such Change in Control) may, in its discretion:

(i) require that (A) some or all outstanding Options and SARs will immediately become exercisable in full or in part, (B) the vesting period applicable to some or all outstanding restricted shares and restricted share units will lapse in full or in part, (C) the performance period applicable to some or all outstanding Awards will lapse in full or in part, and (D) the performance targets applicable to some or all outstanding Awards will be deemed to be satisfied at the target, maximum or any other level;

(ii) require that shares of common stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, be substituted for some or all of the Shares subject to an outstanding Award, with an appropriate and equitable adjustment to such Award as determined by the Board in accordance with subsection 5.2;

(iii) require outstanding Awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (A) a cash payment in an amount equal to (x) in the case of an Option or a SAR, the number of Shares then subject to the portion of such Option or SAR surrendered, to the extent such Option or SAR is then exercisable or becomes exercisable pursuant to subsection 6.5 above, multiplied by the excess, if any, of the Fair Market Value of a Share as of the date of the Change in Control, over the purchase price or base price per Share subject to such Option or SAR, (y) in the case of restricted shares or restricted stock units, the number of Shares then subject to the portion of such Award surrendered, to the extent the vesting period and performance period, if any, on such Award have lapsed or will lapse pursuant to subsection 7.2 above and to the extent that the performance targets, if any, have been satisfied or are deemed satisfied pursuant to subsections 7.2 or 7.3 above, multiplied by the Fair Market Value of a Share as of the date of the Change in Control, and (z) in the case of performance shares and performance share units, the Fair Market Value of the Shares then subject to the portion of such Award surrendered, to the extent the performance period applicable to such Award has lapsed or will lapse pursuant to subsection 7.3 above and to the extent the performance targets applicable to such Award have been satisfied or are deemed satisfied pursuant to subsection 7.3 above; (B) shares of common stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash pursuant to clause (A) above and the issuance of shares pursuant to Clause (B) above; and/or

(iv) take such other action as the Board deems appropriate, in its sole discretion.

For the avoidance of doubt, the Committee need not treat Participants or Awards (or portions thereof) in a uniform manner, and may treat different Participants and/or Awards differently, in connection with any Change in Control.

9.3. Special Director Provisions. Notwithstanding any other provision of the Plan to the contrary, unless otherwise provided by the Board, awards to non-employee directors will be made in accordance with the terms of the Aon Corporation Non-Employee Directors’ Deferred Stock Unit Plan, as amended, and all such awards will be deemed to be made under the Plan.

9.4. Limit on Distribution. Distribution of Shares or other amounts under the Plan will be subject to the following:

(a) Notwithstanding any other provision of the Plan, the Company will have no liability to deliver any Shares under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(b) In the case of a Participant who is subject to Section 16(a) and 16(b) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any Award to such Participant, or any feature of any such Award, as the Committee, in its sole discretion, deems necessary or desirable to comply with such Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom.

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(c) To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

9.5. Withholding. All Awards and other payments under the Plan are subject to withholding of all applicable taxes and employee social security contributions, which withholding obligations may be satisfied in cash or by any other method authorized by the Committee, including, with the consent of the Committee, through the surrender of Shares which the Participant already owns or to which a Participant is otherwise entitled under the Plan; provided, however, that, unless otherwise determined by the Committee, in its discretion, previously-owned Shares that have been held by the Participant or Shares to which the Participant is entitled under the Plan may only be used to satisfy the tax withholding required by applicable law. The Committee will prescribe such rules for the withholding of taxes and other amounts with respect to any Award as it deems necessary. Any amounts withheld pursuant to this subsection 9.5 will be treated as though such amounts had been paid directly to the applicable Participant. In addition, the Company may, to the extent permitted by law, deduct any such tax and other withholding amounts from any payment of any kind otherwise due to a Participant from the Company or any of its Affiliates.

9.6. Transferability. Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution or, to the extent provided by the Committee, pursuant to a qualified domestic relations order (within the meaning of the Code and applicable rules thereunder). To the extent that the Participant who receives an Award under the Plan has the right to exercise such Award, the Award may be exercised during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing provisions of this subsection 9.6, the Committee may permit Awards under the Plan to be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family), subject to such procedures as the Committee may establish. In no event will an Incentive Stock Option be transferable to the extent that such transferability would violate the requirements applicable to such option under section 422 of the Code.

9.7. Notices. Any notice or document required to be filed with the Committee or the Company under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company, or the Company at its principal executive offices. The Committee may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan (other than a notice of election) may be waived by the person entitled to notice.

9.8. Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, will be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee requires.

9.9. Award Agreement With the Company or Subsidiary. At the time of an Award to a Participant under the Plan, the Committee may require a Participant to enter into an agreement with the Company or the Subsidiary, as applicable (the “Award Agreement”), in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.

9.10. Limitation of Implied Rights.

(a) Neither a Participant nor any other person will, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever, including without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant will have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Company. Nothing contained in the Plan constitutes a guarantee by the Company or any Subsidiary that the assets of such companies will be sufficient to pay any benefits to any person.

(b) The Plan does not constitute a contract of employment or continued service, and selection as a Participant will not give any employee the right to be retained in the employ or service of the Company or a Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan will confer upon the holder thereof any right as a shareholder of the Company prior to the date on which he fulfills all service requirements and other conditions for receipt of such rights and Shares are

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registered in his name. Without limiting the generality of the foregoing, to the extent permitted or required by law, as determined by the Committee, Participants holding restricted shares granted under the Plan may be granted the right to exercise full voting rights with respect to those restricted shares during the vesting period. A Participant will have no voting rights with respect to any restricted share units granted hereunder.

(c) If the Committee so determines, dividends or dividend equivalent rights may be credited or accrue with respect to Awards in a manner determined by the Committee in its sole discretion, provided that no dividends or dividend equivalents relating to an Award shall be paid or settled unless and until, and to the extent, the applicable underlying Award vests. The Committee may apply any additional restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including, but not limited to, cash or Shares.

9.11. Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but are not limited to, termination of employment for cause, violation of material Company, Affiliate or Subsidiary policy, breach of noncompetition, non-solicitation or confidentiality provisions that apply to the Participant, a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates or the Subsidiaries.

9.12. Clawback Policy. Any compensation earned or paid pursuant to this Plan is subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law or such approval by shareholders as may be required by applicable law.

9.13. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

9.14. Action by the Company or Subsidiary. Any action required or permitted to be taken by the Company or any Subsidiary will be by resolution of its board of directors or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board or (except to the extent prohibited by applicable law or the rules of any stock exchange) by a duly authorized officer of the Company.

9.15. Gender and Number. Where the context allows, words in any gender include any other gender, words in the singular include the plural and the plural includes the singular, and the term “or” also means “and/or” and the term “including” means “including but not limited to”.

9.16. Applicable Law. The provisions of the Plan will be construed in accordance with the laws of the State of Delaware, without giving effect to choice of law principles.

9.17. Foreign Participants. Notwithstanding any other provision of the Plan to the contrary, the Committee may grant Awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan. In furtherance of such purposes, the Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or a Subsidiary operates or has employees.

SECTION 10 Amendment and Termination

The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend any Award Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living and if applicable, the Beneficiary), adversely affect the rights of any Participant or, if applicable, Beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board (or the Committee, if applicable); and further provided that adjustments pursuant to subsection 5.2 will

2025 Aon Proxy Statement  B-11

not be subject to the foregoing limitations of this Section 10; and further provided no amendment will be made to the provisions of subsection 6.8 (relating to Option and SAR repricing) without the approval of the Company’s shareholders; and provided further, that no other amendment will be made to the Plan without the approval of the Company’s shareholders if the approval of the Company’s shareholders of such amendment is required by law or the rules of any stock exchange on which Shares are listed.

SECTION 11 Section 409A of the Code

11.1. Intent to Comply with Section 409A of the Code. Notwithstanding anything in this Plan to the contrary (for purposes of this section, “Plan” includes all Awards under the Plan), the Plan will be construed, administered or deemed amended as necessary to comply with the requirements of Section 409A of the Code to avoid taxation under Section 409A(a)(1) of the Code to the extent subject to Section 409A of the Code. The Committee, in its sole discretion, will determine the requirements of Section 409A of the Code applicable to the Plan and will interpret the terms of the Plan consistently therewith. Under no circumstances, however, will the Company or any Subsidiary or Affiliate or any of its employees, officers, directors, service providers or agents have any liability to any person for any taxes, penalties or interest due on amounts paid or payable under the Plan, including any taxes, penalties or interest imposed under Section 409A of the Code. Any payments to Award holders pursuant to this Plan are also intended to be exempt from Section 409A of the Code to the maximum extent possible, first, to the extent such payments are scheduled to be paid and are in fact paid during the short-term deferral period, as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and then, if applicable, under the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii), and for this purpose each payment will be considered a separate payment such that the determination of whether a payment qualifies as a short-term deferral will be made without regard to whether other payments so qualify and the determination of whether a payment qualifies under the separation pay exemption will be made without regard to any payments which qualify as short-term deferrals. To the extent any amounts under this Plan are payable by reference to an Award holder’s “termination of employment,” such term will be deemed to refer to the Award holder’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Plan, if an Award holder is a “specified employee,” as defined in Section 409A of the Code, as of the date of the Award holder’s separation from service, then to the extent any amount payable under this Plan (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Award holder’s separation from service and (iii) under the terms of this Plan would be payable prior to the six-month anniversary of the Award holder’s separation from service, such payment will be delayed without interest (unless otherwise specified in the Award) until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of the Award holder’s death.

B-12  2025 Aon Proxy Statement

About Aon

Aon plc (NYSE: AON) exists to shape decisions for the better—to protect and enrich the lives of people around the world. Through actionable analytic insight, globally integrated Risk Capital and Human Capital expertise, and locally relevant solutions, our colleagues provide clients in over 120 countries with the clarity and confidence to make better risk and people decisions that protect and grow their businesses.

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Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 5:00 P.M., Irish Standard Time on June 26, 2025.
Online Go to www.envisionreports.com/AON or scan the QR code – login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/AON
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Management Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2-8.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Lester B. Knight	☐	☐	☐	02 - Gregory C. Case	☐	☐	☐	03 - Jose Antonio Álvarez	☐	☐	☐

04 - Jin-Yong Cai	☐	☐	☐	05 - Jeffrey C. Campbell	☐	☐	☐	06 - Cheryl A. Francis	☐	☐	☐

07 - Adriana Karaboutis	☐	☐	☐	08 - Richard C. Notebaert	☐	☐	☐	09 - Gloria Santona	☐	☐	☐

10 - Sarah E. Smith	☐	☐	☐	11 - Byron O. Spruell	☐	☐	☐	12 - James G. Stavridis	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Advisory vote to approve the compensation of the Company’s named executive officers.	☐	☐	☐	3. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.	☐	☐	☐

4. Re-appoint Ernst & Young Chartered Accountants as the Company’s statutory auditor under Irish Law.	☐	☐	☐	5. Authorize the Board or the Audit Committee of the Board to determine the remuneration of Ernst & Young Ireland, in its capacity as the Company’s statutory auditor under Irish law.	☐	☐	☐

6. Authorize the Board to issue shares under Irish Law.	☐	☐	☐	7. Authorize the Board to opt-out of statutory pre-emption rights under Irish Law.	☐	☐	☐

8. Approve the Aon plc 2011 Incentive Plan, as amended and restated and increase the number of shares available for issuance.	☐	☐	☐	Note: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

B	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.

2025 Annual Meeting Admission Ticket

2025 Annual General Meeting of Aon plc Shareholders

June 27, 2025, 8:30 a.m. Irish Standard Time

70 Sir John Rogerson’s Quay

Dublin 2, Ireland

To attend the meeting in person, upon arrival, please present this admission ticket and photo identification at the registration desk.

The 2025 Annual Meeting of Shareholders of Aon plc will also be held virtually via live webcast at meetnow.global/MDCGLRH.

To access the virtual meeting, you must have the 15-digit control number that is printed in the circle in the shaded bar located on the reverse side of this form. Note that attending the Annual Meeting virtually will not allow you to vote at the Annual Meeting.

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/AON

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

AON plc

Notice of 2025 Annual General Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting – June 27, 2025

The Chair, Chief Executive Officer, Company Secretary, and any Assistant Company Secretary, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual General Meeting of Shareholders of Aon plc to be held on June 27, 2025 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR Proposals 2-8.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

If you hold your shares in the Aon plc Canadian ESPP or Aon plc Direct Stock Purchase and Dividend Reinvestment Plan your vote must be received by 11:59 P.M., Eastern Time on June 24, 2025.

In the case of registered joint holders (i) only one need sign, and (ii) the vote of the senior holder who tenders a vote, whether in person or by proxy or (in the case of a corporation) by authorized representative, will alone be counted. For this purpose seniority will be determined by the order in which the names appear in the register of shareholders of Aon plc in respect of the joint holding.

(Items to be voted appear on reverse side)

C	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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